UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2021

SmartKem, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-56181	85-1083654
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

Manchester Technology Center, Hexagon Tower

Delaunays Road, Blackley

Manchester, M9 8GQ U.K.

(Address of principal executive offices, including zip code)

011-44-161-721-1514

(Registrant’s telephone number, including area code)

Parasol Investments Corporation

2255 Glades Road, Suite 324A

Boca Raton, FL 33431

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR§230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

We were incorporated as Parasol Investments Corporation (“Parasol”) in the State of Delaware on May 13, 2020. Prior to the Exchange (as defined below), we were a “shell company” (as defined in Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)).

On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem Limited (“SmartKem”), a private company incorporated under the Laws of England and Wales, and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of our common stock, par value $0.0001 per share (“common stock”), and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.

On February 23, 2021, our board of directors and all of our pre-Exchange stockholders approved an amended and restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on February 23, 2021 and through which we changed our name to “SmartKem, Inc.” On February 23, 2021, our board of directors and all of our pre-Exchange Stockholders also adopted restated bylaws.

As a result of the Exchange, we acquired the business of SmartKem and will continue the existing business operations of SmartKem as a public reporting company under the name SmartKem, Inc.

On February 23, 2021, we sold 10,162,000 shares of our common stock and pre-funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of approximately $24.6 million pursuant to a private placement offering of our common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre-funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share.

In connection with the offering described above, Octopus Titan VCT plc and certain related parties (the “Octopus Investors”), our largest shareholder, have agreed to purchase $2.0 million of our common stock on the same economic terms as the shares of common stock sold in the offering subject to the satisfaction of certain U.K related tax requirements. Additional information concerning the private placement offering and the agreement with the Octopus Investors is presented below under Item 2.01, “Completion of Acquisition or Disposition of Assets—The Exchange and Related Transactions—The Offering” and “Completion of Acquisition or Disposition of Assets—Description of Securities,” and under Item 3.02, “Unregistered Sales of Equity Securities.”

In accordance with “reverse merger” or “reverse acquisition” accounting treatment, our historical financial statements as of period ends, and for periods ended, prior to the Exchange will be replaced with the historical financial statements of SmartKem prior to the Exchange in all future filings with the U.S. Securities and Exchange Commission (the “SEC”).

As used in this Current Report on Form 8-K (this “Report”), unless otherwise stated or the context clearly indicates otherwise, the terms the “Company,” the “Registrant,” “SmartKem,” “we,” “us” and “our” refer to SmartKem, Inc., incorporated in the State of Delaware, and the business of SmartKem after giving effect to the Exchange and the company name change described above.

This Report contains summaries of the material terms of various agreements executed in connection with the transactions described herein. The summaries of these agreements are subject to, and are qualified in their entirety by, reference to these agreements, which are filed as exhibits hereto and incorporated herein by reference.

This Report is being filed in connection with a series of transactions consummated by us and certain related events and actions taken by us.

This Report responds to the following Items in Form 8-K:

Item 1.01	Entry into a Material Definitive Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets.

Item 3.02	Unregistered Sales of Equity Securities.

Item 3.03	Material Modification to Rights of Security Holders.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Item 5.01	Changes in Control of Registrant.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Item 5.06	Change in Shell Company Status.

Item 5.07	Submission of Matters to a Vote of Security Holders.

Item 8.01	Other Events.

Item 9.01	Financial Statements and Exhibits.

Prior to the Exchange, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). As a result of the Exchange, we have ceased to be a “shell company.” The information included in this Report constitutes the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act of 1933, as amended (the “Securities Act”).

Unless otherwise indicated in this Report, amounts in pounds sterling have been converted to U.S. dollars at an exchange rate of $1.3649 U.S. dollars to one pound sterling, the exchange rate as of December 31, 2020 as published by the Bank of England.

FORWARD-LOOKING STATEMENTS

This Report, including the sections under Item 2.01, “Completion of Acquisition or Disposition of Assets,” entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Business,” contains express or implied forward-looking statements that are based on our management’s belief and assumptions and on information currently available to our management. Although we believe that the expectations reflected in forward-looking statements are reasonable, such statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements. All statements other than statements of historical fact contained in this Report are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “project,” “continue,” “potential,” “ongoing” or the negative of these terms or other comparable terminology. These forward-looking statements include, but are not limited to, statements about:

●	the implementation of our business model and strategic plans for our business, technologies and products;
●

the rate and degree of market acceptance of any of our products or organic semiconductor technology in general, including changes due to the impact of (i) new semiconductor technologies, (ii) the performance of organic semiconductor technology, whether perceived or actual, relative to competing semiconductor materials, and (iii) the performance of our products, whether perceived or actual, compared to competing silicon-based and other products;

●	the timing and success of our, and our customers’, product releases;
●	our ability to develop new products and technologies;
●

our estimates of our expenses, ongoing losses, future revenue and capital requirements, including our expectations relating to the use of proceeds from the Offering (as defined below), and our needs for additional financing;

●	our ability to obtain additional funds for our operations and our intended use of any such funds;
●	our ability to become listed and remain eligible on an over-the-counter quotation system;
●	our receipt and timing of any royalties, milestone payments or payments for products, under any current or future collaboration, license or other agreements or arrangements;
●

our ability to obtain and maintain intellectual property protection for our technologies and products and our ability to operate our business without infringing the intellectual property rights of others;

●	the strength and marketability of our intellectual property portfolio;
●	our dependence on current and future collaborators for developing, manufacturing or otherwise bringing our products to market;

●	the ability of our third-party supply and manufacturing partners to meet our current and future business needs;
●	our exposure to risks related to international operations;
●	our dependence on third-party fabrication facilities;

●	the impact of the COVID-19 pandemic and any future communicable disease outbreak on our business and operations;
●	our relationships with our executive officers, directors and significant stockholders;
●	our expectations regarding our classification as a “smaller reporting company,” as defined under the Exchange Act and an “emerging growth company” under the JOBS Act in future periods;
●	our future financial performance;
●	the competitive landscape of our industry;
●	the impact of government regulation and developments relating to us, our competitors or our industry;
●	the timing of the consummation of the purchase by the Octopus Investors of our common stock; and
●	other risks and uncertainties, including those listed under the caption “Risk Factors.”

These statements relate to future events or our future operational or financial performance, and involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. Factors that may cause actual results to differ materially from current expectations include, among other things, those listed under Item 2.01, “Completion of Acquisition or Disposition of Assets—Risk Factors” and elsewhere in this Report.

Any forward-looking statement in this Report reflects our current view with respect to future events and is subject to these and other risks, uncertainties and assumptions relating to our business, results of operations, industry and future growth. Given these uncertainties, you should not place undue reliance on these forward-looking statements. No forward-looking statement is a guarantee of future performance. You should read this Report and the documents that we reference in this Report and have filed with the SEC as exhibits hereto completely and with the understanding that our actual future results may be materially different from any future results expressed or implied by these forward-looking statements. Except as required by law, we assume no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

MARKET, INDUSTRY AND OTHER DATA

This Report contains estimates, projections and other information concerning our industry, our business and target markets. We obtained the industry, market and similar data set forth in this Report from our own internal estimates and research and from industry research, publications, surveys and studies conducted by third parties. Information that is based on estimates, forecasts, projections, market research or similar methodologies is inherently subject to uncertainties and actual events or circumstances may differ materially from events and circumstances that are assumed in this information. While we believe that the data we use from third parties are reliable, we have not separately verified such data. Further, while we believe our internal research is reliable, such research has not been verified by any third party. You are cautioned not to give undue weight to any such information, projections and estimates.

In some cases, we do not expressly refer to the sources from which data is derived. In that regard, when we refer to one or more sources of this type of data in any paragraph, you should assume that other data of this type appearing in the same paragraph is derived from the same sources, unless otherwise expressly stated or the context otherwise requires.

The sources of industry and market data contained in this Report are listed below:

•	TrendForce: Micro& Mini LED Market Prospective Analysis (prepared for and paid for by SmartKem)

•	Business Wire: Global Display Market 2019 – 2023. In depth analysis of growth drivers. Market trends and challenges

•	www.marketresearchfuture.com: Sensor market - 4392

Item 1.01	Entry into a Material Definitive Agreement.

The information contained in Item 2.01 below relating to the various agreements described therein is incorporated herein by reference. All descriptions of the agreements described below are qualified in their entirety by reference to the form of the relevant agreement that is filed as an exhibit to this Report and incorporated herein by reference.

Item 2.01	Completion of Acquisition or Disposition of Assets.

THE EXCHANGE AND RELATED TRANSACTIONS

Exchange Agreement

On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem Limited (“SmartKem”), a private company incorporated under the Laws of England and Wales, and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of our common stock, par value $0.0001 per share (“common stock”), and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.

As a result of the Exchange, we acquired the business of SmartKem, a pioneer in the development of organic semiconductor technology. See “Description of Business” below. At the closing of the Exchange (the “Closing”), each SmartKem ordinary share issued and outstanding immediately prior to the Closing (other than the Deferred Shares) was exchanged for 0.0111907 of a share of common stock and each SmartKem A ordinary share issued and outstanding immediate prior to the Closing was exchanged for 0.0676668 of a share of common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem’s ordinary shares and A ordinary shares equal to 12,725,000. This includes enterprise management incentive options to purchase 124,497,910 SmartKem ordinary shares (the “SmartKem EMI Options”) issued and outstanding immediately prior to the Closing that were accelerated and exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of our common stock pursuant to the Exchange. Immediately prior to the Closing, an aggregate of 2,500,000 shares of our common stock owned by the stockholders of Parasol prior to the Exchange were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Exchange Agreement and upon Closing, the unexercised non tax-advantaged options (the “SmartKem Unapproved Options”) to purchase SmartKem ordinary shares issued and outstanding were waived and released by the holders in consideration for new options to purchase such number of shares of our common stock equal to the number of shares of SmartKem ordinary shares subject to the relevant SmartKem Unapproved Option immediately prior to the Exchange, multiplied by the applicable Exchange conversion ratio (which was equal to 0.0111907), with any fraction rounded to the nearest whole number. The exercise price per share of each such new option is equal to the then-current exercise price of the relevant SmartKem Unapproved Option divided by the applicable Exchange conversion ratio (which was equal to 0.0111907) (rounded to the nearest one-tenth of one cent), except for new options issued to a U.S. person which have an exercise price of $2.00 per share. The new options were issued pursuant to our 2021 Plan (as defined below). The new options replacing the SmartKem Unapproved Options cover an aggregate of 402,586 shares of our common stock, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the options covering the remaining 66,029 shares of our common stock having an exercise price of $2.00 per share.

See “Description of Securities” below for more information.

The Exchange Agreement contained customary representations and warranties and pre- and post-closing covenants of each party and customary closing conditions.

As a condition to the Exchange, we entered into an indemnity agreement with our former officers and directors (the “Pre-Exchange Indemnity Agreement”), pursuant to which we agreed to indemnify such former officers and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Exchange and certain related transactions.

The Exchange was treated as a recapitalization and reverse acquisition for us for financial reporting purposes. SmartKem is considered the acquirer for accounting purposes, and our historical financial statements before the Exchange will be replaced with the historical financial statements of SmartKem before the Exchange in future filings with the SEC. The Exchange is intended to be treated as either (i) a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), or (ii) taken together with the Offering, a single integrated transaction governed by Section 351 of the Code.

The issuance of securities pursuant to the Exchange was not registered under the Securities Act, in reliance upon the exemptions from registration provided by (i) Section 4(a)(2) of the Securities Act, which exempts transactions by an issuer not involving any public offering, and Rule 506(b) of Regulation D promulgated by the SEC, and (ii) Rule 903 of Regulation S promulgated by the SEC. These securities may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirement, and are subject to further contractual restrictions on transfer as described below under “Shares Eligible for Future Sales.”

The Offering

Following the Closing, on February 23, 2021, we sold 10,162,000 shares of our common stock and pre-funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of approximately $24.6 million pursuant to a private placement offering of our common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre-funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share. The private placement offering is referred to herein as the “Offering.”

The aggregate gross proceeds from the Offering were $24.6 million (before deducting placement agent fees and expenses of the Offering, which are estimated at $3.8 million).

The Offering was exempt from registration under Section 4(a)(2) of the Securities Act and Rule 506(b) of Regulation D promulgated by the SEC. The securities sold in the Offering were sold to “accredited investors,” as defined in Regulation D, and was conducted on a commercially reasonable “best efforts” basis.

In connection with the Offering and subject to the closing of the Offering, we agreed to pay the placement agent, GP Nurmenkari Inc. (the “Placement Agent”), a U.S. registered broker-dealer, a cash placement fee of 8% of the gross proceeds raised from investors in the Offering and to issue to it non-transferrable warrants to purchase a number of shares of our common stock equal to 8% of the number of shares of common stock sold in the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering) with a term of five years from the closing of the Offering and an exercise price of $2.00 per share (the “Placement Agent Warrants”). If during the twelve months following the termination of the period for which the Placement Agent is engaged, we sell any of our securities to investors (other than our pre-existing shareholders and our directors and officers) who are introduced to us by the Placement Agent, then subject to the terms and conditions of the engagement letter with the Placement Agent, we will pay to the Placement Agent the fees that would have been payable to it if such sale occurred during the term of such engagement period. We also agreed to pay certain expenses of the Placement Agent in connection with the Offering.

As a result of the foregoing, we paid the Placement Agent a commission of approximately $1,996,000 in connection with the Offering. We have also reimbursed the Placement Agent for approximately $45,000 of expenses incurred in connection with the Offering.

Subject to certain customary exceptions, we have agreed to indemnify the Placement Agent to the fullest extent permitted by law against certain liabilities that may be incurred in connection with the Offering, including certain civil liabilities under the Securities Act, and, where such indemnification is not available, to contribute to the payments the Placement Agent and its sub-agents may be required to make in respect of such liabilities.

In connection with the Offering, Octopus Titan VCT plc and certain related parties (the “Octopus Investors”), our largest shareholder, have agreed to purchase $2.0 million of our common stock on the same economic terms as the shares of common stock sold in the Offering subject to the satisfaction of certain U.K related tax requirements (the “Octopus Share Purchase”). Under the terms of the agreement with the Octopus Investors (the “Octopus Letter Agreement”), the Octopus Share Purchase may not occur before July 1, 2021 or such date as is one year from the end of our last fiscal year. In the event that we do not change our fiscal year end from December 31, the Octopus Share Purchase could not occur until January 1, 2022, subject to the satisfaction of the other conditions set forth in the Octopus Letter Agreement. The Octopus Share Purchase is conditioned on, among other things, the requirement that our gross assets must be less than £15.0 million at the time of the purchase and less than £16.0 million after giving effect to the Octopus Share Purchase. In connection with the Octopus Share Purchase, we will enter into subscription documents (including a registration rights agreement) with the Octopus Investors containing substantially the same terms as the subscription documents entered into by investors in the Offering (subject to mutually agreed changes and certain provisions required by U.K. tax requirements). No assurance can be given that the Octopus Share Purchase will be consummated or as to the timing thereof.

OTC Quotation

Our common stock is currently not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. In connection with the Offering, we intend to cause our common stock to be quoted on the OTC Markets QB tier as soon as practicable following the final closing date of the Offering. However, we cannot assure you that we will be able to do so and, even if we do so, there can be no assurance that our common stock will continue to be quoted on the OTC Markets or quoted or listed on any other market or exchange, or that an active trading market for our common stock will develop or continue. See “Risk Factors—There currently is no market for our common stock and there can be no assurance that a market will ever develop” below.

Registration Rights

In connection with the Exchange and the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed that, no later than 60 calendar days from the closing of the Offering, we will file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”) covering (i) the shares of our common stock issued in the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering); (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of our common stock issued or issuable as a result of the Exchange; (iv) 1,000,000 shares of our common stock held by the stockholders of Parasol prior to the Exchange; and (v) 50,000 shares of our common stock issued to certain advisors in connection with the Exchange and the Offering ((i)-(v) collectively, the “Registrable Shares”). We will use our commercially reasonable efforts to cause such Registration Statement to be declared effective within 150 calendar days after the closing of the Offering.

Subject to customary exceptions, if (i) we are late in filing the Registration Statement, (ii) the Registration Statement is not declared effective within 150 calendar days after the final closing of the Offering (the “Registration Effectiveness Date”), (iii) we fail to maintain the effectiveness of the Registration Statement, except during specified black-out periods, (iv) the holders of Registrable Shares cannot use the Registration Statement to resell the Registrable Shares except during specified black-out periods, (v) the Registrable Shares are not listed or quoted on the OTC QB, the OTC QX, the Nasdaq Stock Market (“Nasdaq”), the New York Stock Exchange (“NYSE”) or the NYSE American, or (vi) following the listing or inclusion for quotation on any such market, trading of our common stock is suspended or halted for more than three full, consecutive trading days ((i)-(vi) collectively, the “Registration Events”), we will make payments to each holder of Registrable Shares as monetary penalties at a rate equal to 12% per annum of the total value of Registrable Shares held or purchased by such holder and affected during the period, based on the monetary values assigned in the Registration Rights Agreement; provided that the maximum amount of monetary penalties paid by us will not exceed 5% of the aggregate value of such holder’s Registrable Shares (with such value based on the monetary values assigned in the Registration Rights Agreement) that are affected by all such Registration Events. No monetary penalties will accrue with respect to (1) any Registrable Shares removed from the Registration Statement in response to a comment from the staff of the SEC limiting the number of shares of our common stock which may be included in the Registration Statement (a “Cutback Comment”), (2) any Registrable Shares that may be resold without volume or manner of sale restrictions, under Rule 144 or another exemption from registration under the Securities Act, (3) any Registrable Shares excluded from a Registration Statement because a holder fails to provide information concerning the holder and the manner of distribution of the holder’s Registrable Shares that is required by SEC rules to be disclosed, and (4) any circumstance in which the SEC does not declare the Registration Statement effective on or before 150 calendar days after the final closing of the Offering, and the reason for the SEC’s determination is that (a) the offering of any of the Registrable Shares constitutes a primary offering of securities by the Company, (b) Rule 415 may not be relied upon for the registration of the resale of any or all of the Registrable Shares, and/or (c) a holder of any Registrable Shares must be named as an underwriter and such holder does not consent to be so named in the Registration Statement. Notwithstanding the previous sentence, if the SEC does not declare the Registration Statement effective before the Registration Effectiveness Date, in certain circumstances we may still be liable for liquidated damages if we do not continue to use our commercially reasonable efforts at the first opportunity that is permitted by the SEC to register for resale all such Registrable Securities, using one or more registration statements that we are then entitled to use. Any cutback resulting from a Cutback Comment shall be allocated to the Registrable Shares pro rata based on the total number of such shares of our common stock held by or issuable to each holder thereof, unless the SEC otherwise requires or the holders of the Registrable Shares otherwise agree.

We must use commercially reasonable efforts to keep the Registration Statement effective for the earlier of (i)  five years from the date it is declared effective by the SEC, (ii) the date on which all Registrable Shares have been transferred other than to certain enumerated permitted assignees under the Registration Rights Agreement, or (iii) the date on which no Registrable Securities are outstanding.

We will pay all expenses incurred by us in connection with the registration obligations provided in the Registration Rights Agreement, including, without limitation, all registration, filing, and stock exchange fees, printing expenses, all fees and expenses of complying with applicable securities laws, the fees and disbursements of our counsel and of our independent accountants, and the reasonable fees and disbursements of counsel to the holders, not to exceed $10,000. Each holder will be responsible for its own sales commissions, if any, transfer taxes and the expenses of any attorney or other advisor such holder decides to employ.

Stock Plan and Outstanding Awards Thereunder

Pursuant to the terms of the SmartKem EMI Options, the Exchange constituted a “Takeover” of SmartKem. Consequently, SmartKem EMI Options to purchase 124,497,910 SmartKem ordinary shares issued and outstanding immediately prior to the Closing were accelerated and were exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of our common stock pursuant to the Exchange as described above. Pursuant to the Exchange Agreement and upon Closing, the SmartKem Unapproved Options to purchase SmartKem ordinary shares issued and outstanding were waived and released by the holders in consideration for new options to purchase such number of shares of our common stock equal to the number of shares of SmartKem ordinary shares subject to the relevant SmartKem Unapproved Option immediately prior to the Exchange, multiplied by the applicable Exchange conversion ratio (which was equal to 0.0111907), with any fraction rounded to the nearest whole number. The exercise price per share of each such new option is equal to the then-current exercise price of the relevant SmartKem Unapproved Option divided by the applicable Exchange conversion ratio (which was equal to 0.0111907) (rounded to the nearest one-tenth of one cent), except for new options issued to a U.S. person which have an exercise price of $2.00 per share. The new options were issued pursuant to our 2021 Plan (as defined below). The new options replacing the SmartKem Unapproved Options cover an aggregate of 402,586 shares of our common stock, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the options covering the remaining 66,029 shares of our common stock having an exercise price of $2.00 per share. See “Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters—Stock Plans” and “Executive Compensation—Equity Incentive Plans” below for more information about the SmartKem Unapproved Options.

Our 2021 Equity Incentive Plan

Pursuant to the Exchange Agreement and upon the Closing, we adopted our 2021 Equity Incentive Plan (the “2021 Plan”), which provides for the issuance of incentive awards of stock options, restricted stock awards, stock appreciation rights, RSUs, performance awards, cash awards, and stock bonus awards. We initially reserved 2,275,000 shares of our common stock for issuance pursuant to awards granted under our 2021 Plan. The number of shares of our common stock reserved for issuance under our 2021 Plan will increase automatically on January 1 of each of 2022 through 2031 by the number of shares of our common stock equal to the lesser of (i) 2,275,000 shares of our common stock, (ii)  4% of the total number of outstanding shares of our common stock on the last day of the immediately fiscal year, or (iii) a number as may be determined by our board of directors. See “Executive Compensation—Employee Benefit and Stock Plans” below for more information about the 2021 Plan.

Departure and Appointment of Directors and Officers

Our board of directors is authorized to consist of, and currently consists of, five members. As of the Closing, Mark Tompkins and Ian Jacobs resigned from our board of directors, and Ian Jenks, Robert Bahns, Simon King, Klaas de Boer and Barbra C. Keck were appointed to our board of directors.

Also, as of the Closing, Ian Jacobs resigned from all positions with us, and Ian Jenks was appointed as our Chief Executive Officer, Robert Bahns was appointed as our Chief Financial Officer, Dr. Beverley Brown was appointed as our Chief Scientist and Dr. Simon Ogier was appointed as our Chief Technology Officer. Ian Jenks is our principal executive officer and Robert Bahns is our principal financial and accounting officer for SEC reporting purposes.

See “Directors, Executive Officers, Promoters and Control Persons” below for information about our new directors and executive officers.

Lock-Up Agreements and Other Restrictions

In connection with the Offering, each of our current executive officers and directors named above, certain former SmartKem stockholders and certain option holders agreed to by us and SmartKem (collectively, the “Restricted Holders”) holding in the aggregate approximately 94.7% of the shares of our common stock issuable in the Exchange, or a total of 12,054,459 shares of our common stock, entered into lock-up agreements (the “Lock-Up Agreements”) in substantially the form filed as an exhibit to this Report. Pursuant to the Lock-Up Agreements, the Restricted Holders are restricted for a period of one year (two years in the case of shares of our common stock acquired upon the acceleration and exercise of SmartKem EMI Options and upon the exercise of new options issued in consideration for the waiver and release of the SmartKem Unapproved Options) after the closing of the Offering (the “Restricted Period”) from selling or disposing of shares of our common stock held by (or issuable to) them, excluding any shares of our common stock purchased by them in the Offering, subject to customary exceptions.

Pro Forma Ownership

Immediately after giving effect to the Exchange, the Stock Forfeiture, and the Offering (assuming no exercise of the pre-funded warrants sold in the Offering and no exercise of the Placement Agent Warrants), there will be 27,437,000 shares of our common stock issued and outstanding as of the Closing, as follows:

●	the shareholders of SmartKem prior to the Exchange hold 12,725,000 shares of our common stock, excluding any shares of our common stock purchased by them in the Offering and after adjustments due to rounding for fractional shares;

●	investors in the Offering hold 10,162,000 shares of our common stock, excluding shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering and any shares of our common stock issued to them in connection with the Exchange as a result of being a shareholder of SmartKem prior to the Exchange;

●	our pre-Exchange stockholders hold 2,500,000 shares of our common stock; and

●	50,000 shares of our common stock are held by persons who purchased or received such shares of our common stock for services rendered from pre-Exchange Parasol.

In addition, there were as of the Closing:

●	2,168,000 shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering;
●	402,586 shares of our common stock issuable upon the exercise of options issued pursuant to the 2021 Plan in consideration of the waiver and release of the SmartKem Unapproved Options;

●	Placement Agent Warrants exercisable for an aggregate of 986,400 shares of our common stock; and

●	1,872,414 shares of our common stock reserved for issuance under the 2021 Plan as future incentive awards to executive officers, employees, consultants and directors.

No other securities convertible into or exercisable or exchangeable for shares of our common stock are outstanding. Immediately after giving effect to the Exchange, the Stock Forfeiture, and the Offering (assuming the exercise in full of the pre-funded warrants sold in the Offering), the equityholders of SmartKem prior to the Exchange will hold 12,725,000 shares of our common stock, representing approximately 50.0% of our issued and outstanding capital stock as of February 23, 2021.

Accounting Treatment; Change of Control

The Exchange is being accounted for as a “reverse merger” or “reverse acquisition,” and SmartKem is deemed to be the acquirer in the reverse merger. Consequently, the assets and liabilities and the historical operations that will be reflected in the financial statements prior to the Exchange will be those of SmartKem, and will be recorded at the historical cost basis of SmartKem, and the consolidated financial statements after completion of the Exchange will include the assets and liabilities of SmartKem, historical operations of SmartKem, and operations of Parasol from the Closing. As a result of the issuance of the shares of our common stock pursuant to the Exchange, a change in control of Parasol occurred as of the date of consummation of the Exchange.

Except as described in this Report, no arrangements or understandings exist among present or former controlling stockholders with respect to the election of members of our board of directors and, to our knowledge, no other arrangements exist that might result in a change of control of Parasol.

We expect to continue to be a “smaller reporting company” as defined under the Exchange Act, and an “emerging growth company” under the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) immediately following the Exchange. We believe that as a result of the Exchange, we have ceased to be a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act).

DESCRIPTION OF BUSINESS

Corporate Information

We were incorporated as Parasol Investments Corporation in the State of Delaware on May 13, 2020. SmartKem was incorporated under the laws of England and Wales on July 21, 2008. Immediately following the Exchange, the business of SmartKem became our business.

Our common stock is currently not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. We intend to cause our common stock to be quoted on the OTC Markets QB tier as soon as practicable following the final closing date of the Offering.

Our principal executive offices are located at Manchester Technology Center, Hexagon Tower, Delaunays Road, Blackley Manchester, M9 8GQ U.K. Our telephone number is 011-44-161-721-1514. Our website address is www.smartkem.com. Information contained on, or that can be accessed through, our website is not a part of this Report.

Glossary

The following is a glossary of technical terms used in this Report:

a-Si – Amorphous silicon (TFT)

BKM – Best-Known Method

BL – Base Layer

°C – Degrees Celsius

CoA – Certificate of Analysis

COC – Cyclic Olefin Copolymer

CPI – Centre for Process Innovation

EDA – Electronic Design Automation

FET – Field-Effect Transistor

IC – Integrated Circuit

IV – Current-Voltage

LTPS – Low-Temperature Polysilicon TFT (Note: Low-Temperature is relative to silicon wafer processing temperatures >300°C, however not low temperature relative to the glass transition temperature of many plastics (<150°C)

OGI – Organic Gate Insulator

OLED – Organic Light Emitting Diode

OSC – Organic Semiconductor

OTFT – Organic Thin-Film Transistor

PEN - PolyEthylene Naphthalate

PET - PolyEthylene Terephthalate

PI - Polyimide

POR – Process of Record

PV – PassiVation layer

SAM – Self-Assembled Monolayer

SRL – Sputter resistant layer

TAC - cellulose TriACetate

Tg – Glass transition temperature

TFT – Thin-Film Transistor

Vth – Threshold Voltage

Vto – Turn-on Voltage

Overview

We are a pioneer in the development of materials and processes used to make OTFTs for the manufacture of flexible electronics. Our TRUFLEX® semiconductor technology deposits organic ink on a substrate at a temperature as low as 80°C, enabling manufacturers to use a range of low-cost flexible plastic substrates using existing industry standard equipment and infrastructure. Our transistor stacks are flexible, bendable, wearable and lightweight and can be used in a number of different applications, including bendable smart-phone displays, curved automotive displays, e-paper displays, wearables, fingerprint sensors and printed biosensors.

Our Technology

The invention and development of FET devices has enabled the rapid expansion of electronics industry, particularly with the advent of the planar process essential for integrated circuitry. This is due to the ability to create compact circuits with an ever-increasing capability, lower cost per logic function, and a higher frequency of operation. Integrated circuits are present in almost all electronic devices today and there is a constant drive to embed smart features into a greater number of applications.

TFTs are a type of FET that can be processed on large area flat surfaces to make display screen backplanes, digital/analog electronics and sensor arrays for a wide range of consumer and industrial applications. The manufacturing of silicon- based electronics either in wafer or thin-film form, such as a-Si on glass, requires a high temperature process (approximately 300°C). Because plastic materials melt at high temperature, TFTs are manufactured on special glass that can withstand such high temperatures and used to produce mainly rigid products.

Our OTFT technology comprises predominantly organic materials (such as polymers and organic small molecules) and can be solution coated at low temperature (as low as 80°C) onto a wide range of low-cost plastic substrates. The similarity in stretchability and thermal expansion between the substrate and our TRUFLEX® materials permits production of robust, bendable/flexible and lightweight devices. Our OTFT performance, as measured by charge mobility, exceeds a-Si performance by a factor of four, which we believe offers product designers a significant extension of capability, by enabling them to transform flat, bulky objects into lightweight, robust and flexible products that we expect will appeal to consumers.

Our OSC materials use a polycrystalline small molecule with high mobility, together with a low molecular weight semiconducting polymer, to control the morphology, phase segregation and uniformity of the semiconducting layer and a solvent to deliver inks that are used to make devices with mobilities in excess of 5 cm2/Vs. In addition, we have developed all the other layers that are necessary to form the complete transistor stack.

Plastic substrates, such as PET, PEN, TAC and COC have relatively low Tg in the range of 100°C to 200°C. Using these plastics at temperatures above this level causes significant distortion and, in some instances, may even result in melting or thermal breakdown of the polymer. Our OTFTs can be processed at temperatures as low as 80°C, enabling the use of polymer substrates that are optically clear and low-cost. In addition, short duration processing at low temperature results in significant energy savings. Also, plastics do not have the same risk of shattering as glass and therefore less strengthening around the edge of large area plastic-bases devices is necessary, such as the use of aluminum frames to support torsional rigidity. Plastics can also be processed in very thin sheets (tens of microns) which saves space that can be used for increased battery capacity. Thin plastic substrates also enable the device to conform very easily to non-planar surfaces such as the human body which makes them well suited for wearable sensor and display devices. Thin plastic sheets are also conformable, allowing electronics to be curved around irregular surfaces.

Our BL, SAM, OSC, OGI, SRL and PV inks can be deposited using standard coating techniques such as spin-coating or slot-die coating which are widely used for the lithography processes used in TFT manufacturing. As a result, our OTFT process can be integrated into existing manufacturing lines using standard industrial techniques without the need for large capital investment. Furthermore, the solubility of our inks would permit customers to digitally print the features of the OTFT device, which we believe may be attractive to potential customers seeking to lower manufacturing costs.

Our OTFT materials are sensitive to x-ray radiation which we believe will allow customers to develop a range of applications in addition to display or logic devices. While we are still in the early phase of our development work, we believe that our materials might be usable for the manufacture of medical sensors, in security or non-destructive testing applications, particularly where the application requires conformability or a lightweight format for the detector.

Products and Services

We have internally developed all the materials necessary to fabricate high-performance OTFT devices except for the contact metals and substrates on which those materials are deposited. We supply our products as a set of stable liquid inks, with each ink forming a separate layer of the device. Each of the inks forming these layers has been carefully designed to result in the device performance and electrical stability required by the customer. We supply the ink set with a detailed POR for making the desired device. The BL material is located directly below the organic semiconductor layer in the device stack, and its proprietary chemistry ensures that it does not leach any ionic species into the semiconducting layer which would severely compromise device IV characteristics of the OTFT. The SAM material is used to modify the work-function and surface-energy of the source/drain electrodes so that the OSC ink coats uniformly and affords efficient charge injection from the electrodes into the semiconductor. The OGI is designed to ensure low charge trapping and high dielectric strength. To make the OGI compatible with gate metal sputtering processes, we have developed a UV cross-linked SRL that overcoats the OGI. The SRL protects the OGI from plasma induced damage from the sputtering process which permits industrial scale device manufacture. Finally, the PV material ensures the device surface is planarized and that interconnects can be made between the various conductor layers according to the device application requirements.

The graphic below shows a cross section of our materials in an OTFT showing active and passive interlayers BL, SRL and PV.

Products have been scaled up for formulated ink supply to customers in packages sizes ranging from 100mL to several liters. These are supplied with CoA and POR alongside device and design consultancy to ensure successful technology transfer.

We intend to offer foundry services to customers who wish to have electronic circuits manufactured for them. Through arrangements with the United Kingdom’s CPI, we have access to a 2.5 generation foundry that we use for creating prototypes for evaluation by potential customers. We do not have the ability to produce our flexible transistors at commercial scale and intend to seek relationships with existing foundries that are capable of producing our products at commercial scale to provide us with the ability to meet full production orders for customers that do not have their own facilities. We use product prototyping services to demonstrate applications enabled by OTFT to prospective customers. This allows potential customers seeking to evaluate physical samples of our materials prior to committing to purchase.

Advantages of Our TRUFLEX® Technology

The most widespread technology is a-Si which is principally used in the manufacture of backplanes for LCDs. More recent developments in inorganic semiconductors include use of the metal oxide IGZO for backplanes for large area OLED TVs and LTPS for high resolution cell phones. All these inorganic processes are operated at high temperatures and therefore require high-cost substrates, especially if they are to be processed on plastic. All are subject to failure on bending and have limited, if any, flexibility.

Our ability to employ TRUFLEX® materials at temperatures as low as 80°C enables manufacturers to use low-cost plastic substrates and the organic nature of our materials allows the transistors to be truly flexible. The picture below shows a TRUFLEX® backplane on a 25 micron thick PEN plastic substrate being bent to a radius of 0.5mm.

Existing displays are rigid and can easily break if bent. To make displays more robust, manufacturers use aluminum casings. As display screens on mobile devices have increased in size, those devices have become bulkier and more difficult to carry in a pocket or other convenient location.

We believe that robust and lightweight display screens which are capable of being bent or folded would enable manufacturers of mobile devices to create products more tailored to customer demand. We believe that our TRUFLEX® OFTFs, which can be processed on plastic substrates at low temperatures 80°C, are uniquely suited for this application. Our materials are organic and hence can withstand the strains experienced in severe bending such as a fold of a display. In addition, the substrate does not require protection from the edges as glass displays do which can eliminate the weight and cost associated with aluminum frames.

Low temperature processing is required for a wide range of plastic substrates with glass transition temperatures below 200°C. PI is a type of plastic that can withstand temperatures of up to 350°C and hence is used for some LTPS backplanes. However, there are two drawbacks of PI, one is that it is significantly more expensive than polyester substrates and secondly it has poor optical properties. The optical retardation of PI prevents it from being used for applications where light must pass through the backplane. Such applications include LCD backplanes or semi-transparent displays where the user looks through the display to see objects behind it at the same time as receiving information from the display. Examples of applications that will require semi-transparency are head-up displays in automotive environments, augmented reality displays, smart shop windows, and “invisible” displays that are see-through when not in use.

A comparison of our capabilities and those of these technologies is presented in the chart below:

Market Opportunity

According to Business Wire, the global display market is an approximately $187 billion market which is expected to grow at a compound annual growth rate of 8% through 2023. Growth in the display market is driven primarily by increasing demand for consumer electronics, including smart phones, automotive products, e-readers and flat panel displays. We believe that display manufacturers continue to seek product differentiation as a part of their marketing strategies.

Market Research Future has estimated that the biosensor market is an approximately $151 billion market that is expected to grow at a compound annual growth rate of 6% through 2026. The growth in this market is being driven by increasing demand for wearable technology, such as smart watches and fitness trackers, as well as increasing demand for “Internet of Things” devices, including smart appliances, fingerprint sensors, printed biosensors and e-skin technology developments.

Our TRUFLEX® materials enable customers to make backlight units that are both flexible and can drive high currents stably. The Trend Force report on display industry trends observed at CES 2020 indicates that continued innovation is occurring throughout the industry. In particular the report noted the emergence of a new generation of back light units feature Mini LEDS, a new generation of direct emission micro-LED displays, a new generation of flexible OLED displays and a new generation of transparent OLED displays. These new formats are supported by a variety of different backplanes using tiled versions of existing technologies or PCB backplanes. We believe that TRUFLEX® materials can be used to provide active matrix transistor arrays that can address all of these new product categories using low-cost, flexible substrates. As products become more sophisticated and smart technology is implemented in wider use cases, we expect that manufacturers will seek technology solutions, such as our TRUFLEX® technology that enable them to implement the product designs that consumers will demand.

Commercialization Strategy

A large sector of our target customers are large consumer electronics companies based in Asia (Taiwan, South Korea, Japan and China) that already own or have access to display backplane manufacturing lines and engage in large scale production of display products for TV or mobile/tablet markets using a-Si process lines. We believe that these companies are continually seeking to create novel, higher added value electronics products that cannot be manufactured using a-Si glass backplanes. We believe these potential customers will be attracted to our TRUFLEX® technology which would enable them to create novel, plastic-based products with improved robustness, higher flexibility and lighter weight using their existing production lines.

Other potential customers may not have access to display manufacturing lines and will seek a complete solution for their needs, including production capability. These are often companies who will use displays as a component within their products and will buy from Asian manufacturers according to what is available at the time. We can provide prototype production from the Gen 2.5 line at CPI. We intend to scale this capability by partnering with one or more foundry providers to scale up our ability to meet full production orders for customers that do not have their own facilities. Once the demand for our backplanes has exceeded our ability to supply products then the market pull would be sufficient to engage Asian display makers to transfer production to their facilities.

Our market strategy includes the identification of specific capabilities or products that we believe can most benefit from our TRUFLEX® technology. This identification process may involve our marketing efforts or feedback and requests from potential customers. As described below, once a commercial opportunity is identified, we will engage in a process of demonstration and evaluation with the potential customer.

Our strategy also involves the design and sale of materials for use as logic devices or circuits. Once we have identified a specific application requirement, we expect to proceed with development work through an understanding of the product specifications and engineering work to calculate the size and capabilities of pixel TFTs and storage capacitors. For digital logic applications, the situation is more complex, and circuits cannot be designed without access to supporting simulation, design and layout software. In silicon IC design EDA tools are used to predict the behavior of circuits made using foundry services. This allows designers to simulate the behavior of prototype circuits and check their functionality ahead of the fabrication, therefore saving time and money.

We have developed an initial set of EDA tools that can be used by third parties to allow them to design products using a set of design rules that are specific to our materials set. We continue to characterize the electrical performance of our materials and to use that data to improve the correlation between those tools and actual devices. As part of this development, we expect to populate a library of reference designs for electronic circuits to further simplify third party design processes.

Sales and Marketing

We have a direct sales force consisting of three employees and two consultants, three in Taiwan, a sales representative in Japan and one salesperson in the United Kingdom. We believe that our initial customers will be located in Taiwan, Japan and the Peoples Republic of China. Our sales team is supported by engineers and product specialists located at our headquarters in the U.K. We intend to seek third-party distribution or sale-agent agreements with potential partners where we believe such agreements are justified by the potential market opportunity.

Our marketing efforts include attendance at significant industry tradeshows at which we demonstrate the capabilities of our TRUFLEX® technology and responding to requests for proposals and other inquiries from potential customers. We also publish press releases and other announcements relating to our technical capabilities or achievements and include product information and related technical materials on our website. In addition, we market through publications, events, conferences, presentations and technical papers. We may also utilize electronic or print media advertising.

Our sales and marketing efforts have been adversely impacted by the effects of the COVID-19 pandemic. During the pandemic, travel to and from Asia has been significantly restricted. As a result, we have had to cease virtually all business travel and have sought to increase our presence in affected markets through other means, including the hiring of additional local staff where appropriate. In addition, many of our expected customers are located in Asia, a region which has reported large numbers of patient cases and deaths and which has imposed severe lock-down restrictions in an effort to combat the pandemic. Those customers have reported supply shortages and manufacturing delays as a result of the pandemic and the related restrictions, which has had a material adverse impact on the expected markets for our products. In addition, shipping costs have increased significantly as a result of limitations on other modes of transportation.

We expect that the time between the identification of a potential customer and the receipt of a purchase order or agreement for the sale of our products will be relatively long. In certain instances, a potential customer may contact us seeking a generic sample of our materials for evaluation. In other instances, a customer may come to us with specific performance specifications and inquire about our ability to provide products meeting their specifications after which we provide sample materials for evaluation. After the initial evaluation, the prospective customer may request a prototype of a specific design as a proof-of-concept. We fabricate prototypes using the Gen 2.5 foundry access we have through our arrangement with CPI. All work done during this phase of our sales cycle would be done at our expense.

Assuming successful prototyping is completed, we expect that we would negotiate and enter into a development agreement with an interested customer under which we would, in collaboration with the potential customer, engage in further engineering and design work. We expect that we would receive compensation for those services. We might also engage in pilot-scale level manufacturing of the products developed for the customer as part of that process.

After the satisfactory completion of development work and any related pilot project, an interested customer would then enter into a sales agreement with us under which we would either agree to manufacture products to the customer’s specifications from time to time as requested by the customer, including potential minimum quantity requirements, or we would agree to license our process to the customer for a fee based on a royalty of sales and enter into a supply agreement for our proprietary inks, utilizing a process owned and qualified by us, formulated into inks either in our own facilities or by third-party formulators and shipped directly to customers.

We expect that the sales cycle described above will take approximately 12-24 months. During that period, we will be required to incur significant expenses without any assurance that a customer order will be obtained. Accordingly, we will have a significant risk that we will incur those expenses without ever making a sale.

Research and Development

We have focused our resources on the creation of high mobility semiconductors which have excellent uniformity, device stability and robustly satisfy the TFT performance specifications defined by customers. We are constantly seeking to improve the performance of our organic semiconductors. Our chemistry team, led by our Chief scientist, have in-depth knowledge of structure-property relationships for organic materials. Dielectric and passivation material chemistries are also critical to enabling the OTFT device current to be maximized while ensuring stability during extended operation under voltage or current bias stress. Some of the critical parameters for performance of an OTFT device include:

Charge mobility – the ability of the material to conduct charge under an electric field. The higher the charge mobility number the greater the current that can be driven through the device for a given size. Also, in circuits mobility determines the maximum switching frequency of a device from one logic state to another. a-Si has a mobility of ~0.5 cm2/Vs, LTPS typically has mobility >50 cm2/Vs and crystalline silicon has a mobility of near 1000 cm2/Vs. SmartKem’s OTFTs can achieve >3 cm2/Vs at channel length of 4 microns and >4cm2 at 10 microns.

On/off ratio – the ratio of the current driven by the transistor during its on state to the current passed due during biasing in its off state. On/off ratios of >106 are typically required for TFTs used in display pixels so that the programmed voltage does not decay during the frame time. Our OTFTs have on/off ratios in the order of 107.

Turn on voltage (Vto) – the gate voltage at which the TFT starts to increase its current output. Values close to zero volts are considered desirable for low power consumption products. The device should also achieve its transition from off to on over as small a range of gate voltages as possible since this can reduce energy consumption and hence is desirable in battery powered devices.

Threshold voltage (Vth) stability – The ability of device to maintain a defined turn on voltage following a period of electrical stress (either at room temperature or elevated temperature). Bias voltage shifts of <2V after 1 hour voltage stress at 60°C and +30V or -30V is a typical specification required for display applications. We have demonstrated <1V Vth bias stress shift for NBTS and <2V for PBTS in R&D tests. We are working on integrating this capability into our full five-mask device stack.

Once new materials have been characterized, our materials process development team at Manchester in the U.K. customizes the formulations and process parameters to allow integration into the device process at CPI. This team establishes the BKMs for each material and generates understanding of the parameters that can influence the performance. Initial work may also be done to plan scale up routes for the materials in anticipation of the need to supply to customers.

The generation of fabrication processes and the integration of new materials is done at CPI under the direction of our Chief Technology Officer. The toolsets at this site provide a rapid feedback loop between our chemistry R&D and industry relevant device performance data sets. Additionally, the equipment set can be used to generate demonstrator OTFT backplane devices on plastic, OTFT driven displays, and sensors or circuits. Technology transfer to customers’ pilot lines can also be supported by this team and they can help to diagnose and rectify process problems. Process engineers also travel to customers’ sites to assist technology transfer alongside our field application engineering team in Taiwan. This capability has been materially impacted by the COVID-19 pandemic.

Our technology team consists of 26 employees and one consultant who combined have over 200 years of industrial and research and development experience. For the years ended December 31, 2020 and December 31, 2019, our research and development expense was $4.3 million and $5.7 million, respectively.

Intellectual Property

Our commercial success depends in part on our ability to obtain and maintain intellectual property protection for our active organic semiconductors; formulated OSC and passive interlayer inks, processes and know-how that collectively comprise our TRUFLEX® technology, to operate without infringing the proprietary rights of third parties, and to prevent others from infringing our proprietary rights. Over the past 10 years, we have been building and are continuing to build the intellectual property portfolio relating to our TRUFLEX® technology. Our policy is to seek to protect our proprietary position by, among other methods, filing U.S. and certain foreign patent applications related to our proprietary technology, inventions and improvements that are important to the development and implementation of our business. We also rely on trade secrets, know-how, and technological innovation to develop and maintain our proprietary position. We cannot be certain that patents will be granted with respect to any of our pending patent applications or with respect to any patent applications filed by us in the future, nor can we be sure that any of our existing patents or any patents that may be granted to us in the future will be commercially useful in protecting our technology.

Our strategy for the protection of our proprietary technology is to file international (Patent Cooperation Treaty) patent application, and pursue these in national jurisdictions that represent significant market opportunities. However, we assess on a case-by-case basis whether it is strategically more favourable to maintain trade secret protection for our inventions and “know-how” rather than pursue patent protection the latter of which documents will ultimately be in the public domain. Generally, patents have a term of twenty years from the earliest priority date, assuming that all maintenance fees are paid, no portion of the patent has been terminally disclaimed, and the patent has not been invalidated. In certain jurisdictions, and in certain circumstances, patent terms can be extended or reduced.

We believe that we are a technology leader in the design, development, and production of active and passive electronic materials for use in organic electronic applications. Our patent portfolio is distributed across 16 patent families as set forth in the table below and includes 116 issued patents, 19 pending patent applications and more than 30 trade secrets. Our patents cover the active organic semiconductor materials, active and passive interlayer formulations, and deposition processes comprising our TRUFLEX® technology. We also have numerous patent claims and pending patent applications covering a variety of electronic devices including a novel dual gate application that enables enhanced Vto control. Because our patent portfolio covers all material aspects of our TRUFLEX® technology, we believe we have strong protection for our technology and a competitive advantage over potential competitors who may seek to duplicate our ability to create flexible transistors.

The table below sets forth additional information regarding our patents and patent applications:

Patent Family	Title of patent	Jurisdiction	Expiry Date
Series 2 (Originating PCT publication no. WO2012/164282)	Title: Organic Semiconductor Formulations	Pursued in USA, UK, EP, India, Republic of Korea, Taiwan	30th May 2032
Multiple Solvents (Originating PCT publication no. WO2014/083328)	Organic Semiconductor Formulations	Pursued in CN, JP	26 Nov 2033
Series 3a (Originating PCT publication no. WO2013/124682)	Organic Semiconductor Formulations	Pursued in USA, China, Japan, Republic of Korea (Pending: EP, India)	25th Feb 2033
Series 3b (Originating PCT publication no. WO2013/124683)	Organic Semiconductor Formulations	Pursued in USA, UK, CN, EP, India, Japan, Republic of Korea	25th Feb 2033
Series 3c (Originating PCT publication no. WO2013/124684)	Organic Semiconductor Formulations	Pursued in USA, UK, CN, EP, Japan, Republic of Korea (Pending: India)	25th Feb 2033
Series 4a (Originating PCT publication no. WO2013/124685)	Organic Semiconductor Formulations	Pursued in USA, UK, CN, EP, Japan, Republic of Korea (Pending: India)	25th Feb 2033
7. Series 4b (Originating PCT publication no. WO2013/124686)	Organic Semiconductor Formulations	Pursued in USA, UK, CN, EP, India, Republic of Korea (Pending: Japan)	25th Feb 2033
8. Series 4c (Originating PCT publication no. WO2013/124687)	Organic Semiconductor Formulations	Pursued in USA, UK, CN, EP, Japan, Republic of Korea (Pending: India)	25th Feb 2033
9. Series 5 (Originating PCT publication no. WO2013/124688)	Organic Semiconductor Formulations	Pursued in USA, UK CN, EP, Japan, Republic of Korea (Pending: India)	25th Feb 2033
10. Series 5b (Originating PCT publication no. WO2015/028768)	Organic Semiconductor Formulations	Pursued in USA, UK, CN, EP, Japan, Republic of Korea, Taiwan (Pending: India)	28th Aug 2033
11. Organic Sputter Protection Layer (Originating PCT publication no. WO2020/002914A1)	Sputter Protection Layer for Organic Electronic Devices	Pending international patent application, serving as basis for future national applications including USA, CN, EP (BE, DE, FI, FR, GB, IE, IT, NL, No), Republic of Korea, and Japan	27th June 2039

12. OTFT Device Invention (Patent Application no. GB2017982.6)	Organic Thin Film Transistor.	Pending priority application, serving as basis for future national applications including TW, and via the Patent Cooperation Treaty which will designate USA, CN, EP (BE, DE, FI, FR, GB, IE, IT, NL, No), Republic of Korea, and JP	Unpublished application. Priority filing date: 16.11.20
13. Small Molecule Organic semiconductor (Patent Application no. GB 1806607.4)	Organic Semiconductor Formulations	Pending	Unpublished application. Priority filing date: 20.04.20
14. Small Molecule Organic semiconductor (Patent Application no. GB 1806608)	Organic Semiconductor Formulations	Pending	Unpublished application. Priority filing date: 20.04.20
15.p-type OSCs (Patent Application no. GB. 2006799.7)	Organic Semiconductor Compounds	Pending	Unpublished application. Priority filing date: 07.05.20
16. n-type OSCs (Patent Application no. GB. 2006787.2)	Organic Semiconductor Compounds	Pending	Unpublished application. Priority filing date: 07.05.20

We also rely on trade-secret protection for our confidential and proprietary information, and we typically use non-disclosure agreements when commencing a relationship with a potential customer or partner. We have an internal program to document our trade secrets for each major area of our technology and operations. We cannot be sure that we can meaningfully protect our trade secrets on a continuing basis. Others may independently develop substantially equivalent confidential and proprietary information or otherwise gain access to our trade secrets. The TRUFLEX® trademark is granted and registered to the Company in its 10 commercially interesting jurisdictions including USA, China, Korea, Taiwan, Japan, and Europe.

We own substantive rights to the chemistry, process, and stack design rules necessary to implement our technology in all jurisdictions of commercial interest.

Manufacturing and Supply

We obtain strategic intermediates and final products from multiple sources who produce our active semiconductor materials to our specifications. Our TRUFLEX® materials fall into two main categories, “active” organic semiconductor materials and “passive” interlayer materials. Our active materials generally require high levels of process and product control, therefore, these are synthesized from start to end by us or a third party that has met certain certification requirements and then formulated by us into the organic semiconductor inks. We validate active components internally before use. Our passive interlayers inks use a range of commercially available intermediates, formulated to our specifications to meet differing end-use performance parameters depending on the intended use. Our active and passive inks are proprietary to us.

We synthesize the active materials either internally or using third-party suppliers that meet specific certification requirements. The raw materials used to produce the formulated passive interlayers are purchased from multiple suppliers and tested and validated internally before use. The passive and active interlayer inks are presently manufactured internally in our formulation facility located in Manchester in the U.K.

We use our U.K.-based formulation activity to enable customers to validate our materials on their Gen1- Gen2.5 pilot lines. Our TRUFLEX® inks typically comprise between 1.2% up to 25% by weight of solids with the remainder being made up by electronic grade solvents. For commercial supply quantities, to avoid the shipping costs associated with large quantities of locally available solvents, we expect to supply fully formulated ink to customers from a formulation facility located close to the customer’s manufacturing facility. We may also outsource the ink manufacture to an accredited third-party local formulator subject to our final QC testing of the formulated inks.

We have not experienced any supply shortages with respect to the materials used to formulate our proprietary inks. In addition, we have not experienced scheduling delays in obtaining access to CPI’s foundry equipment.

To date, our manufacturing and supply operations have not been adversely impacted by the COVID-19 pandemic. However, we may be impacted in the future as we seek to expand our operations and enter into foundry arrangements with third-party manufacturers.

CPI Agreement

We perform prototyping with our own employees using foundry equipment made available to us by CPI. We use the CPI facility to produce test samples for internal evaluation and for the supply of demonstrators to potential customers and for general market development. CPI is funded through a combination of U.K. government grants, collaborative research and development projects funded by the private and public sector and contracts funded by businesses. CPI provides services to companies engaged in translating ideas and inventions into commercially successful products and processes. It operates seven national facilities in the Northeast of England and Scotland and provides industry relevant expertise and assets to its customers.

We have entered into a framework services agreement with the Centre For Process Innovation Limited (“CPIL”), the management company for CPI, pursuant to which we purchase services consisting primarily of access to CPI process equipment required for fabrication as well as access to CPI staff with specific skills, to the extent required, at specified costs, including a minimum annual spending requirement. We have 12 employees at the CPI facility who operate the CPI equipment on our behalf. Pursuant to the terms of this agreement, we utilize an online booking system to book usage of equipment for immediate use, subject to availability. For critical equipment that other CPI customers may seek to use, we may book up to two weeks in advance to guarantee availability. CPIL has agreed to use its reasonable commercial endeavours to supply the requested services.

The latest agreement with CPIL became effective upon the Closing and has a minimum term of two years and a maximum term of three years. The agreement is terminable by us after the expiration of the minimum term upon at least six months’ prior notice. The agreement may also be terminated by either party in the event of a breach by the other party. We lease office space at CPI’s facility in Sedgefield, England.

Competition

We believe that competition in our targeted markets is based on a variety of factors, including capability, functionality, performance, reliability, ease of use and ability to supply in sufficient quantities. We believe we can, or will be able to, compete effectively based on these factors.

a-Si technology is an inorganic process widely used in the manufacture of backplanes for LCDs. More recent developments in inorganic semiconductors include use of the metal oxide IGZO for backplanes for large area OLED TVs and LTPS for high resolution cell phones. All these inorganic processes are operated at high temperatures and therefore require high-cost substrates, especially if they are to be processed on plastic. We believe all of these technologies are subject to failure on bending and have limited, if any, flexibility.

A number of competitors have engaged in the development of organic inks. However, these competitors either opt to use polymeric semiconductors (BASF SE, Merck KGaA and Sumitomo Chemical Co., Ltd.) that process well but have a lower mobility than the polycrystalline organic materials in our TRUFLEX® materials, or polycrystalline semiconductors that have high mobility but relatively poor uniformity when processed. We believe our proprietary technology, which combines a polycrystalline molecule with a matched semiconducting polymer, provides higher mobility and better processability over these technologies.

Many of our potential competitors could have substantial competitive advantages such as greater name recognition, longer operating histories, broader and deeper product portfolios, larger customer bases, substantially greater financial and other resources, and larger scale manufacturing operations. However, we believe our products have the potential to compete with many of our competitors’ offerings through product performance, product reliability and satisfaction of customer qualifications and standards.

Government Regulation

In addition to customer specific requirements for safety health and the environment, our formulated materials also may be subject to government regulation during their use in the country of device manufacture and from regulations covering the materials in the finished device. These could include the toxicity (potential for Carcinogenicity, Mutagenicity, and Teratogenicity) and restrictions from the Environmental Protection Agencies in the countries of manufacture.

All new chemicals we obtain are evaluated the time of order and a Control of Substances Hazardous to Health (“COSHH”) assessment is performed prior to commencement of any practical work with these materials. The COSHH assessment considers chemical hazards associated with the material, its physical properties, the scale of the planned work and the nature of that work e.g., temperature and containment. This process provides the first opportunity to screen out any materials that may be prohibited by the ultimate customer. Any use of material in Health and Safety Executive COSHH hazard category E, all but gram scale uses of non-volatile material in hazard category D and use of material in hazard category C in quantities of more than 1kg would trigger a management review. While it is possible that management authorization may be given to conduct research using materials in categories D & E, their use in a potential formulated product would be discouraged and an alternative sought at an early stage. Materials are also screened against lists of banned and restricted materials provided by display manufacturers. Any material present on the display manufacturers banned list would not be used in formulated product.

We work with a third-party service provider to create safety data sheets for our formulated products that are shipped to customers and other end users. Our formulated products contain no materials that are restricted in the U.K. and no permissions or exemptions are required.

Our OGI material is fluorinated and spun from a fluorosolvent listed under regulation (EC) No 428/2009 of 5 May 2009 under section 1C006d. Export of formulations may require a Standard individual export license to be applied for and end use declaration made by the customer. These can be obtained through the U.K.’s SPIRE system.

To the extent our products are or become subject to U.K. export controls and regulations, these regulations may limit the export of our products and technology, and provision of our services outside of the U.K., or may require export authorizations, including by license, a license exception, or other appropriate government authorizations and conditions, including annual or semi-annual reporting. Export control and economic sanctions laws may also include prohibitions on the sale or supply of certain of our products to embargoed or sanctioned countries, regions, governments, persons, and entities. In addition, various countries regulate the importation of certain products, through import permitting and licensing requirements, and have enacted laws that could limit our ability to distribute our products. The exportation, re-exportation, and importation of our products and technology and the provision of services, including by our partners, must comply with these laws or else we may be adversely affected, through reputational harm, government investigations, penalties, and a denial or curtailment of our ability to export our products and technology. Complying with export control and sanctions laws may be time-consuming and may result in the delay or loss of sales opportunities. Although we take precautions to prevent our products and technology from being provided in violation of such laws, our products and technology may have previously been, and could in the future be, provided inadvertently in violation of such laws, despite the precautions we take. If we are found to be in violation of U.K. sanctions or export control laws, it could result in substantial fines and penalties for us and for the individuals working for us. Export or import laws or sanctions policies are subject to rapid change and have been the subject of recent U.K. and non-U.K. government actions. Changes in export or import laws or sanctions policies, may adversely impact our operations, delay the introduction and sale of our products in international markets, or, in some cases, prevent the export or import of our products and technology to certain countries, regions, governments, persons, or entities altogether, which could adversely affect our business, financial condition and results of operations.

Employees

As of December 31, 2020, we had 29 full-time employees, 4 part-time employees and 4 independent contractors, of which 32 are based in the United Kingdom. 17 of our employees hold advanced degrees, including 11 Ph.Ds. We believe that our scientists and technical experts are significant assets of our business and we value and support hiring exceptional talent to further develop our TRUFLEX® technology and drive our business growth.

Properties

Our headquarters are located in Manchester, England, where we lease approximately 8,000 square feet of commercial space for research and development, engineering, testing and corporate offices pursuant to a lease that expires in 2022. We also have a leased office in Hsinchu City Taiwan where we lease approximately 1,000 square feet of office space pursuant to a lease which expires in 2022. We use the CPI facility in Sedgefield, England for virtually all of our fabrication activities. In addition we lease three offices at CPI pursuant to leases which expire in 2021 and are renewed on an annual basis. We also maintain access to additional office space on a temporary or as-needed basis. We believe that our facilities are suitable to meet our current needs and that suitable space will be available on acceptable terms as may be required to support the expected growth in our business.

RISK FACTORS

An investment in our securities is highly speculative and involves a high degree of risk. We face a variety of risks that may affect our operations or financial results and many of those risks are driven by factors that we cannot control or predict. Investors should carefully consider the risks described below and all of the other information set forth in this Report, before deciding to invest in our common stock. If any of the risks described below occur, our business, financial condition, results of operations and prospects could be materially adversely affected. In that case, the market price of our common stock would likely decline and investors could lose all or a part of their investment. Only those investors who can bear the risk of loss of their entire investment should consider an investment in our securities. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our operations.

Summary of Risk Factors

•	We have a history of losses, anticipate increasing our operating expenses in the future, and may not be able to achieve or maintain profitability.

•	Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

•	Our quarterly results of operations are likely to vary from period to period.

•	We compete in highly competitive markets characterized by rapid technological changes, and existing and new companies may introduce products that compete with ours, which may adversely our business and operating results.

•	If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell our existing or future product candidates, if approved, or generate product revenue.

•	The loss of access to the CPI facility, or our inability to enter into agreements with third-party fabricators could have a material adverse effect on our business development.

•	We expect that our sales cycles will be long and unpredictable, and our sales efforts will require considerable time and expense. As a result, our revenue is difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

•	We rely on our management team and other key employees and will need additional personnel to grow our business.

•	If we fail to effectively manage our growth, our business, financial condition and results of operations would be harmed.

•	The COVID-19 pandemic or the widespread outbreak of any other communicable disease could materially and adversely affect our business, financial condition and results of operations.

•	We are subject to a number of risks associated with international sales and operations.

•	The potential impact of “Brexit” could have a material adverse effect on our business.

•	Our business is subject to, and may be affected by, government regulation.

•	Any failure by us to protect our proprietary technologies or maintain the right to use certain technologies may negatively affect our ability to compete.

•	Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

•	Failure to maintain effective internal controls over financial reporting could have a materially adverse effect on our business, operating results and stock price.

•	We identified material weaknesses in connection with our internal financial reporting controls.

•	Our lack of an independent audit committee at this time may hinder our board of directors’ effectiveness in monitoring our compliance with our disclosure and accounting obligations.

•	An active trading market for our common stock may not develop or be sustained which may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

•	We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange.

•	The designation of our common stock as a “penny stock” would limit the liquidity of our common stock.

•	If we are unable to timely register the shares of our common stock issued or issuable to stockholders in the Exchange or the Offering, then the ability to re-sell shares of our common stock will be delayed.

•	Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

•	No assurance can be given that the Octopus Share Purchase will be consummated or as to the timing thereof.

•	Because the SEC is likely to treat the Exchange as a reverse merger, the registration statement we file with respect to the shares of our common stock received by stockholders of SmartKem in the Exchange, investors in the Offering and the shares of our common stock held by our pre-Exchange stockholders may be subject to heightened scrutiny by the SEC.

•	Our principal stockholders and management will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

•	Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

•	Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

•	If SmartKem was treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year prior to the Exchange or for the current taxable year, the Exchange could have materially adverse U.S. federal income tax consequences to SmartKem’s former securityholders that are U.S. persons

Risks Related to our Business and the Industry in Which We Operate

We have a history of losses, anticipate increasing our operating expenses in the future, and may not be able to achieve or maintain profitability. If we cannot achieve or maintain profitability, stockholders could lose all or part of their investment.

Since our inception, we have generated substantial net losses as we have devoted our resources to the development of our technology, and our business model has not been proven. As of December 31, 2020 and December 31, 2019, we had an accumulated deficit of $57.9 million and $34.8 million, respectively. For the years ended December 31, 2020 and 2019, our net loss was $23.1 million and $8.9 million, respectively. We expect our operating expenses to increase in the future as we expand our sales and marketing efforts and continue to invest in our infrastructure and research and development of our technologies. These efforts may be more costly than we expect, and we may not be able to generate revenue to offset our increased operating expenses. If we are unable to generate revenue, we may never become profitable or be able to maintain any future profitability. If this were to occur, our stockholders could lose all or part of their investment.

Our recurring losses from operations have raised substantial doubt regarding our ability to continue as a going concern.

We have incurred recurring losses since inception and, as of December 31, 2020, had an accumulated deficit of $57.9 million. We anticipate operating losses to continue for the foreseeable future due to, among other things, costs related to research funding, further development of our technology and products and expenses related to the commercialization of our products, and it is possible we will never achieve profitability. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our financial statements as of and for the years ended December 31, 2019 and 2020. Future reports on our financial statements may include an explanatory paragraph with respect to our ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might be necessary should we be unable to continue as a going concern.

We expect that our cash and the net proceeds from the initial closing of the Offering will be sufficient to support our operations through the first half of 2023, without such, management believes that we do not have sufficient cash to support our operations beyond the first quarter of 2021. We will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. It is possible this period could be shortened if there are any significant increases in planned spending or development programs or more rapid progress of development programs than anticipated. Our future capital requirements will depend on many factors including our ability to generate revenue from product sales, the timing and extent of spending to support our sales and marketing, product development and research and development efforts and our needs for working capital to support our business operations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate commercialization, our research and product development, or grant rights to develop and market our products that we would otherwise prefer to develop and market ourselves, it may also impact our ability to continue as a going concern. The perception that we may not be able to continue as a going concern may cause others to choose not to deal with us due to concerns about our ability to meet our contractual obligations.

Our quarterly results of operations are likely to vary from period to period, which could cause the market price of our common stock to fluctuate or decline.

Our results of operations have varied from period to period, and we expect that our quarterly results of operations will continue to vary as a result of a number of factors, many of which are outside of our control and may be difficult to predict, including:

•	our ability to attract existing customers, including due to our perceived or actual financial condition;
•	the budgeting cycles and purchasing practices of customers;
•	the timing and length of our sales cycles, including the ability of our customers to design-in successfully with our technology;
•	changes in customer requirements or market needs, including market acceptance of our technology;
the timing and impact of new product introductions by us or our competitors or any other change in the competitive landscape of the semiconductor industry, including consolidation among our customers or competitors;
•	deferral of orders from customers in anticipation of new products or product enhancements announced by us or our competitors;
•	our ability to execute our growth strategy and operating plans;
•	our ability to successfully expand our business domestically and internationally;
•	our ability to successfully compete with other companies in our market;
•	changes in our pricing policies or those of our competitors;
•	any disruption in, or termination of, our relationship with channel partners;
•	insolvency or credit difficulties confronting our customers, affecting their ability to purchase or pay for our products, or confronting our key suppliers, which could disrupt our supply chain;
•	the cost and potential outcomes of potential future litigation;
•	general economic conditions, both domestic (including the impact of “Brexit” on the U.K. economy) and in our foreign markets; and
•	the amount and timing of operating costs and capital expenditures related to the expansion of our business.

Any of the above factors, individually or in the aggregate, may result in significant fluctuations in our quarterly operating results. As a result of this variability, our historical results of operations should not be relied upon as an indication of future performance. Moreover, this variability and unpredictability could result in our failure to follow through on our operating plans or meet the expectations of investors for any period. If we fail to follow through on our operating plans or meet such expectations for these or other reasons, the market price of our common stock could fall substantially.

We may not be able to develop technologies and products to satisfy changes in customer demand or industry standards, and our competitors could develop products that decrease the demand for our products.

Rapidly changing technologies and industry standards, along with frequent new product introductions, characterize the industries of many of our customers and potential customers. Our financial performance depends, in part, on our ability to design, develop, manufacture, assemble, test, market and support new products and enhancements on a timely and cost-effective basis.

We have not commercialized any of our products. Our principal focus has been on research and development activities to improve our technology and make our product offerings more attractive to potential customers. These projects are subject to various risks and uncertainties we are not able to control, including changes in customer demand or industry standards and the introduction of new or superior technologies by others. Moreover, any failure by us in the future to develop new technologies or timely react to changes in existing technologies could materially delay our development of new products, which could result in product obsolescence, decreased revenues and a loss of our market share to our competitors. In addition, products or technologies developed by others may render our products or technologies obsolete or non-competitive. Further, if our products are not in compliance with prevailing industry standards, such non-compliance could materially and adversely affect our financial condition, cash flows and results of operations.

We compete in highly competitive markets characterized by rapid technological changes, and existing and new companies may introduce products that compete with ours, which may adversely our business and operating results.

The markets in which we compete are highly competitive. We expect competition to intensify in the future as existing competitors and new market entrants introduce new products into our markets. This competition could result in increased pricing pressure, reduced profit margins, increased sales and marketing expenses, and the loss of market share, any of which could seriously harm our business, financial condition and results of operations. Additionally, our competitors may develop technology that would make ours non-competitive or obsolete. If we do not keep pace with product and technology advances and otherwise keep our product offerings competitive, there could be a material and adverse effect on our competitive position, revenue and prospects for growth. Many of our existing competitors, have, and some of our potential competitors could have, substantial competitive advantages such as:

•	greater name recognition, longer operating histories and larger customer bases;
•	larger sales and marketing budgets and resources;
•	broader distribution and established relationships with channel partners and customers
•	broader and deeper product lines;
•	greater customer support resources;
•	greater resources to make acquisitions;
•	lower labor and research and development costs;
•	substantially greater financial and other resources; and
•	larger scale manufacturing operations.

Some of our larger competitors have substantially broader product offerings and may be able to leverage their relationships with channel partners and customers based on other products to gain business in a manner that discourages users from purchasing our products, including by selling at zero or negative margins or product bundling. Potential customers may also prefer to purchase from their existing suppliers rather than a new supplier regardless of product performance or features. As a result, even if the features of our products are superior, customers may not purchase our products. In addition, innovative start-up companies, and larger companies that are making significant investments in research and development, may invent similar or superior products and technologies that compete with our products. Our current and potential competitors may also establish cooperative relationships among themselves or with third parties that may further enhance their resources. If we are unable to compete successfully, or if competing successfully requires us to take costly actions in response to the actions of our competitors, our business, financial condition and results of operations could be adversely affected.

If we are unable to establish sales capabilities on our own or through third parties, we may not be able to market and sell our existing or future product candidates, if approved, or generate product revenue.

We do not currently have a fully staffed sales organization. We intend to commercialize our products with a direct sales force. To achieve this, we will be required to build a direct sales organization. We also will have to build our marketing, sales, managerial and other non-technical capabilities or make arrangements with third parties for distribution and to perform certain of these other services, and we may not be successful in doing so. Building an internal sales organization is time consuming and expensive and will significantly increase our compensation expense. We may be unable to secure contracts with distributors on favorable terms or at all. We have no prior experience in the marketing, sale and distribution of our products and there are significant risks involved in building and managing a sales organization, including our ability to hire, retain and motivate qualified individuals, generate sufficient sales leads, provide adequate training to sales and marketing personnel, and effectively oversee a geographically dispersed sales and marketing team. If we are unable to build an effective sales organization and/or if we are unable to secure relationships with third-party distributors, we will not be able to commercialize successfully our products, our future product revenue will suffer and we would incur significant additional losses.

We rely on CPI for access to fabrication and expect to enter into arrangements with third-party fabricators to produce our products at commercial scale. The loss of access to the CPI facility, or our inability to enter into agreements with third-party fabricators could have a material adverse effect on our business development.

We do not have our own fabrication facility and rely on CPI for access to its facility for fabrication of prototypes and demonstration products. If we lost access to CPI’s fabrication facility, it would materially and adversely affect our ability to manufacture prototypes and demonstration products for potential customers. The loss of access may also significantly impede our ability to engage in product development and process improvement activities.

We expect to enter into arrangements with third-party fabricators to produce products for customers for demonstration products or for commercial product sale, other than for our formulated materials. The third party fabricators are often located in Asia, but could also be in the United States. No assurance can be given that we will be able to negotiate agreements with third-party fabricators on terms that are acceptable to us.

Third-party fabricators may not have the ability to provide us with access to adequate capacity for our needs and our customers’ needs. We will also have less control over delivery schedules and overall support compared to competitors who have commercial fabrication operations. If the fabricators we use are unable or unwilling to manufacture our products in our required volumes, or at specified times, we may have to identify and qualify acceptable additional or alternative fabricators. This qualification process could typically take three to six months and we may not find sufficient capacity in a timely manner or at an acceptable cost to satisfy our production requirements.

Some companies that supply products to our customers are similarly dependent on a limited number of suppliers. These other companies’ products may represent important components of the displays into which our products are designed. If these companies are unable to produce the volumes demanded by our customers, our customers may be forced to slow down or halt production on the equipment for which our products are designed, which could materially impact our order levels and our results of operations.

Because we will depend on third-party fabricators to manufacture products for us, we will be susceptible to manufacturing delays and pricing fluctuations that could prevent us from shipping customer orders on time, if at all, or on a cost-effective basis, which may result in the loss of sales, income and customers.

We expect to rely on third-party fabricators to manufacture products containing our proprietary inks for certain of our future customers. Our reliance on these third-party fabricators reduces our control over the manufacturing process and exposes us to risks, including reduced control over quality assurance, product costs, and product supply and timing. Any manufacturing disruption by these third-party fabricators could severely impair our ability to fulfill orders. Our reliance on third-party fabricators also creates the potential for infringement or misappropriation of our intellectual property. If we are unable to manage our relationships with third-party fabricators effectively, or if our third-party fabricators experience delays or disruptions for any reason, increased manufacturing lead-times, capacity constraints or quality control problems in their fabrication operations, or if they otherwise fail to meet our future requirements for timely delivery, our ability to ship products to our customers would be severely impaired, and our business and results of operations would be seriously harmed.

We expect that our sales cycles will be long and unpredictable, and our sales efforts will require considerable time and expense. As a result, our revenue is difficult to predict and may vary substantially from period to period, which may cause our results of operations to fluctuate significantly.

Our results of operations may fluctuate, in part, because of the resource intensive nature of our sales efforts, the length and variability of our expected sales cycle and the short-term difficulty in adjusting our operating expenses. We provide reference designs and prototypes intended to demonstrate our ability to satisfy customer requirements and we expect that we will be required to continue to do so before receiving sales orders, which will result in a relatively long sales cycle. Because we expect that the length of time required to close a sale will vary substantially from customer to customer and each customer has its own requirements, it is difficult to predict exactly when, or even if, we will make a sale with a potential customer after significant work has been put in to create a model or prototype. As a result, we expect that individual sales will, in some cases, occur in quarters subsequent to or in advance of those we anticipated, or will not occur at all, which makes it difficult for us to forecast our revenue accurately in any quarter. Because a substantial portion of our expenses are relatively fixed in the short term, our results of operations will suffer if our revenue falls below expectations in a particular quarter, which could cause the market price of our common stock to decline. Additionally, to the extent our competitors develop products that our prospective customers view as equivalent or superior to ours, the average duration of our sales cycles may increase, and our sales efforts may be less successful.

Our current operations are concentrated in one location and in the event of an earthquake, terrorist attack or other disaster affecting this location or those of our major suppliers, our operations may be interrupted and our business may be harmed.

Our principal executive offices and primary operating facilities are situated in England and Asia, and most of our major suppliers, which are wafer foundries and assembly houses, are located in areas that have been subject to severe earthquakes and are susceptible to other disasters such as tropical storms, typhoons or tsunamis. In the event of a disaster, such as an earthquake and tsunami in Japan, we or one or more of our major suppliers may be temporarily unable to continue operations and may suffer significant property damage. Any interruption in our ability, or that of our major suppliers, to continue operations could delay the development and shipment of our products and have a substantial negative impact on our financial results. As part of our risk management policy, we maintain insurance coverage at levels that we believe are appropriate for our business. However, in the event of an accident or incident at these facilities, we cannot assure you that the amounts or coverage of insurance will be sufficient to satisfy any damages and losses.

We rely on our management team and other key employees and will need additional personnel to grow our business. The loss of one or more key employees or our inability to attract and retain qualified personnel could harm our business.

Our future success is substantially dependent on our ability to attract, retain and motivate the members of our management team and other key employees throughout our organization. The loss of one or more members of our management team or other key employees could materially impact our sales or our research and development programs and materially harm our business, financial condition, results of operations and prospects. We do not maintain key person life insurance policies on any of our management team members or key employees. Competition for highly skilled personnel is intense. We may not be successful in attracting or retaining qualified personnel to fulfill our current or future needs. Our competitors may be successful in recruiting and hiring members of our management team or other key employees, and it may be difficult for us to find suitable replacements on a timely basis, on competitive terms, or at all.

If we fail to effectively manage our growth, our business, financial condition and results of operations would be harmed.

We are a development stage company and are subject to the strains of ongoing development and growth, which has placed significant demands on our management and our operational and financial infrastructure. To manage any growth effectively, we must continue to improve our operational, financial and management systems and controls by, among other things:

•	effectively attracting, training and integrating new employees, particularly members of our sales, applications and research and development teams;

•	further improving our key business applications, processes and IT infrastructure to support our business needs;

•	enhancing our information and communication systems to ensure that our employees and offices around the world are well coordinated and can effectively communicate with each other and our channel partners and customers; and

•	appropriately documenting and testing our IT systems and business processes.

These and other improvements in our systems and controls will require significant capital expenditures and the allocation of valuable management and employee resources. If we fail to implement these improvements effectively, our ability to manage growth and ensure ongoing operation of key business systems would be impaired, and our business, financial condition and results of operations would be harmed.

The COVID-19 pandemic or the widespread outbreak of any other communicable disease could materially and adversely affect our business, financial condition and results of operations.

We face risks related to health epidemics or outbreaks of communicable diseases, for example, the recent outbreak around the world of the highly transmissible and pathogenic coronavirus COVID-19. The outbreak of such communicable diseases could result in a widespread health crisis that could adversely affect general commercial activity and the economies and financial markets of many countries.

In December 2019, a novel strain of coronavirus, COVID-19, was reported to have surfaced in Wuhan, China and on March 11, 2020 was declared a pandemic by the World Health Organization. To limit the spread of COVID-19, governments have taken various actions from time to time including the issuance of travel restrictions, complete or partial prohibitions of non-essential activities, restrictions or shutdowns of non-essential businesses, stay-at-home orders and social distancing guidelines. Some of these actions have varied from initial responses, pivoting between full or complete to partial or limited restrictions depending upon local or regional conditions. As local jurisdictions continue to impose new restrictions or alter existing ones, our ability to continue to operate our business may also be limited. Such events may result in a period of business, supply and manufacturing disruption, and in reduced operations, any of which could materially affect our business, financial condition and results of operations. For example, during the pandemic, travel to and from Asia has been significantly restricted. As a result, we have had to cease virtually all business travel and have sought to increase our presence in affected markets through other means, including the hiring of additional local staff where appropriate. Because our expected customers will require training and support in process development to adopt the use of our inks in their products, our inability to travel to customers sites or to bring customers to our facilities for training has and may continue to significantly affect our ability to obtain customers and create a market for our inks.

Many of our expected customers are located in Asia, a region which has reported large numbers of patient cases and deaths and which has imposed severe lock-down restrictions in an effort to combat the pandemic. Those customers have reported supply shortages and manufacturing delays as a result of the pandemic and the related restrictions, which has had a material adverse impact on the expected markets for our products. In addition, shipping costs have increased significantly as a result of limitations on other modes of transportation.

The global spread of COVID-19 has created significant volatility and uncertainty in global financial markets and may materially affect us economically and such conditions continue to persist. While the potential economic impact brought by, and the duration of, the COVID-19 or another pandemic may be difficult to assess or predict, a widespread pandemic could result in significant disruption of global financial markets, reducing our ability to access capital, which could in the future negatively affect our liquidity. In addition, a recession or market correction resulting from the spread of COVID-19 or another similar pandemic could materially affect our business and the value of our common stock.

The COVID-19 outbreak may also affect the ability of our staff and the parties we work with to carry out our product development and manufacturing activities. We rely on our research and development employees, consultants, independent contractors, contract manufacturers and other third-party service providers to assist us in developing, producing and marketing our products. We believe that the COVID-19 pandemic may negatively impact the ability of these parties to provide us with the level of resources and services required for us to successfully develop, produce and sell our products. From time to time, our ability to provide fabrication services to potential customers has also been affected.

The extent to which the COVID-19 or another world-wide pandemic may impact our operations will depend on future developments, which are highly uncertain and cannot be predicted with confidence, such as the duration and geographic reach of the outbreak, the severity of the outbreak in particular regions, the effectiveness of actions to contain COVID-19 or another communicable disease and the availability and cost of vaccines and other treatments for those affected by the pandemic.

We are subject to a number of risks associated with international sales and operations.

We have small teams that are engaged in marketing, selling and supporting our products internationally. As a result, we must hire and train experienced personnel to staff and manage our foreign operations. To the extent that we experience difficulties in recruiting, training, managing and retaining international employees, particularly managers and other members of our international sales team, we may experience difficulties in sales productivity in, or market penetration of, foreign markets. We also enter into strategic distributor and reseller relationships with companies in certain international markets where we do not have a local presence. If we are not able to maintain successful strategic distributor and reseller relationships with our international channel partners or recruit additional channel partners, our future success in these international markets could be limited.

We are subject to risks associated with international operations.

We have operations in the United Kingdom and Asia and expect that most of our sales revenue will result from sales to customers in Asia. A number of risks inherent in international operations could have a material adverse effect on our results of operations, including:

•	fluctuations in U.S. dollar/U.K. pound value arising from transactions denominated in foreign currencies and the translation of certain foreign currency subsidiary balances;

•	difficulties in staffing and managing multi-national operations;

•	general economic and political uncertainties and potential for social unrest in countries in which we or our customers operate;

•	limitations on our ability to enforce legal rights and remedies;

•	restrictions on the repatriation of funds;

•	changes in trade policies, laws, regulations, political leadership and environment, and/or security risks;

•	tariff regulations;

•	difficulties in obtaining export and import licenses and compliance with export/import controls and regulations;

•	the risk of government financed competition;

•	compliance with a variety of international laws as well as U.K. regulations, rules and practices affecting the activities of companies abroad; and

•	difficulties in managing and staffing international operations and the required infrastructure costs, including legal, tax, accounting, and information technology.

Failure to comply with anti-bribery, anti-corruption and anti-money laundering laws as well as export control laws, import and customs laws, trade and economic sanctions laws and other laws governing our operations could subject us to penalties and other adverse consequences.

We are subject to anti-bribery, anti-corruption and anti-money laundering laws and regulations including the U.K. Bribery Act 2010 (“Bribery Act”), the U.S. Foreign Corrupt Practices Act (“FCPA”) and other anti-corruption, anti-bribery, and anti-money laundering laws in the jurisdictions in which we do business from time to time, both domestic and abroad. These laws generally prohibit us and our employees from improperly influencing government officials or commercial parties in order to obtain or retain business, direct business to any person or gain any improper advantage. The Bribery Act, FCPA and similar applicable anti-bribery and anti-corruption laws also prohibit our third-party business partners, representatives and agents from engaging in corruption and bribery. We and our third-party business partners, representatives and agents may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We may be held liable for the corrupt or other illegal activities of these third-party business partners and intermediaries, our employees, representatives, contractors, channel partners and agents, even if we do not explicitly authorize such activities. These laws also require that we keep accurate books and records and maintain internal controls and compliance procedures designed to prevent any such actions.

We are also subject to other laws and regulations governing international operations, including regulations administered by the governments of the U.K and the U.S., and authorities in the European Union, including applicable export control regulations, economic sanctions and embargoes on certain countries and persons, anti-money laundering laws, import and customs requirements and currency exchange regulations, collectively referred to as the Trade Control laws.

Any violation of the Bribery Act, FCPA or other applicable anti-bribery, anti-corruption laws and anti-money laundering laws including Trade Control laws could result in whistleblower complaints, adverse media coverage, investigations, imposition of significant legal fees, loss of export privileges, severe criminal or civil sanctions or suspension or debarment from government contracts, substantial diversion of management’s attention, drop in stock price or overall adverse consequences to our business, all of which may have an adverse effect on our reputation, business, financial condition, and results of operations.

The potential impact of “Brexit” could have a material adverse effect on our business.

The determination by the U.K. to exit its relationship with the European Union (“Brexit”) could have an impact on our business, financial condition and results of operations. The U.K.’s membership of the European Union ceased on January, 1 2021. There are significant uncertainties in relation to what the impact will be on the fiscal, monetary and regulatory landscape in the U.K., including inter alia, the U.K.’s tax system, the conduct of cross-border business and export and import tariffs. There is also uncertainty in relation to how, when and to what extent these developments will impact on the economy in the U.K., the future growth of its various industries on levels of investor activity and confidence, on market performance and on exchange rates. There is also a risk that Brexit could result in other member states of the European Union reconsidering their respective membership of the European Union. Although it is not possible to predict fully the effects of the exit of the U.K. from the European Union, any of these risks, taken singularly or in the aggregate, could have a material adverse effect on our business, financial condition and results of operations.

Our business may be affected by litigation and government investigations.

We may from time to time receive inquiries and subpoenas and other types of information requests from government authorities and others and we may become subject to claims and other actions related to our business activities. While the ultimate outcome of investigations, inquiries, information requests and legal proceedings is difficult to predict, defense of litigation claims can be expensive, time-consuming and distracting, and adverse resolutions or settlements of those matters may result in, among other things, modification of our business practices, costs and significant payments, any of which could have a material adverse effect on our business, financial condition, results of operations and prospects.

Risks Related to our Intellectual Property

Any failure by us to protect our proprietary technologies or maintain the right to use certain technologies may negatively affect our ability to compete.

To compete effectively, we must protect our intellectual property. We rely on a combination of patents, trademarks, copyrights, trade secret laws, confidentiality procedures and licensing arrangements to protect our intellectual property rights. We hold numerous patents and have a number of pending patent applications. However, our portfolio of patents evolves as new patents are issued and older patents expire and the expiration of patents could have a negative effect on our ability to prevent competitors from duplicating certain or all of our products.

We might not succeed in obtaining patents from any of our pending applications. Even if we are awarded patents, they may not provide any meaningful protection or commercial advantage to us, as they may not be of sufficient scope or strength or may not be issued in all countries where our products can be sold. In addition, our competitors may be able to design around our patents.

There can be no assurance that an issued patent will remain valid and enforceable in a court of law through the entire patent term. Should the validity of a patent be challenged, the legal process associated with defending the patent can be costly and time consuming. Issued patents can be subject to oppositions, interferences and other third-party challenges that can result in the revocation of the patent or limit patent claims such that patent coverage lacks sufficient breadth to protect subject matter that is commercially relevant. Competitors may be able to circumvent our patents. In cases where market ramp of our products may encounter delays it is possible that some patents or licensed patents covering the product has expired or will be in force for only a short period of time following such market ramp. We cannot predict with any certainty if any third party patent rights, or other proprietary rights, will be deemed infringed by the use of our technology. Nor can we predict with certainty which, if any, of these rights will or may be asserted against us by third parties.

To protect our product technology, documentation and other proprietary information, we enter into confidentiality agreements with our employees, customers, consultants and strategic partners. We require our employees to acknowledge their obligation to maintain confidentiality with respect to our products. Despite these efforts, we cannot guarantee that these parties will maintain the confidentiality of our proprietary information in the course of future employment or working with other business partners. We develop, manufacture and sell our products in Asia and other countries that may not protect our intellectual property rights to the same extent as the laws of the U.K. and the U.S. This makes piracy of our technology and products more likely. Steps we take to protect our proprietary information may not be adequate to prevent theft of our technology. We may not be able to prevent our competitors from independently developing technologies and products that are similar to or better than ours.

Vigorous protection and pursuit of intellectual property rights or positions characterize the semiconductor industry. This often results in expensive and lengthy litigation. We, and our customers or suppliers, may be accused of infringing patents or other intellectual property rights owned by third parties in the future. An adverse result in any litigation against us or a customer or supplier could force us to pay substantial damages, stop manufacturing, using and selling the infringing products, spend significant resources to develop non-infringing technology, discontinue using certain processes or obtain licenses to use the infringing technology. In addition, we may not be able to develop non-infringing technology or find appropriate licenses on reasonable terms or at all.

Patent disputes in the semiconductor industry between industry participants are often settled through cross-licensing arrangements. Our portfolio of patents may not have the breadth to enable us to settle an alleged patent infringement claim through a cross-licensing arrangement, especially for patent disputes brought by non-practicing entities (patent holders who do not manufacture products but only seek to monetize patent rights) that cannot be settled through cross-licensing and cannot be avoided through cross-licensing with industry practitioners. We may therefore be more exposed to third-party claims than some of our larger competitors and customers.

Customers may make claims against us in connection with infringement claims made against them that are alleged to relate to our products or components included in our products, even where we obtain the components from a supplier. In such cases, we may incur monetary losses due to cost of defense, settlement or damage award and non-monetary losses as a result of diverting valuable internal resources to litigation support. To the extent that claims against us or our customers relate to third-party intellectual property integrated into our products, there is no assurance that we will be fully or even partially indemnified by our suppliers against any losses.

Furthermore, we may initiate claims or litigation against third parties for infringing our proprietary rights or to establish the validity of our proprietary rights. This could consume significant resources and divert the efforts of our technical and management personnel, regardless of the litigation’s outcome.

Risks Related to our Financial Control Environment

Being a public company can be administratively burdensome and will significantly increase our legal and financial compliance costs.

As a public reporting company, we are subject to the information and reporting requirements of the Securities Act, the Exchange Act and other federal securities laws, rules and regulations related thereto, including compliance with the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and the Dodd-Frank Wall Street Reform and Consumer Protection Act. In addition, the listing requirements of any national securities exchange or other exchange and other applicable securities rules and regulations impose various requirements on public companies. Our management and other personnel will need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will significantly increase our legal and financial compliance costs and will make some activities more time-consuming and costly. Among other things, we are required to:

•	maintain and evaluate a system of internal controls over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act and the related rules and regulations of the SEC and the Public Company Accounting Oversight Board;

•	maintain policies relating to disclosure controls and procedures;

•	prepare and distribute periodic reports in compliance with our obligations under federal securities laws;

•	institute a more comprehensive compliance function, including with respect to corporate governance; and

•	involve, to a greater degree, our outside legal counsel and accountants in the above activities.

The costs of preparing and filing annual and quarterly reports, proxy statements and other information with the SEC and furnishing audited reports to stockholders is expensive and much greater than that of a privately-held company, and compliance with these rules and regulations will require us to hire additional financial reporting, internal controls and other finance personnel, and will involve a material increase in regulatory, legal and accounting expenses and the attention of our board of directors and management. In addition, being a public company makes it more expensive for us to obtain director and officer liability insurance. In the future, we may be required to accept reduced coverage or incur substantially higher costs to obtain this coverage. These factors could also make it more difficult for us to attract and retain qualified executives and members of our board of directors.

Failure to maintain effective internal controls over financial reporting could have a material adverse effect on our business, operating results and stock price.

Prior to the consummation of the Exchange, SmartKem was not a publicly listed company, nor an affiliate of a publicly listed company, and did not have dedicated accounting personnel and other resources to address internal control and other procedures commensurate with those of a publicly listed company. Effective internal control over financial reporting is necessary to increase the reliability of financial reports.

The standards required for a public company under Section 404(a) of the Sarbanes-Oxley Act are significantly more stringent than those required of SmartKem as a privately held company. Our management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Exchange. If we are not able to implement the additional requirements of Section 404(a) in a timely manner or with adequate compliance, we may not be able to assess whether our internal controls over financial reporting are effective, which may subject it to adverse regulatory consequences and could harm investor confidence and the market price of our common stock.

Following the Exchange, our independent registered public accounting firm will not be required to report on the effectiveness of our internal control over financial reporting pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002 until our first annual report on Form 10-K following the date on which we cease to qualify as an “emerging growth company,” which may be up to five full fiscal years following the date of the first sale of common equity securities pursuant to an effective registration statement. If such evaluation were performed, control deficiencies could be identified by our management, and those control deficiencies could also represent one or more material weaknesses. In addition, we cannot predict the outcome of this determination and whether we will need to implement remedial actions in order to implement effective control over financial reporting. If in subsequent years we are unable to assert that our internal control over financial reporting is effective, or if our auditors express an opinion that our internal control over financial reporting is ineffective, we may fail to meet the future reporting obligations in a timely and reliable manner and our financial statements may contain material misstatements. Any such failure could also adversely cause our investors to have less confidence in the accuracy and completeness of our financial reports, which could have a material adverse effect on the market price of our common stock.

We identified material weaknesses in connection with our internal financial reporting controls. Although we are taking steps to remediate these material weaknesses, there is no assurance we will be successful in doing so in a timely manner, or at all, and we may identify other material weaknesses.

In connection with the audits of our consolidated financial statements for the years ended December 31, 2020 and 2019, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related to (i) the fact that certain members of our finance team and personnel are able to operate across a number of different functions and have user access that gives rise to segregation of duties risks in connection with our information technology infrastructure and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place, or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit process.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and such control deficiencies could have also represented one or more material weaknesses in addition to those previously identified. We are currently in the process of remediating these material weaknesses and we are taking steps that we believe will address their underlying causes. We have enlisted the help of external advisors to provide assistance in compliance with generally accepted accounting principles in the short term, and are evaluating the longer-term resource needs of our accounting staff, including expertise in compliance with generally accepted accounting principles. These remediation measures may be time consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Our lack of an independent audit committee at this time may hinder our board of directors’ effectiveness in monitoring our compliance with our disclosure and accounting obligations. Until we establish such committee, we will be unable to obtain a listing on a national securities exchange.

Although our common stock is not listed on any national securities exchange, for purposes of independence we use the definition of independence applied by Nasdaq. Currently, our audit committee includes directors who do not meet the heightened independence requirements for membership on our audit committee established by Nasdaq and the SEC. Our audit committee plays a crucial role in the corporate governance process, assessing our processes relating to our risks and control environment, overseeing financial reporting, and evaluating internal and independent audit processes. The lack of a fully independent audit committee may affect our board’s effectiveness in monitoring our compliance with our disclosure and accounting obligations. An independent audit committee is required for listing on any national securities exchange. Therefore, until such time as we meet the audit committee independence requirements of a national securities exchange, we will be ineligible for listing on any national securities exchange. We may, however, have difficulty attracting and retaining independent directors with the requisite qualifications to serve on an audit committee.

If our estimates or judgments relating to our critical accounting policies are based on assumptions that change or prove to be incorrect, our results of operations could fall below the expectations of investors, resulting in a decline in the market price of our common stock.

The preparation of financial statements in conformity with generally accepted accounting principles in the United States (“GAAP”) requires management to make estimates and assumptions that affect the amounts reported in our financial statements. Significant assumptions and estimates used in preparing our financial statements include those related to assets, liabilities, revenue, expenses and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets, liabilities, equity, revenue and expenses that are not readily apparent from other sources. Our results of operations may be adversely affected if our assumptions change or if actual circumstances differ from those in our assumptions, which could cause our results of operations to fall below the expectations of investors, resulting in a decline in the market price of our common stock.

Changes in accounting rules and regulations, or interpretations thereof, could result in unfavorable accounting charges or require us to change our compensation policies.

Accounting methods and policies for companies such as ours, including policies governing revenue recognition, leases, research and development and related expenses, and accounting for stock-based compensation, are subject to review, interpretation and guidance from our auditors and relevant accounting authorities, including the SEC. Changes to accounting methods or policies, or interpretations thereof, may require us to reclassify, restate or otherwise change or revise our historical financial statements, including those contained in this Report.

Risks Related to Our Common Stock and the Offering

We are an “emerging growth company” and we cannot be certain if the reduced reporting requirements applicable to emerging growth companies will make our common stock less attractive to investors.

We are an “emerging growth company” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including (1) not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, (2) reduced disclosure obligations regarding executive compensation in this Report and our periodic reports and proxy statements, and (3) exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. In addition, as an emerging growth company, we are only required to provide two years of audited financial statements and two years of selected financial data in this Report. We could be an emerging growth company for up to five years, although circumstances could cause us to lose that status earlier, including if the market value of our common stock held by non-affiliates exceeds $700.0 million as of June 30 of any year or if we have total annual gross revenue of $1.07 billion or more during any fiscal year, in which cases we would no longer be an emerging growth company as of the following December 31, or if we issue more than $1.0 billion in non-convertible debt during any three-year period, in which case we would no longer be an emerging growth company immediately. Even after we no longer qualify as an emerging growth company, we may still qualify as a “smaller reporting company” which would allow us to take advantage of many of the same exemptions from disclosure requirements including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act and reduced disclosure obligations regarding executive compensation in this Report and our periodic reports and proxy statements. We cannot predict if investors will find our common stock less attractive because we may rely on these exemptions. If some investors find our common stock less attractive as a result, there may be a less active trading market for our common stock and our share price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

We are a smaller reporting company, and we cannot be certain if the reduced disclosure requirements applicable to smaller reporting companies will make our common stock less attractive to investors.

We are currently a “smaller reporting company,” meaning that we are not an investment company, an asset-backed issuer, or a majority-owned subsidiary of a parent company that is not a smaller reporting company and we have a public float of less than $250 million and annual revenues of less than $100 million during our most recently completed fiscal year. In the event that we are still considered a smaller reporting company at such time as we cease being an “emerging growth company,” we will be required to provide additional disclosure in our SEC filings. However, similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosures in their filings; are exempt from the provisions of Section 404(b) of the Sarbanes-Oxley Act requiring that independent registered public accounting firms provide an attestation report on the effectiveness of internal control over financial reporting; and have certain other decreased disclosure obligations in their SEC filings, including, among other things, only being required to provide two years of audited financial statements in annual reports and in a registration statement under the Exchange Act on Form 10. Decreased disclosures in our SEC filings due to our status as a smaller reporting company may make it harder for investors to analyze our results of operations and financial prospects.

An active trading market for our common stock may not develop or be sustained which may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

Our common stock is not listed on a national securities exchange or any other exchange, or quoted on an over-the-counter market. Therefore, there is no trading market, active or otherwise, for our common stock. We plan for our common stock to become and remain eligible for quotation on the OTC Markets, or on another over-the-counter quotation system, or in the pink sheets. In those venues, however, the shares of our common stock may trade infrequently and in low volumes, meaning that the number of persons interested in purchasing our common stock at or near bid prices at any given time may be relatively small or non-existent and the trading price of our common stock may be extremely volatile. Investors may find it difficult to obtain accurate quotations as to the market value of our common stock or to sell their shares at or near bid prices or at all. In addition, if we fail to meet the criteria set forth in SEC regulations, various requirements would be imposed by law on broker-dealers who sell our securities to persons other than established customers and accredited investors. Consequently, such regulations may deter broker-dealers from recommending or selling our common stock, which may further affect the liquidity of our common stock. No assurance can be given that an active trading market for our common stock will develop or be sustained. The lack of an active market for our common stock may make it difficult for investors to sell shares of our common stock and may make it difficult for us to raise capital.

We may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which may cause the trading of our common stock to suffer, cause the trading market for our common stock to be less liquid and subject our common stock price to increased volatility.

In addition, we may not ever be able to satisfy the listing requirements for our common stock to be listed on a national securities exchange, which is often a more widely-traded and liquid market. Some, but not all, of the factors which may delay or prevent the listing of our common stock on a more widely-traded and liquid market include the following: our stockholders’ equity may be insufficient; the market value of our outstanding securities may be too low; our net income from operations may be too low; our common stock may not be sufficiently widely held; we may not be able to secure market makers for our common stock; and we may fail to meet the rules and requirements mandated by the several exchanges and markets to have our common stock listed. Should we fail to satisfy the initial listing standards of the national exchanges or the OTC Markets, or our common stock is otherwise rejected for listing, the trading price of our common stock could suffer, the trading market for our common stock may be less liquid and our common stock price may be subject to increased volatility.

The designation of our common stock as a “penny stock” would limit the liquidity of our common stock.

Our common stock may be deemed a “penny stock” (as that term is defined under Rule 3a51-1 of the Exchange Act) in any market that may develop in the future. Generally, “penny stock” is common stock that is not listed on a securities exchange and trades for less than $5.00 a share. Prices often are not available to buyers and sellers and the market may be very limited. Penny stocks in start-up companies are among the riskiest equity investments. Broker-dealers who sell penny stocks must provide purchasers of these stocks with a standardized risk-disclosure document prepared by the SEC. The document provides information about penny stocks and the nature and level of risks involved in investing in the penny stock market. A broker must also provide purchasers with bid and offer quotations and information regarding broker and salesperson compensation and make a written determination that the penny stock is a suitable investment for the purchaser and obtain the purchaser’s written agreement to the purchase. Many brokers and investors choose not to participate in penny stock transactions, which may result in further liquidity constraints and declines in the trading price of our common stock. Because of the penny stock rules, there may be less trading activity in penny stocks in any market that develops for our common stock in the future and stockholders are likely to have difficulty selling their shares of our common stock.

We do not anticipate paying dividends on our common stock, and investors may lose the entire amount of their investment.

Cash dividends have never been declared or paid on our common stock, and we do not anticipate such a declaration or payment for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant. In addition, we may enter into agreements in the future that could contain restrictions on payments of cash dividends. We expect to use future earnings, if any, to fund business growth. Therefore, stockholders will not receive any funds absent a sale of their shares of our common stock. If we do not pay dividends, our common stock may be less valuable because a return on your investment will only occur if our stock price appreciates. We cannot assure stockholders of a positive return on their investment when they sell their shares of our common stock, nor can we assure that stockholders will not lose the entire amount of their investment.

FINRA sales practice requirements may limit a stockholder’s ability to buy and sell our stock.

The Financial Industry Regulatory Authority (“FINRA”) has adopted rules requiring that, in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer.

Prior to recommending speculative or low-priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA has indicated its belief that there is a high probability that speculative or low-priced securities will not be suitable for at least some customers. If these FINRA requirements are applicable to us or our securities, they may make it more difficult for broker-dealers to recommend that at least some of their customers buy our common stock, which may limit the ability of our stockholders to buy and sell our common stock and could have an adverse effect on the market for and price of our common stock.

The securities issued in the Exchange and the Offering or held by our pre-Exchange stockholders are “restricted securities” and, as such, may not be sold except in limited circumstances.

None of the shares of our common stock, pre-funded warrants or shares of common stock issuable upon the exercise of the pre-funded warrants issued in the Exchange and the Offering or held by our pre-Exchange stockholders have been registered under the Securities Act or registered or qualified under any state securities laws. Such securities were sold or issued pursuant to exemptions contained in and under those laws. Accordingly, such securities are “restricted securities” as defined in Rule 144 under the Securities Act and must, therefore, be held indefinitely unless registered under applicable federal and state securities laws, or an exemption is available from the registration requirements of those laws. The certificates or book-entry entitlements representing such securities reflect their restricted status.

We have agreed to register the shares of our common stock issued in the Exchange and the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants issued in the Offering), as well as the common stock held by our pre-Exchange stockholders. We cannot assure you, however, that the SEC will declare the registration statement effective, thereby enabling such shares of our common stock to be freely tradable. In addition, Rule 144 under the Securities Act, which generally permits the resale, subject to various terms and conditions, of limited amounts of restricted securities after they have been held for six months will not immediately apply to our common stock because we were at one time designated as a “shell company” under SEC regulations. Pursuant to Rule 144(i), securities issued by a current or former shell company that otherwise meet the holding period and other requirements of Rule 144 nevertheless cannot be sold in reliance on Rule 144 until one year after the date on which the issuer filed current “Form 10 information” (as defined in Rule 144(i)) with the SEC reflecting that it ceased being a shell company, and provided that at the time of a proposed sale pursuant to Rule 144, the issuer has satisfied certain reporting requirements under the Exchange Act. We believe this requirement to file Form 10 information has been satisfied by the filing of this Report on Form 8-K. Because, as a former shell company, the reporting requirements of Rule 144(i) will apply regardless of holding period, the restrictive legends on certificates for securities issued in connection with the Exchange and the Offering or held by our pre-Exchange stockholders cannot be removed except in connection with an actual sale that is subject to an effective registration statement under, or an applicable exemption from the registration requirements of, the Securities Act.

If we are unable to timely register the shares of common stock issued or issuable to stockholders in the Exchange or the Offering, then the ability to re-sell shares of such common stock will be delayed.

We have agreed, at our expense, to prepare and file a registration statement with the SEC registering the resale of up to (1) 12,725,000 shares of our common stock issued in connection with the Exchange; (2) 50,000 shares of our common stock issued to an advisor in connection with the Exchange; (3) all shares of our common stock issued in connection with the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering); and (4) 1,000,000 shares of our common stock held by our pre-Exchange stockholders. To the extent such registration statement is not declared effective by the SEC, or there are delays resulting from the SEC review process and comments raised by the SEC during that process, the shares of common stock proposed to be covered by such registration statement will not be eligible for resale until the registration statement is effective or an exemption from registration, such as Rule 144, becomes available. In connection with the Exchange and the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed that, no later than 60 calendar days from the closing of the Offering, we will file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering the shares of our common stock described above (collectively, the “Registrable Shares”). We will use our commercially reasonable efforts to cause such Registration Statement to be declared effective within 150 calendar days after the closing of the Offering.

Substantial future sales of shares of our common stock could cause the market price of our common stock to decline.

We have agreed, at our expense, to prepare and file a registration statement with the SEC registering the resale of up to (1) 12,725,000 shares of our common stock issued in connection with the Exchange; (2) 50,000 shares of our common stock issued to an advisor in connection with the Exchange; (3) all shares of our common stock issued in connection with the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering); and (4) 1,000,000 shares of our common stock held by our pre-Exchange stockholders. After it is effective, the registration statement will permit the resale of these shares of our common stock at any time for up to five years following the effective date of such registration statement. The resale, or expected or potential resale, of a substantial number of shares of our common stock in the public market could adversely affect the market price for our common stock and make it more difficult for you to sell shares of our common stock at times and prices that you feel are appropriate. Furthermore, we expect that, because there will be a large number of shares of our common stock registered pursuant to a registration statement, selling stockholders will continue to offer shares of our common stock covered by such registration statement for a significant period of time, the precise duration of which cannot be predicted. Accordingly, the adverse market and price pressures resulting from an offering pursuant to a registration statement may continue for an extended period of time and continued negative pressure on the market price of our common stock could have a material adverse effect on our ability to raise additional equity capital.

Because our management will have broad discretion over the use of the net proceeds from the Offering, you may not agree with how we use them and the proceeds may not be invested successfully.

We intend to use the net proceeds from the Offering for working capital and general corporate purposes, and therefore our management will have broad discretion as to the use of the Offering proceeds. Accordingly, you will be relying on the judgment of our management with regard to the use of these net proceeds, and you will not have the opportunity, as part of your investment decision, to assess whether the proceeds are being used appropriately. It is possible that the proceeds will be invested in a way that does not yield a favorable, or any, return for our company.

No assurance can be given that the Octopus Share Purchase will be consummated or as to the timing thereof.

Under the terms of the Octopus Letter Agreement, the Octopus Share Purchase may not occur before July 1, 2021 or such date as is one year from the end of our last fiscal year. In the event that we do not change our fiscal year end from December 31, the Octopus Share Purchase could not occur until January 1, 2022, subject to the satisfaction of the other conditions set forth in the Octopus Letter Agreement. The Octopus Share Purchase is conditioned on, among other things, the requirement that our gross assets must be less than £15.0 million at the time of the purchase and less than £16.0 million after giving effect to the Octopus Share Purchase. There can be no assurance what we will satisfy the conditions set forth in the Octopus Letter Agreement, many of which are highly technical due to U.K. tax requirements that are applicable to the Octopus Investors. Consequently, no assurance can be given that the Octopus Share Purchase will be consummated or as to the timing thereof.

If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.

The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us or our business. We do not currently have and may never obtain research coverage by securities and industry analysts. In addition, because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. We cannot assure you that brokerage firms will provide analyst coverage of our company in the future, or continue such coverage if started. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, which could harm our ability to raise additional funding in the future. The failure to receive research coverage or support in the market for shares of our common stock will have an adverse effect on our ability to develop a liquid market for our common stock, which will negatively impact the trading price of our common stock.

In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, or if our operating results fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

Because the SEC is likely to treat the Exchange as a reverse merger, the registration statement we file with respect to the shares of our common stock received by stockholders of SmartKem in the Exchange, investors in the Offering and the shares of our common stock held by our pre-Exchange stockholders may be subject to heightened scrutiny by the SEC.

Certain SEC rules are more restrictive when applied to reverse merger companies, such as the ability of stockholders to re-sell their shares of our common stock pursuant to Rule 144, and the SEC may subject the registration statement we file with respect to the shares of our common stock received by investors in the Exchange and the Offering or held by our pre-Exchange stockholders to heightened scrutiny. The SEC may limit registration of shares of our common stock held by pre-Exchange stockholders, potentially for an extended period of time, which would significantly limit the ability of such holders to sell their shares of our common stock.

Our principal stockholders and management will continue to have substantial control over us after this offering and could delay or prevent a change in corporate control.

Immediately after giving effect to the Exchange, the Stock Forfeiture and the Offering, (1) Octopus Titan VCT Plc will be our largest stockholder, owning approximately 25.5 % of our common stock, and (2) our executive officers and directors, together with holders of 5% or more of our outstanding common stock and their respective affiliates, will beneficially own 44.4% of our common stock. As a result, these stockholders, acting together have the ability to significantly impact the outcome of matters submitted to our stockholders for approval, including the election of directors and any merger, consolidation, or sale of all or substantially all of our assets. In addition, these stockholders, acting together, have the ability to significantly impact the management and affairs of our company. The interests of these stockholders may not be the same as or may even conflict with your interests. The concentration of ownership might decrease the market price of our common stock by:

•	delaying, deferring, or preventing a change in control of the company, which could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company or our assets and might affect the prevailing market price of our common stock;

•	impeding a merger, consolidation, takeover, or other business combination involving us; or

•	discouraging a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

The significant concentration of stock ownership may also adversely affect the trading price of our common stock due to investors’ perception that conflicts of interest may exist or arise.

Provisions in our certificate of incorporation and bylaws and Delaware law might discourage, delay or prevent a change of control of our company or changes in our management and, therefore, depress the trading price of our common stock.

Our certificate of incorporation and bylaws will contain provisions that could depress the trading price of our common stock by acting to discourage, delay or prevent a change in control of our company or changes in our management that the stockholders of our company may deem advantageous. These provisions:

•	establish a classified board of directors so that not all members of our board are elected at one time;

•	provide that directors may only be removed ‘‘for cause;’’

•	authorize the issuance of ‘‘blank check’’ preferred stock that our board of directors could issue from time to time to increase the number of outstanding shares and discourage a takeover attempt

•	eliminate the ability of our stockholders to call special meetings of stockholders;

•	prohibit stockholder action by written consent, which has the effect of requiring all stockholder actions to be taken at a meeting of stockholders;

•	provide that the board of directors is expressly authorized to make, alter or repeal our bylaws;

•	establish advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings; and

•	require supermajority approvals to remove the protective provisions in our certificate of incorporation and bylaws listed above or to amend our bylaws.

Such provisions could impede any merger, consolidation, takeover or other business combination involving the company or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of the company.

Our amended and restated certificate of incorporation designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit the ability of our stockholders to obtain a favorable judicial forum for disputes with us or our directors, officers or other employees.

Our amended and restated certificate of incorporation requires that, unless we consent in writing to the selection of an alternative forum:

•	any derivative action or proceeding brought on our behalf;

•	any action asserting a claim of breach of any fiduciary duty owed by any current or former director, officer, other employee or stockholder of ours to our company or our stockholders;

•	any action asserting a claim arising pursuant to any provision of the DGCL, our certificate of incorporation or bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; or

•	any action asserting a claim governed by the internal affairs doctrine;

the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the exclusive forum or if the Court of Chancery of the State of Delaware does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware.

Furthermore, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all such Securities Act actions. Accordingly, both state and federal courts have jurisdiction to entertain such claims. To prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our amended and restated certificate of incorporation provides that the federal district courts of the United States of America are the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act.

The exclusive forum provisions described above do not apply to claims arising under the Securities Exchange Act of 1934, as amended, or the Exchange Act.

While the Delaware courts have determined that such choice of forum provisions are facially valid, a stockholder may nevertheless seek to bring such a claim arising under the Securities Act against us, our directors, officers, or other employees in a venue other than in the federal district courts of the United States of America. In such instance, we would expect to vigorously assert the validity and enforceability of the exclusive forum provisions of our certificate of incorporation.

Although we believe this provision benefits us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, this provision may limit or discourage a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in the amended and restated certificate of incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business and financial condition.

We note that there is uncertainty as to whether a court would enforce the provision and that investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. Although we believe this provision will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against our directors and officers.

Because we became a reporting company under the Exchange Act by means other than a traditional underwritten initial public offering, we may not be able to attract the attention of research analysts at major brokerage firms.

Because we did not become a reporting company by conducting an underwritten initial public offering of our common stock, and because we will not be listed on a national securities exchange, security analysts of brokerage firms may not provide coverage of our company. In addition, investment banks may be less likely to agree to underwrite secondary offerings on our behalf than they might if we became a public reporting company by means of an underwritten initial public offering, because they may be less familiar with our company as a result of more limited coverage by analysts and the media, and because we became public at an early stage in our development. The failure to receive research coverage or support in the market for shares of our common stock will have an adverse effect on our ability to develop a liquid market for our common stock.

There is no public market for the pre-funded warrants we may sell in the Offering.

There is no established public trading market for the pre-funded warrants we may sell in the Offering, and we do not expect a market to develop. In addition, we do not intend to apply to list the pre-funded warrants on any securities exchange or nationally recognized trading system. Without an active market, the liquidity of the pre-funded warrants will be limited.

Holders of pre-funded warrants will have no rights as common stockholders with respect to the shares of our common stock underlying their pre-funded warrants until such holders exercise their pre-funded warrants and acquire such shares of our common stock.

Until holders of pre-funded warrants acquire shares of our common stock upon exercise of their pre-funded warrants, holders of pre-funded warrants will have no rights with respect to the shares of our common stock underlying their pre-funded warrants. Upon exercise of the pre-funded warrants, the holders will be entitled to exercise the rights of a common stockholder only as to matters for which the record date occurs after the exercise date.

Risks Related to the Exchange

If SmartKem was treated as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year prior to the Exchange or for the current taxable year, the Exchange could have materially adverse U.S. federal income tax consequences to SmartKem’s former securityholders that are U.S. persons within the meaning of Section 7701(a)(30) of the Code.

A corporation will generally be treated as a PFIC for U.S. federal income tax purposes for any taxable year in which, after taking into account the income and assets of such corporation and any subsidiaries which are at least 25% owned, either (i) at least 75% of its gross income consists of certain types of passive income (such as dividends, interest, rents, royalties and the excess of gains over losses from the disposition of assets which produce passive income) or (ii) at least 50% of the average quarterly value of its assets consists of assets that produce, or are held to produce, passive income.  The determination of whether SmartKem was a PFIC is uncertain as it depends on particular facts and circumstances (such as the valuation of SmartKem’s assets, including goodwill and other intangible assets) and may also be affected by the application of the PFIC rules, which are subject to differing interpretations.  Accordingly, no assurance can be provided as to the prior treatment of SmartKem as a PFIC.  If SmartKem was treated as a PFIC during the period in which a U.S. person held SmartKem shares, special rules may apply.  Former securityholders of SmartKem that are U.S. persons should consult their tax advisors regarding the potential U.S. federal income tax consequences of the Exchange to them if SmartKem was treated as a PFIC.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis of our financial condition and results of operations should be read in conjunction with our historical financial statements and the related notes thereto contained in this Report. Some of the information contained in this discussion and analysis or set forth elsewhere in this Report, including information with respect to our plans and strategy for our business, includes forward-looking statements that involve risks and uncertainties. You should review the sections titled “Special Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of forward-looking statements and important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem Limited (“SmartKem”), a private company incorporated under the Laws of England and Wales, and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of our common stock, par value $0.0001 per share (“common stock”), and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.

As a result of the Exchange, we acquired the business of SmartKem and will continue the existing business operations of SmartKem as a public reporting company under the name SmartKem, Inc.

The Exchange was treated as a recapitalization and reverse acquisition for us for financial reporting purposes, and SmartKem is considered the acquirer for accounting purposes.

As a result of the Exchange and the change in our business and operations, a discussion of the past financial results of Parasol is not pertinent, and under applicable accounting principles, the historical financial results of SmartKem, the accounting acquirer, prior to the Exchange are considered our historical financial results.

We are a pioneer in the development of materials and processes used to make organic thin-film transistors (OTFTs) for the manufacture of flexible electronics. Our TRUFLEX® semiconductor technology deposits organic ink on a substrate at a temperature as low as 80°C, enabling manufacturers to use a range of low-cost flexible plastic substrates using existing industry standard equipment and infrastructure. Our transistor stacks are flexible, bendable, wearable and lightweight and can be used in a number of different applications, including bendable smart-phone displays, curved automotive displays, e-paper displays, wearables, fingerprint sensors and printed biosensors.

Since our inception in 2009, we have devoted substantial resources to the research and development of materials and production processes for the manufacture of organic thin film transistors and the enhancement of our intellectual property. Our net loss was $23.1 million and $8.9 million for the years ended December 31, 2020 and 2019 respectively. As of December 31, 2020, our accumulated deficit was $57.9 million. Substantially all of our operating losses have resulted from expenses incurred in connection research and development activities and from general and administrative costs associated with our operations.

We expect to continue to incur significant expenses and operating losses for the foreseeable future. We expect our expenses will increase in connection with our ongoing activities as we:

•	continue to develop or core material, EDA tools and foundry services;

•	add sales and field applications personnel and incur related expenses to support operational growth; and

•	increase activity directly related to promoting our products to increase revenues and add financial accounting and management systems and select personnel and incur additional legal and accounting expense as we operate as a public company.

Recent Developments

Exchange

On February 23, 2021, we entered into a Share Exchange Agreement (the “Exchange Agreement”) with SmartKem Limited (“SmartKem”), a private company incorporated under the Laws of England and Wales, and the former shareholders of SmartKem. Pursuant to the Exchange Agreement, all of the equity interests in SmartKem, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, were exchanged for shares of our common stock, par value $0.0001 per share (“common stock”), and SmartKem became our wholly owned subsidiary (the “Exchange”). The Exchange was consummated on February 23, 2021.

On February 23, 2021, our board of directors and all of our pre-Exchange stockholders approved an amended and restated certificate of incorporation, which was effective upon its filing with the Secretary of State of the State of Delaware on February 23, 2021 and through which we changed our name to “SmartKem, Inc.” On February 23, 2021, our board of directors and all of our pre-Exchange stockholders also adopted restated bylaws.

At the closing of the Exchange (the “Closing”), each SmartKem ordinary share issued and outstanding immediately prior to the Closing was exchanged for 0.0111907 of a share of common stock and each SmartKem A ordinary share issued and outstanding immediate prior to the Closing was exchanged for 0.0676668 of a share of common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem’s ordinary shares and A ordinary shares equal to 12,725,000. This includes enterprise management incentive options to purchase 124,497,910 SmartKem ordinary shares (the “SmartKem EMI Options”) issued and outstanding immediately prior to the Closing that were accelerated and exercised by the holders thereof for a like number of ordinary shares and exchanged for shares of our common stock pursuant to the Exchange. Immediately prior to the Closing, an aggregate of 2,500,000 shares of our common stock owned by the stockholders of Parasol prior to the Exchange were forfeited and cancelled (the “Stock Forfeiture”).

In addition, pursuant to the Exchange Agreement and upon Closing, the unexercised non tax-advantaged options (the “SmartKem Unapproved Options”) to purchase SmartKem ordinary shares issued and outstanding were waived and released by the holders in consideration for new options to purchase such number of shares of our common stock equal to the number of shares of SmartKem ordinary shares subject to the relevant SmartKem Unapproved Option immediately prior to the Exchange, multiplied by the applicable Exchange conversion ratio (which was equal to 0.0111907), with any fraction rounded to the nearest whole number. The exercise price per share of each such new option is equal to the then-current exercise price of the relevant SmartKem Unapproved Option divided by the applicable Exchange conversion ratio (which was equal to 0.0111907) (rounded to the nearest one-tenth of one cent), except for new options issued to a U.S. person which have an exercise price of $2.00 per share. The new options were issued pursuant to our 2021 Plan. The new options replacing the SmartKem Unapproved Options cover an aggregate of 402,586 shares of our common stock, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the options covering the remaining 66,029 shares of our common stock having an exercise price of $2.00 per share.

As discussed in Note 1 to the Consolidated Financial Statements for years ended December 31, 2020 and 2019, all per share and share amounts for all periods presented have been retroactively adjusted to reflect the effect of the Exchange.

SmartKem is considered the accounting acquirer in the Exchange and will account for the transaction as a capital transaction because SmartKem’s former shareholders received substantially all of the voting rights in the combined entity and SmartKem’s senior management represents all of the senior management of the combined entity.

Private Placement

Following the Closing, on February 23, 2021, we sold 10,162,000 shares of our common stock and pre-funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of approximately $24.6 million pursuant to a private placement offering of our common stock (or pre-funded warrants in lieu thereof) at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre-funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share. The private placement offering is referred to herein as the “Offering.”

Key Factors Affecting Our Performance

There are a number of industry factors that affect our business which include, among others:

Overall Demand for Products and Applications using Organic thin film transistors

Our potential for growth depends significantly on the adoption of OTFT materials in the display and sensor markets and our ability to capture a significant share of any market that does develop. We expect that demand for our technology will also fluctuate based on various market cycles, continuously evolving industry supply chains, trade and tariff terms, as well as evolving competitive dynamics in each of the respective markets. These uncertainties make demand difficult to forecast for us and our customers.

Intense and Constantly Evolving Competitive Environment

Competition in the industries we serve is intense. Many companies have made significant investments in product development and production equipment. To remain competitive, market participants must continuously increase product performance, reduce costs and develop improved ways to serve their customers. To address these competitive pressures, we have invested in research and development activities to support new product development, improve ease of use, lower product costs and deliver higher levels of performance to differentiate our products in the market.

Governmental Trade and Regulatory Conditions

Our potential for growth depends on a balanced and stable trade, political, economic and regulatory environment among the countries where we do business. Changes in trade policy such as the imposition of tariffs or export bans to specific customers or countries could reduce or limit demand for our products in certain markets.

Technological Innovation and Advancement

Innovations and advancements in organic materials continue to expand the potential commercial application for our products. However, new technologies or standards could emerge, or improvements could be made in existing technologies that could reduce or limit the demand for our products in certain markets.

Intellectual Property Issues

We rely on patented and non-patented proprietary information relating to product development, manufacturing capabilities and other core competencies of our business. Protection of intellectual property is critical. Therefore, steps such as additional patent applications, confidentiality and non-disclosure agreements, as well as other security measures are important. While we believe we have a strong patent portfolio and there is no actual or, to our knowledge, threatened litigation against us for patent-related matters, litigation or threatened litigation is a common method to effectively enforce or protect intellectual property rights. Such action may be initiated by or against us and would require significant management time and expenses.

Components of Results of Operations

Revenue

Our revenue currently consists of revenue from the sale of demonstration products.

Cost of Revenues. Cost of revenues consists of (1) direct product costs incurred for the raw materials and manufacturing services for our products, (2) fixed product costs primarily relating to production, manufacturing and personnel and (3) depreciation consisting primarily of expenses related to our fixed assets. We expect our cost of goods sold attributable to direct product costs to increase proportionately with increases in revenue, and our cost of goods sold attributable to fixed product costs to remain substantially flat or moderately increase in connection with increases in revenue.

Other Operating Income. Our other income includes government grants received for qualifying research and development projects, and research and development tax credits related to the United Kingdom’s Research and Development Expenditure Credit scheme, which is a government tax incentive designed to reward innovative companies for investing in research and development. The income associated with these items are recognized in the period which the research and development expenses occurred. Additionally, during the year ended December 31, 2020, the Company received government grants under the United Kingdom’s Coronavirus Job Retention Scheme.

Operating Expenses

Research and Development. Research and development expenses consist primarily of compensation and related costs for personnel, including share-based compensation and employee benefits as well as costs associated with design, fabrication and testing of OTFT devices. In addition, research and development expenses include depreciation expenses related to our fixed assets. We expense research and development expenses as incurred. As we continue to invest in developing our technology for new products, we expect research and development expenses to remain flat or moderately increase in absolute dollars but to decline as a percentage of revenue.

Selling, General and Administrative. Selling, general and administrative expenses consist primarily of allocated compensation and related costs for personnel, including share-based compensation, employee benefits and travel. In addition, general and administrative expenses include third-party consulting, legal, audit, accounting services, allocations of overhead costs, such as rent, facilities and information technology. We expect general and administrative expenses to increase in absolute dollars in future periods due to additional legal, accounting, insurance, investor relations and other costs associated with being a public company, as well as other costs associated with growing our business.

Non Operating Income (Expense)

Interest Expense. We issued convertible loans to a number of investors in 2018 and 2019. These loans were all converted to equity in 2020. The loans contained a beneficial conversion feature that resulted in a loan discount upon issue which was recognized as interest expense over the lifetime of the loan. Upon conversion of the loans the remaining unamortised loan discount was recognized as interest expense in 2020.

Interest Income. Interest income is interest on our cash deposits.

Other Income; Other income is the gain or loss on remeasurement of lease liabilities

Changes in Fair Value of Derivative Assets. The convertible loans contained variable conversion price scenarios that were evaluated and determined to be derivatives that were bifurcated from the loan notes and accounted for separately. The resulting derivative is accounted for at estimated market value with changes in the market value recorded in income.

Loss on Conversion of Convertible Notes. In January 2020 when the convertible loan notes were converted to A ordinary shares, a loss on conversion was recognized. The loss represents the difference between the fair value of the A ordinary shares issued and the carrying value of the convertible loan notes plus accrued interest and the fair market value of the embedded derivative on the date of conversion.

Income Tax Expense. Income tax expense consists primarily of income taxes in jurisdictions in which we conduct business. We did not incur any income tax in 2020 or 2019.

Foreign Currency Translation. Foreign currency translation reflect adjustments made due to currency fluctuations.

Results of Operations

The following table sets forth our historical consolidated statements of operations data for the periods indicated (in thousands):

US$ 000	Year ended 31 December		Increase (Decrease)
	2020	2019	Amount	Percentage
Revenue	93.9	5.4	88.5	1639%
Cost of revenues	54.7	4.1	50.6	1234%
Gross Profit	39.2	1.3	37.9	2915%
Other Operating Income	1,436. 9	759.4	677.5	89%
Operating Expenses
Research and development	4,319.0	5,720.6	(1,401.6)	(25%)
Selling, general and administrative	1,707.3	1,869.2	(161.9)	(9%)
Total operating expenses	6,026.4	7,589.8	(1,563.4)	(21%)
Loss from operations	(4,550.4)	(6,829.1)	2,278.7	(33%)
Non Operating Income
Interest expense	(6,834.8)	(1,043.0)	(5,791.8)	55	5%
Interest income	3.4	5.4	(2.0)	(37%)
Other income	0.8	1.5	(0.7)	(47%)
Change in fair value of derivative asset	(6,282.4)	(1,068.3)	(5,214.1)	488%
Loss on conversion of convertible notes payable	(5,469.8)		(5,469.8)	100%
Total non operating income (Expense)	(18,582.8)	(2,104.4)	(16,478.4)	783%
Loss before income tax	(23,133.2)	(8,933.5)	(14,199.7)	159%
Income tax expense	-	-	-
Foreign Currency Translation	(284.2)	(165.8)	(118.4)	71%
Total comprehensive loss	(23,417.4)	(9,099.3)	(14,318.1)	157%

Revenue increased $88.5 thousand, or 1639%, to $93.9 thousand for the year ended December 31, 2020 compared to $5.4 thousand for the year ended December 31, 2019. The increase was primarily due to sales of demonstration units to a new customer in 2020.

Cost of revenues increased $50.6 thousand, or 1234%, to $54.7 thousand for the year ended December 31, 2020, compared to $4.1 thousand for the 2019 period. The increase was primarily due to the cost of materials required to manufacture the demonstrator units sold to a customer in 2020.

Gross profit increased $37.9 thousand for the year ended December 31, 2020 compared to $1.3 thousand for the year ended December 31, 2019. The increase was primarily due to the increase in sales of goods.

Other operating income increased $677.5 thousand, or 89%, to $1.4 million for the year ended December 31, 2020, compared to $760 thousand for the 2019 period. Other operating income in 2019 comprised $1.5 million in research and development tax credits, less a year-end adjustment of $705 thousand related to a reversal of other revenue received in previous years received in relation to EU grant monies received following a notification from the European Commission during 2019 that we may be required to reimburse certain expenses that had been claimed. Other operating income in 2020 comprised research and development tax credits of $922 thousand plus a further recognition of $515 thousand of the previously questioned grant income relating to the EU project upon confirmation that claims had been approved.

Operating expenses decreased $1.6 million, or 21%, to $6.0 million for the year ended December 31, 2020 compared to $7.6 million for the prior year. The decrease was primarily due to the matters described below.

Research and development expense, which represents 72% and 75% of our total operating expenses for the years ended December 31, 2020 and 2019, respectively, decreased $1.4 million, or 25.0%, to $4.3 million for the year ended December 31, 2020, compared to $5.7 million for the year ended December 31, 2019. The decrease was due primarily to our switch from 8 inch to 4 inch substrates for demonstration and evaluation purposes, which resulted in lower material and equipment costs. We also outsourced manufacturing of certain materials which resulted in lower headcount in 2020. We expect that research and development expense will remain relatively stable for 2021 and should decrease as a percentage of revenues over time as we increase product revenues.

Selling, general and administrative expense, which represents 28% and 25% of our total operating expenses for the years ended December 31, 2020 and 2019 respectively decreased $162 thousand or 9% to $1.7 million for the year ended December 31, 2020, compared to $1.9 million for the year ended December 31, 2019. This reduction was mainly due to a reduction in travel costs driven by the COVID-19 pandemic. This was offset in part by higher marketing expenses driven by expansion of the sales team along with the establishment of a representative office in Taiwan, as well as expenses relating to the creation of a new corporate website and increased public relations activities in connection with our commercialization efforts. We expect that selling, general and administrative costs will increase as a result of our becoming a U.S. public company through the Exchange.

Non-Operating Income (Expense)

Interest expense was $6.8 million for the year ended December 31, 2020, compared to $1.0 million for the year ended December 31, 2019, an increase of $5.8 million. The increase resulted from the conversion of all outstanding loan notes to equity in early 2020 which resulted in the interest expense recognition of unamortized loan discounts.

Interest income was $3 thousand for the year ended December 31, 2020, compared to $5 thousand for the year ended December 31, 2019, a decrease of $2 thousand or 37%. This resulted from the company having lower average cash deposits during 2020 than 2019.

Other income decreased a small amount resulting from the remeasurement of lease liabilities.

The change in fair value of derivative assets was $6.3 million for the year ended December 31, 2020, compared to $1.1 million for the year ended December 31, 2019, an increase of $5.2 million or 488%. The 2020 change in market value reflects the change in probability of conversion immediately before the conversion date.

The loss on conversion of convertible notes payable was $5.5 million for the year ended December 31, 2020, compared to zero for the year ended December 31, 2019. This loss was measured as the difference between the fair value of the A ordinary shares issued and the carrying value of the convertible loan notes plus accrued interest and the fair market value of the embedded derivative on the date of conversion.

Total comprehensive loss was $23.4 million for the year ended December 31, 2020, an increase of $14.3 million, compared to a total comprehensive loss of $9.1 million for the year ended December 31, 2019. The increase in loss was attributable to a rise in non-operating losses resulting from the accounting recognition of loans converted to equity during 2020, offset by a lower operating loss in 2020.

Cash Flows

As of December 31, 2020, our cash and cash equivalents were $764 thousand. The following table shows a summary of our cash flows for the periods presented (in thousands):

US$000	Year Ended December 31st
	2020	2019
Net cash used in operating activities	(4,082)	(6,535)
Net cash used by investing activities	(119)	(571)
Net cash provided by financing activities	4,592	3,660
Net change in cash	392	(3,445)
Cash, beginning of year	412	3,794
Cash, end of year	764	412

Operating Activities

Net cash used in operating activities was $4.1 million for the year ended December 31, 2020, compared to $6.5 million for the year ended December 31, 2019, a decrease of $2.4 million. The decrease resulted primarily from lower operating expenses during 2020.

Investing Activities

Net cash used in investing activities was $119 thousand the year ended December 31, 2020, compared to $571 thousand for the year ended December 31, 2019, a decrease of $452 thousand. The decrease resulted primarily from a higher level of investment in laboratory and capital equipment in 2019.

Financing Activities

Net cash provided by financing activities was $4.6 million for the year ended December 31, 2020 compared with $3.7 million generated from financing activities in 2019. Net cash provided by financing activities during the year ended December 31, 2020 resulted primarily from the net proceeds of private sales of our equity securities in 2020.

Liquidity and Capital Resources

Since inception, we have not generated significant revenue from product sales, and we have incurred significant operating losses and had an accumulated deficit of $57.9 million as of December 31, 2020. We have not commercialized any products and may not generate significant revenue from product sales during 2021, if at all. To date, we have funded our operations primarily with proceeds from the private sale of equity and debt securities and borrowing against our research and development credits. As of December 31, 2020, we had cash of $764 thousand.

We expect that our cash and the net proceeds from the Offering will be sufficient to support our operations through the first half of 2023. We will need to obtain additional funds to satisfy our operational needs and to fund our sales and marketing efforts, research and development expenditures, and business development activities. Our future capital requirements will depend on many factors including our ability to generate revenue from product sales, the timing and extent of spending to support our sales and marketing, product development and research and development efforts and our needs for working capital to support our business operations. We may in the future enter into arrangements to acquire or invest in complementary businesses, services and technologies, including intellectual property rights.

Until such time, if ever, as we can generate substantial product revenue, we expect to finance our working capital requirements through a combination of equity offerings, debt financings, collaborations, strategic alliances and marketing, distribution or licensing arrangements. To the extent that we raise additional capital through the sale of equity or convertible debt securities, your ownership interest will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect your rights as a common stockholder. Debt financing and preferred equity financing, if available, may involve agreements that include covenants limiting or restricting our ability to take specific actions, such as incurring additional debt, making acquisitions or capital expenditures or declaring dividends. If we raise additional funds through collaborations, strategic alliances or marketing, distribution or licensing arrangements with third parties, we may have to relinquish valuable rights to our technologies, future revenue streams, research programs or products, or grant licenses on terms that may not be favorable to us. If we are unable to raise additional funds through equity or debt financings or other arrangements when needed, we may be required to delay, limit, reduce or terminate commercialization, our research and product development, or grant rights to develop and market our products that we would otherwise prefer to develop and market ourselves.

In January 2021 SmartKem entered into a Facility Agreement (the “Facility Agreement”) with FRCF 2 Limited (“Lender”) pursuant to which the Lender provided SmartKem with a secured term loan facility in the amount of $738,000 (the “Facility”) as an advance against certain research and development tax credit payments expected to be received by SmartKem. Interest on amounts outstanding on the Facility bear interest at a monthly rate of 1.25%, compounded monthly, and is payable on demand. Payment of all amounts outstanding on the Facility is due on July 26, 2021. SmartKem has the right to prepay all or part of the outstanding amounts under the Facility, subject to a pre-payment penalty equal to two months’ accrued interest if such amounts are repaid prior to March 26, 2021. SmartKem is required to repay the Facility with the proceeds of the expected tax credit payments. SmartKem paid the Lender an arrangement fee of $37,000 in connection with the establishment of the Facility. SmartKem has agreed to certain affirmative and negative covenants in the Facility Agreement requiring SmartKem to provide certain information to the Lender and preventing SmartKem from, among other things: (i) incurring additional indebtedness for borrowed money, (ii) making certain payments to insiders, (iii) selling, transferring or otherwise disposing of assets other than in the ordinary course of business or in other limited circumstances, (iv) creating any additional security interest on any of its assets, (v) engaging in any sale lease-back transaction, (vi) selling, transferring or otherwise disposing of its receivables on recourse terms, (vii) entering into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts, or (viii) entering into any other preferential arrangement. Upon the occurrence of any event of default (defined to include, among other things, payment defaults, a breach of any representation, warranty or covenant, certain bankruptcy-related events or a Change of Control of SmartKem), the Lender may declare all amounts outstanding under the Facility due and owing (at which point interest would begin to accrue at a default rate of 4% per month) and exercise its rights with respect to its security interest in SmartKem’s assets. Pursuant to the terms of a Debenture entered into in connection with the Facility Agreement, SmartKem granted a security interest in all of its assets to the Lender.

The consummation of the Exchange constituted a Change of Control of SmartKem under the Facility. Under the terms of the Facility Agreement, a Change of Control would constitute an event of default commencing on the tenth business day after the Change of Control. We intend to repay the amounts outstanding under the Facility Agreement with a portion of the proceeds of the Offering before the end of such ten business day period.

Off-Balance Sheet Transactions

We did not have during the periods presented, and we do not currently have, any off-balance sheet financing arrangements or any relationships with unconsolidated entities or financial partnerships, such as structured finance or special purpose entities, that were established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Critical Accounting Policies and Estimates

Our consolidated financial statements and the related notes thereto included in this Report are prepared in accordance with U.S. GAAP. The preparation of consolidated financial statements also requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, costs and expenses, and related disclosures. These estimates are developed based on historical experience and various other assumptions that we believe to be reasonable under the circumstances. Actual results could differ significantly from the estimates made by management. To the extent that there are differences between our estimates and actual results, our future financial statement presentation, financial condition, results of operation, and cash flows will be affected. We believe that the accounting policies described below involve a greater degree of judgment and complexity. Accordingly, these are the policies we believe are most critical to aid in fully understanding and evaluating our consolidated financial condition and results of operations.

Share-Based Compensation

All share-based payments, including grants of stock options, are measured based on the fair value of the share-based awards at the grant date and recognized over their respective vesting periods. Outstanding options generally expire 10 years after the grant date. Options are subject to vesting and become exercisable when there is a liquidity event, such as a change in control or sale or admission (listing as a public company or initial public offering (“IPO”)), and the employee, or consultant, must be providing services to the Company at the time of the event. No stock based compensation has been recognized as the performance conditions have not yet been met.

The estimated fair value of stock options at the grant date is determined using the Black-Scholes-Merton pricing model. The Black-Scholes-Merton option pricing model requires inputs such as the fair value of common stock on date of grant, expected term, expected volatility, dividend yield, and risk-free interest rate. The assumptions used in calculating the fair value of stock-based awards represent management’s best estimates and involve inherent uncertainties and the application of management’s judgment. As a result, if factors change and management uses different assumptions, stock-based compensation expense could be materially different for future awards. The company records forfeitures when they occur.

Due to the absence of an active market for SmartKem’s ordinary shares, SmartKem utilized methodologies in accordance with the framework of the American Institute of Certified Public Accountants Technical Practice Aid, Valuation of Privately-Held Company Equity Securities Issued as Compensation, to estimate the fair value of its ordinary shares. In determining the exercise prices for options to be issued, the estimated fair value of SmartKem’s ordinary shares on each grant date was estimated based upon a variety of factors, including:

•	The issuance prices of ordinary shares

•	The rights and preferences of preferred shareholders

•	The progress of SmartKem’s research and development programs

•	SmartKem’s stage of development and business strategy.

•	External market conditions affecting the technology industry and trends within the technology industry

•	SmartKem’s financial position, including cash on hand

•	SmartKem’s historical and forecasted performance and operating results

•	The lack of active public market for SmartKem’s ordinary shares

•	The likelihood of achieving a liquidity event, such as a securities offering, initial public offering or a sale of SmartKem’s ordinary shares

Significant changes to the key assumptions underlying the factors used could result in different fair values of ordinary shares at each valuation date.

Ordinary shares are classified in shareholders’ equity and represent issued share capital.

Convertible Notes

SmartKem accounts for its convertible notes in accordance with ASC 470-20, Debt with Conversion and Other Options (“ASC 470-20”), which requires the liability and equity components of convertible debt instruments to be separately accounted for in a manner that reflects the issuer’s nonconvertible debt borrowing rate.

Debt discount created by the bifurcation of embedded feature in the convertible notes are reflected as a reduction to the related debt liability. The discount is amortized to interest expense over the term of the debt using the effective-interest method.

Derivative Asset for Embedded Conversion Features

SmartKem does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks.

SmartKem evaluates convertible notes to determine if those contracts or embedded components of those contracts qualify as derivatives to be accounted for separately. In circumstances where the embedded conversion option in a convertible instrument is required to be bifurcated and there are also other embedded derivative instruments in the convertible instrument that are required to be bifurcated, the bifurcated derivative instruments are accounted for as a single, compound derivative instrument. The result of this accounting treatment is that the fair value of the embedded derivative is recorded as either an asset or a liability and marked-to-market each balance sheet date, with the change in fair value recorded in the statements of operations as other income or expense. Upon conversion or exercise of a derivative instrument, the instrument is marked to fair value at the conversion date and then that fair value is reclassified to equity.

The fair value of the embedded conversion features are estimated using a Monte Carlo simulation model, in which possible outcomes and their values are simulated repeatedly and randomly. Under the Monte Carlo method SmartKem estimated the fair value of the convertible notes conversion feature at the time of issuance and subsequent remeasurement dates, utilizing the with-and without method, where the value of the derivative feature is the difference in values between a note simulated with the embedded conversion feature and the value of the same note simulated without the embedded conversion feature. Estimating fair values of embedded conversion features requires the development of significant and subjective estimates that may, and are likely to, change over the duration of the instrument with related changes in internal and external market factors.

Going Concern Evaluation

SmartKem’s consolidated financial statements included elsewhere herein have been presented on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. We have financed our activities principally from the issuance of ordinary shares, and debt securities. We have experienced recurring losses since inception and expect to incur additional losses in the future in connection with research and development activities. Our ability to continue as a going concern is dependent upon our ability to raise additional debt and equity capital. There can be no assurance that such capital will be available in sufficient amounts or on terms acceptable to us. This requirement for additional funding raises a substantial doubt about our ability to continue as a going concern. The consolidated financial statements included elsewhere herein do not include any adjustments relating to the recoverability of the recorded assets or the classification of liabilities that may be necessary should we be unable to continue as a going concern.

We incurred a net loss of $23.1 million and used $4.1 million in cash to fund operations during the year ended December 31, 2020 and had an accumulated deficit of $57.9 million as of December 31, 2020. As of December 31, 2020, we had $763.8 thousand in cash. Our management believes that we do not have sufficient cash to support our operations beyond the first quarter of 2021 and will require significant additional cash resources to continue planned research and development activities. In order to address our capital needs, we are actively pursuing additional equity financing in the form of a private placement and a public offering. We have been in ongoing discussions with institutional investors and investment banks with respect to such possible offerings. Adequate financing opportunities might not be available to us, when and if needed, on acceptable terms or at all. If we are unable to obtain additional financing in sufficient amounts or on acceptable terms or if we fail to consummate the private placement or a public offering, we will be forced to delay, reduce or eliminate some or all of our research and development or other activities, which could adversely affect our operating results or business prospects. Although our management continues to pursue these plans, there is no assurance that we will be successful in obtaining sufficient funding on terms acceptable to us to fund continuing operations, if at all. After considering the uncertainties, management consider it is appropriate to continue to adopt the going concern basis in preparing the consolidated financial statements.

Internal Control Over Financial Reporting

In connection with the audits of our consolidated financial statements for the years ended December 31, 2019 and 2020, our management and independent registered public accounting firm identified material weaknesses in our internal control over financial reporting. The material weaknesses related (i) the fact that certain members of our finance team and personnel are able to operate across a number of different functions and have user access that gives rise to segregation of duties risks in connection with our information technology infrastructure and (ii) the fact that policies and procedures with respect to the review, supervision and monitoring of our accounting and reporting functions were either not designed and in place, or not operating effectively. As a result, numerous adjustments to our consolidated financial statements were identified and made during the course of the audit process. We are currently in the process of remediating these material weaknesses and are taking steps that we believe will address their underlying causes. We have enlisted the help of external advisors to provide assistance in generally accepted accounting principles in the short term, and are evaluating the longer-term resource needs of our accounting staff, including expertise in generally accepted accounting principles. These remediation measures may be time consuming and costly, and might place significant demands on our financial, accounting and operational resources. In addition, there is no assurance that we will be successful in hiring any necessary finance and accounting personnel in a timely manner, or at all.

We are currently not required to comply with Section 404 of the Sarbanes-Oxley Act, and are therefore not required to make an assessment of the effectiveness of our internal control over financial reporting. Further, our independent registered public accounting firm is not required and has not been engaged to express, nor have they expressed, an opinion on the effectiveness of our internal control over financial reporting. Had we and our independent registered public accounting firm performed an evaluation of our internal control over financial reporting in accordance with the provisions of the Sarbanes-Oxley Act, additional control deficiencies may have been identified by our management or independent registered public accounting firm, and those control deficiencies could have also represented one or more material weaknesses.

Assessing our procedures to improve our internal control over financial reporting is an ongoing process. We can provide no assurance that our remediation efforts described herein will be successful and that we will not have material weaknesses in the future. Any material weaknesses we identify could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our consolidated financial statements.

Recent Accounting Pronouncements

In June 2016, the FASB issued ASU No. 2016-13, Financial Instruments: Credit Losses (Topic 326), which requires measurement and recognition of expected losses for financial assets held. The new standard changes the impairment model for most financial instruments, including trade receivables, from an incurred loss method to a new-forward looking approach, based on expected losses. The estimate of expected credit losses will require organizations to incorporate considerations of historical information, current conditions and reasonable and supportable forecasts. The standards update is effective prospectively for annual and interim periods in fiscal years beginning after December 15, 2019, with early adoption permitted, for U.S. Securities Exchange (SEF) filer, excluding entities eligible to be smaller reporting companies. The standards update is effective prospectively for annual and interim periods beginning after December 15, 2022. Management is currently evaluating the impact of these changes on our financial statements.

In August 2018, the FASB issued ASU 2018-13, Disclosure Framework - Changes to the Disclosure Requirements for Fair Value Measurement (Topic 820). ASU 2018-13 adds, modifies, and removes certain fair value measurement disclosure requirements. ASU 2018-13 is effective for annual and interim periods beginning after December 15, 2019. Early adoption is permitted. The following are the changes that will have an immediate disclosure impact for the Company upon adoption of the guidance for fair value measurement: (i) disclosure of the valuation processes for Level 3 fair value measurements is no longer required, (ii) changes in unrealized gains and losses for the reporting period included in other comprehensive income (loss) for recurring Level 3 fair value measurements held at the end of the reporting period is a new disclosure requirement, and (iii) the range and weighted average (or reasonable and rational method) of significant unobservable inputs used to develop Level 3 fair value measurement is a new disclosure requirement. Other than updating the applicable disclosures, the adoption of this guidance will not have an impact on our financial statements.

In December 2019, the FASB issued ASU No. 2019-12, Income Taxes (Topic 740) which is intended to simplify the accounting for income taxes by eliminating certain exceptions and simplifying certain requirements under Topic 740. Updates are related to intraperiod tax allocation, deferred tax liabilities for equity method investments interim period tax calculations, tax laws or rate changes in interim periods, and income taxes related to employee share ownership plans. The guidance for ASU No. 2019-12 becomes effective on January 1, 2021. Management is currently evaluating the impact of these changes on our financial statements.

JOBS Act Accounting Election

We are an emerging growth company, as defined in the JOBS Act. The JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to either early adopt or delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use the extended transition period under the JOBS Act until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock as of February 23, 2021 by:

•	each person (or group of affiliated persons) who is known by us to beneficially own more than 5% of our common stock;

•	each of our named executive officers;

•	each of our directors; and

•	all of our directors and current executive officers as a group.

We have determined beneficial ownership in accordance with SEC rules. Except as indicated in the footnotes below, and subject to applicable community property laws, we believe, based on the information furnished to us, the persons and entities named in the table below have sole voting and investment power with respect to all shares shown as beneficially owned by them. Percentage of beneficial ownership is based on 25,437,000 shares of our common stock outstanding as of February 23, 2021, after giving effect to (i) the Exchange, (ii) the Stock Forfeiture, and (iii) the issuance of 10,162,000 the Offering. That number does not give effect to the exercise of the pre-funded warrants issued in the Offering or the Placement Agent Warrants. In computing the number of shares beneficially owned by a person or entity and the percentage ownership of that person or entity, we deemed to be outstanding all shares of our common stock as to which such person or entity has the right to acquire within 60 days of February 23, 2021, through the exercise of any option or other right. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person or entity. Unless otherwise noted below, the address of each beneficial owner named below is c/o SmartKem, Inc., Manchester Technology Center, Hexagon Tower, Delaunays Road, Blackley Manchester, M9 8GQ U.K.

Name of Beneficial Owner	Shares Beneficially Owned (#)	Percentage Beneficially Owned (%)
5% Stockholders:
Octopus Titan VCT Plc, 33 Holborn, London EC1N 2HT	6,429,932	25.	3%
Entrepreneurs Fund LP, 2nd Floor, Windward House, La Route de la Liberation, St Helier, Jersey, JE2 3BQ, The Channel Islands	3,585,252	14.1%
Orin Hirschman, 6006 Berkeley Ave., Baltimore, MD 21209 (1)	2,532,000	9.9%
Mark Tompkins Apt. 1, Via Guidino 23, 6900 Lugano-Paradiso Switzerland	2,300,000	9.0%
Named Executive Officers and Directors:
Ian Jenks	633,880	2.5%
Robert Bahns	118,852	*
Simon Ogier	198,087	*
Beverley Brown (2)	198,088	*
Simon King (3)	6,429,932	25.3%
Klaas de Boer (4)	3,785,252	14.9%
Barbra C. Keck	--	--
All directors and current executive officers as a group (7 persons)	11,364,091	44.4%

*	Less than 1%.

(1)

Consists of (i) 1,592,000 shares of our common stock held by AIGH Investment Partners, LP (“AIGH LP”), (ii) 708,000 shares of our common stock held by WVP Emerging Manager Onshore Fund, LLC – AIGH Series (“WVP AIGH”), and (iii) 232,000 shares of our common stock held by WVP Emerging Manager Onshore Fund, LLC – Optimized Equity Series (“WVP OES”). Excludes (i) pre-funded warrants to purchase an aggregate of 1,468,000 shares of our common stock held by AIGH LP (ii) pre-funded warrants to purchase an aggregate of 662,500 shares of our common stock held by AIGH Investment Partners, LLC  (“AIGH LLC”), (iii) pre-funded warrants to purchase an aggregate of 25,000 shares of our common stock held by HLH Holdings LLC (“HLH Holdings”), and (iv) pre-funded warrants to purchase an aggregate of 12,500 shares of our common stock held by Woodcourt Capital LLC (“Woodcourt”), none of which are exercisable within 60 days of February 23, 2021 as a result of the provisions contained therein which prevent the holder of such pre-funded warrants from exercising them if such exercise would result in the holders thereof, or certain related parties, having beneficial ownership of more than 9.99% of our common stock. Mr. Orin Hirschman is the managing member of AIGH Capital Management, LLC, a Maryland limited liability company (“AIGH CM”), which is an advisor or sub-advisor with respect to the securities held by AIGH LP, WVP AIGH, and WVP OES, and president of AIGH LLC. Mr. Hirschman has voting and investment control over the securities indirectly held by AIGH CM and directly by AIGH LP and AIGH LLC and may be deemed to have voting and investment control over the securities held by each of HLH Holdings and Woodcourt.

(2)

Includes 20,002 shares of our common stock held by B Brown Consultants Ltd and options to acquire 178,086 shares of our common stock exercisable within 60 days of February 23, 2021 held by Dr. Brown. Dr. Brown exercises dispositive and voting power over the securities owned by B Brown Consultants Ltd.

(3)	Consists of 6,429,932 shares of our common stock held by Octopus Titan VCT Plc and 46,096 shares of our common stock held by Octopus Investments Nominees Limited (collectively, the “Octopus Funds”). Dr. King is a partner of Octopus Investments Limited (“Octopus”), which is the manager of each of the Octopus Funds. Through his position with Octopus, Dr. King is deemed to control the voting and disposition of the shares of our common stock held by the Octopus Funds. Dr. King disclaims beneficial ownership of the shares of our common stock held by the Octopus Funds except to the extent of his pecuniary interest therein.

(4)	Consists of 3,585,252 shares of our common stock held by Entrepreneurs Fund LP (the “Entrepreneurs Fund”) and 200,000 shares of our common stock purchased by Mr. de Boer’s spouse in the Offering. Entrepreneurs Fund General Partner Limited (the “Entrepreneurs General Partner”) is the general partner of the Entrepreneurs Fund. Entrepreneurs Fund Management LLP (“Entrepreneurs”) is the investment advisor to Entrepreneurs General Partner. By virtue of such relationships, Entrepreneurs may be deemed to have voting and investment power with respect to the securities held by the Entrepreneurs Fund. Currently Mr. de Boer is the managing partner of Entrepreneurs. Through his position with Entrepreneurs, Mr. de Boer may be deemed to control the voting and disposition of the shares of our common stock held by the Entrepreneurs Fund. Mr. de Boer disclaims beneficial ownership of the shares of our common stock held by the Entrepreneurs Fund except to the extent of his indirect pecuniary interest therein.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

At the Closing, Ian Jenks, Robert Bahns, Simon King, Klaas de Boer and Barbra C. Keck were appointed to our board of directors, and Mr. Jacobs and Mr. Tompkins resigned from our board of directors. Our executive management team was also reconstituted immediately following the Closing by the appointment of Ian Jenks as our Chief Executive Officer, Robert Bahns as our Chief Financial Officer, Dr. Beverley Brown as our Chief Scientist and Dr. Simon Ogier as our Chief Technology Officer, and the resignation of Mr. Jacobs from all positions with us.

Directors and Executive Officers

The following table sets forth the names, positions and ages of our executive officers and directors, all of whom were appointed effective as of the closing of the Exchange:

Name	Position	Age
Ian Jenks	Chairman of the Board and Chief Executive Officer	66
Robert Bahns	Chief Financial Officer and Director	56
Beverley Brown, Ph.D.	Chief Scientist	58
Simon Ogier, Ph.D.	Chief Technology Officer	46
Simon King, Ph.D. (1)(2)(3)	Director	36
Klaas de Boer (1)(3)	Director	55
Barbra C. Keck (1)(2)(3)	Director	43

(1)	Member of the Audit Committee.

(2)	Member of the Compensation Committee

(3)	Member of the Corporate Governance and Nominating Committee

Executive Officers

Ian Jenks has served as our Chief Executive Officer since December 2017 and as a member of our board of directors since the Closing of the Exchange. Mr. Jenks has more than 30 years of board-level experience in the industrial technology industry and has served as chief executive officer of companies operating in the United States and Europe. Mr. Jenks founded and since August 2010 has acted as the chief executive officer of Ian Jenks Limited, a consulting company providing consulting services to companies in the industrial technology industry. Mr. Jenks has been a director of Techstep ASA, a provider of managed mobile services in the Nordics, Paysafe plc., an international provider of payment processing services, and Brady plc, a provider of commodity trading software. Mr. Jenks also has served and continues to serve as a director of a number of private companies. Mr. Jenks received a B.Sc. in Aeronautical Engineering from Bristol University. We believe that Mr. Jenks’s significant management experience and experience in the technology industry qualify him to serve on our board of directors.

Robert Bahns has served as SmartKem’s Chief Financial Officer since February 2020 and as a member of our board of directors since the Closing of the Exchange. From November 2018 until January 2020, he was the chief financial officer of WaveOptics, Ltd., a developer of waveguides and projectors for augmented reality glasses. From April 2005 until he joined WaveOptics full-time, he was an investment partner at Imperial Innovations Ltd., a business investing in university technology start-ups, which was acquired by IP Group plc in December 2017 at which point he became a partner of IP Group plc. Mr. Bahns received an M.A. in Electrical Sciences from the University of Cambridge and an M.B.A. from INSEAD. We believe that Mr. Bahns’ experience as a chief financial officer and his understanding of the financial and operating challenges of companies like ours qualify him to serve on our board of directors.

Beverley Brown, Ph.D. has served as our Chief Scientist since July 2014. She provides services to us through her consulting company, B Brown Consultants Ltd. Prior to joining our company, she held a number of research and development positions with increasing responsibilities at Imperial Chemical Industries Ltd. (“ICI”), Zeneca Group PLC and at the Avecia Group PLC. She formed BAB Consultants Ltd in 2006 and for approximately eight years provided consulting services to a number of chemical companies, as well as to the U.K. government and CPI. Dr. Brown has worked in the field of organic semiconductor technology and in the area of printable electronics for almost 20 years. Dr. Brown holds a Ph.D. in Organic Chemistry from the University of Glasgow.

Simon Ogier, Ph.D. has served as our Chief Technology Officer since June 2019. From August 2015 to June 2019 Dr. Ogier was CTO at NeuDrive Limited, a developer of organic semiconductor materials for sensor and other electronic applications, where he was responsible for the development of processes to fabricate OTFTs and to integrate them into biosensor devices. From April 2007 to July 2015, Dr. Ogier was Head of Research and Development within the U.K.’s Printable Electronics Technology Centre (“PETEC”) at CPI. He was responsible for the establishment of the PETEC facility and for developing the technical programs of work to build a capability within the U.K. for printed/plastic electronics processing. Dr. Ogier is a member of the IEC TC119 standards committee for Printed Electronics, leading the development of international standard IEC62899-203 (Semiconductor Ink) and is a Fellow of the Institute of Physics. Dr. Ogier has over 19 years of experience developing high performance organic semiconductors for transistor applications. Dr. Ogier has co-authored a number of journal articles and is a co-inventor on a number of patents families. He received a bachelor’s degree and Ph.D. in Physics from the University of Leeds.

Non-Employee Directors

Simon King, PhD. has served as a member of our board of directors since the Closing of the Exchange. Since January 2012, Dr. King has been a member of and since May 2019 a partner of Octopus Ventures, a venture capital fund and affiliate of Octopus Investments Limited. Dr. King received his M.A. and M.Sc. in Physics from Cambridge University and his Ph.D. in Physical Chemistry from Imperial College London. We believe that Dr. King’s investment experience and expertise in organic semiconductors qualify him to serve on our board of directors.

Klaas de Boer has served as a member of our board of directors since the Closing of the Exchange. Since January 2008, Mr. de Boer has served as the managing partner of Entrepreneurs Fund Management LLP, a venture capital firm. Mr. de Boer served as a director of Lifeline Scientific Inc., Heliocentris Energy Solutions AG and chair of AIM listed Xeros Technology Group plc. Mr. de Boer has been a venture capitalist for more than 20 years. Mr. de Boer received his M.Sc. degree in Applied Physics from Delft University of Technology and his M.B.A. from INSEAD. We believe that Mr. de Boer’s venture capital experience, experience with complex technology companies and previous experience as a director of publicly traded companies qualify him to serve on our board of directors.

Barbra C. Keck has served as a member of our board of directors since the Closing of the Exchange. Since February 2021, Ms. Keck has served as the Chief Financial Officer of Deverra Therapeutics, Inc., a developer of cell therapies. From January 2009 until May 2020, she held positions of increasing responsibility at Delcath Systems, Inc., an interventional oncology company, starting as Controller and ultimately becoming a senior vice president in March 2015 and chief financial officer in February 2017. Ms. Keck received an M.B.A. in Accountancy from Baruch College and a Bachelor of Music in Music Education from the University of Dayton. We believe that Ms. Keck’s prior experience as a chief financial officer of a public company and her status as an audit committee financial expert qualify her to serve on our board of directors.

Director Independence

Our securities are not listed on a national securities exchange or on any inter-dealer quotation system that has a requirement that a majority of directors be independent. We evaluate independence by the standards for director independence set forth in the Nasdaq Marketplace Rules. Under such rules, our board of directors has determined that all members of the board of directors, except Messrs. Jenks and Bahns, are independent directors. Neither Mr. Jenks nor Mr. Bahns are independent directors under these rules because they are executive officers of our company. In making such independence determination, our board of directors considered the relationships that each non-employee director has with us and all other facts and circumstances that our board of directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director. In considering the independence of the directors listed above, our board of directors considered the association of our directors with the holders of more than 5% of our common stock. There are no family relationships among any of our directors and executive officers.

Classified Board of Directors

In accordance with the terms of our amended and restated certificate of incorporation, our board of directors will be divided into three staggered classes of directors as follows:

●	Class I director will be Dr. King;

●	Class II directors will be Mr. Bahns and Mr. de Boer; and

●	Class III directors will be Mr. Jenks and Ms. Keck.

At each annual meeting of the stockholders, a class of directors will be elected for a three-year term to succeed the directors of the same class whose terms are then expiring. The terms of the directors will expire upon the election and qualification of successor directors at the annual meeting of stockholders to be held during the years 2022 for Class I directors, 2023 for Class II directors and 2024 for Class III directors.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the number of directors will be fixed from time to time by a resolution of a majority vote of the directors then in office. Any increase or decrease in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of our directors.

The division of our board of directors into three classes with staggered three-year terms may delay or prevent stockholder efforts to effect a change of our management or a change in control.

Board Committees

As our common stock is not presently listed for trading or quotation on a national securities exchange, we are not presently required to have board committees. However, our board of directors has established an audit committee, a compensation committee and a nominating and corporate governance committee, each of which operates pursuant to a charter adopted by our board of directors. Members serve on these committees until their resignation or until otherwise determined by the board of directors. The composition and functioning of all of our committees complies with all applicable requirements of the Sarbanes-Oxley Act and SEC rules and regulations, and we intend to comply with those of Nasdaq.

Audit Committee

Ms. Keck, Dr. King and Mr. de Boer serve on the audit committee, which is chaired by Ms. Keck. Our board of directors has determined that Ms. Keck is “independent” for audit committee purposes as that term is defined under SEC and Nasdaq Marketplace Rules, and each has sufficient knowledge in financial and auditing matters to serve on the audit committee. Our board of directors has designated Ms. Keck as an “audit committee financial expert”, as defined under the applicable rules of the SEC. Because Dr. King and Mr. de Boer are representatives of our two largest shareholders, each of which beneficially owns more than 10% of our common stock, each of Dr. King and Mr. de Boer are deemed to be affiliated persons of our company pursuant to SEC Rule 10A-3 and therefore do not meet the heightened independence requirements established by Nasdaq and the SEC for membership on our audit committee. However, we have included Dr. King and Mr. de Boer on the audit committee because of their financial expertise and their status as non-employee directors. At the time, if any, that shares of our common stock are listed on Nasdaq or another national securities exchange, we expect that the composition of our audit committee will satisfy any applicable independence requirements.

The audit committee’s responsibilities include, but are not limited to:

•	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;

•	pre-approving auditing and permissible non-audit services, and the terms of such services, to be provided by our independent registered public accounting firm;

•	reviewing the overall audit plan with our independent registered public accounting firm and members of management responsible for preparing our financial statements;

•	reviewing and discussing with management and our independent registered public accounting firm our annual and quarterly financial statements and related disclosures as well as critical accounting policies and practices used by us;

•	coordinating the oversight and reviewing the adequacy of our internal control over financial reporting;

•	establishing policies and procedures for the receipt and retention of accounting-related complaints and concerns;

•	recommending, based upon the audit committee’s review and discussions with management and our independent registered public accounting firm, whether our audited financial statements will be included in our Annual Report on Form 10-K;

•	monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to our financial statements and accounting matters;

•	preparing the audit committee report required by SEC rules to be included in our annual proxy statement;

•	reviewing all related person transactions for potential conflict of interest situations and making recommendations to our board of directors regarding all such transactions; and

•	reviewing earnings releases.

Compensation Committee

Dr. King and Ms. Keck serve on the compensation committee, which is chaired by Dr. King. Our board of directors has determined that each member of the compensation committee is “independent” as defined under the Nasdaq Marketplace Rules. The compensation committee’s responsibilities include, but are not limited to:

•	annually reviewing and approving the corporate goals and objectives to be considered in determining the compensation of our Chief Executive Officer;

•	evaluating the performance of our Chief Executive Officer in light of such corporate goals and objectives and based on such evaluation: (i) recommending to the board of directors the cash compensation of our Chief Executive Officer and (ii) reviewing and recommending to the independent directors on the board of directors regarding grants and awards to our Chief Executive Officer under equity-based plans;

•	reviewing and approving the cash compensation of our other executive officers;

•	reviewing and establishing our overall management compensation, philosophy and policy;

•	overseeing and administering our compensation and similar plans;

•	evaluating and assessing potential and current compensation advisors in accordance with the independence standards identified in the Nasdaq Marketplace Rules;

•	reviewing and approving our policies and procedures for the grant of equity-based awards;

•	reviewing and recommending to the board of directors the compensation of our directors;

•	preparing the compensation committee report required by SEC rules, if and when required, to be included in our annual proxy statement; and

•	reviewing and approving the retention, termination or compensation of any consulting firm or outside advisor to assist in the evaluation of compensation matters.

Nominating and Corporate Governance Committee

Mr. de Boer, Ms. Keck and Dr. King serve on the nominating and corporate governance committee, which is chaired by Mr. de Boer. Our board of directors has determined that each member of the nominating and corporate governance committee is “independent” under the Nasdaq Marketplace Rules. The nominating and corporate governance committee’s responsibilities include, but are not limited to:

•	developing and recommending to the board of directors criteria for board and committee membership;

•	establishing procedures for identifying and evaluating board of director candidates, including nominees recommended by stockholders;

•	reviewing the composition of the board of directors to ensure that it is composed of members containing the appropriate skills and expertise to advise us;

•	identifying individuals qualified to become members of the board of directors;

•	recommending to the board of directors the persons to be nominated for election as directors and to each of the board’s committees;

•	periodically reviewing and reassessing the adequacy of the code of business conduct and ethics and the corporate governance guidelines; and

•	overseeing the evaluation of our board of directors and management.

Our board of directors may, from time to time, establish other committees.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee has at any time during the prior three years been one of our officers or employees. None of our executive officers currently serves, or in the past fiscal year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors or compensation committee.

Limitation of Liability and Indemnification Matter

Our amended and restated certificate of incorporation contains provisions that limit the liability of our directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, our directors will not be personally liable to us or our stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;

•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

•	any transaction from which the director derived an improper personal benefit.

Our amended and restated certificate of incorporation and amended and restated bylaws provide that we are required to indemnify our directors and officers, in each case to the fullest extent permitted by Delaware law. Our bylaws also provide that we are obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his, her or its actions in that capacity regardless of whether we would otherwise be permitted to indemnify him, her or it under Delaware law.

In addition to the indemnification required in our amended and restated certificate of incorporation and amended and restated bylaws, we have entered or intend to enter into indemnification agreements with each of our directors, officers and certain other employees. These agreements will provide for the indemnification of our directors, officers and certain other employees for all reasonable expenses and liabilities incurred in connection with any action or proceeding brought against them by reason of the fact that they are or were our agents. We believe that these provisions in our certificate of incorporation, bylaws, amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. This description of the limitation of liability and indemnification provisions of our certificate of incorporation, bylaws, amended and restated certificate of incorporation, amended and restated bylaws and indemnification agreements is qualified in its entirety by reference to these documents, each of which is attached as an exhibit to this Report.

The limitation on liability and the indemnification provisions in our certificate of incorporation, bylaws, amended and restated certificate of incorporation and amended and restated bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors, officers or employees as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer or employee.

As a condition to the Exchange, we also entered into a Pre-Exchange Indemnity Agreement with our former officers and directors, pursuant to which we agreed to indemnify such former officer and directors for actions taken by them in their official capacities relating to the consideration, approval and consummation of the Exchange and certain related transactions.

Involvement in Certain Legal Proceedings

None of our directors or executive officers has been involved in any of the following events during the past 10 years:

•	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

•	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offences);

•	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his or her involvement in any type of business, securities or banking activities; or

•	being found by a court of competent jurisdiction (in a civil action), the SEC or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

Non-Employee Director Compensation

From our inception to the date of this Report, no compensation was earned or paid to Ian Jacobs or Mark Tompkins, who were our sole directors prior to the Exchange. SmartKem became our wholly-owned subsidiary upon the closing of the Exchange on February 23, 2021. In connection with the closing of the Exchange, Messrs. Jacobs and Tompkins resigned from our board directors, and Messrs. Jenks, Bahns and de Boer, Dr. King and Ms. Keck were appointed to our board of directors, effective as of that date.

During the year ended December 31, 2020, we did not compensate our non-employee directors for being members of our board of directors. In addition, we have not established a policy to provide compensation to our non-employee directors for their services in such capacity.

EXECUTIVE COMPENSATION

As an “emerging growth company” as defined in the JOBS Act and a smaller reporting company we are not required to include a Compensation Discussion and Analysis section and have elected to comply with the scaled disclosure requirements applicable to emerging growth companies and smaller reporting companies.

Summary Compensation Table

From our inception to the date of this Report, no compensation was earned by or paid to our executive officers. SmartKem became our wholly owned subsidiary upon the closing of the Exchange on February 23, 2021, and its senior management became our senior management. The following summarizes the compensation earned by the executive officers of SmartKem named in the table below (referred to herein as our “named executive officers”) for the fiscal years ended December 31, 2020 and 2019.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Ian Jenks	2020	272,980	--	--	31,427	304,407
Chief Executive Officer	2019	228,734	--	--	6,553	235,287

Robert Bahns (3)	2020	109,454	--	--	4,331	113,785
Chief Financial Officer
Beverley Brown (4)	2020	237,614	20,474	--	--	258,088
Chief Scientist	2019	239,345	--	--	--	239,345
Simon Ogier	2020	163,790	20,474	--	9,830	194,094
Chief Technology Officer	2019	87,564	--	--	5,254	92,817

(1)	The amounts reported represent the aggregate grant-date fair value of the stock options awarded to the named executive officer, calculated in accordance with ASC Topic 718. Such grant-date fair value does not take into account any estimated forfeitures related to service-based vesting conditions.
(2)	Represents our contributions to our workplace pension scheme and private healthcare insurance.
(3)	Mr. Bahns joined our company in February 2020.
(4)	Represents consulting fees paid to Dr. Brown’s consulting company.

In accordance with the U.K. Pensions Act 2008 (the “Pensions Act”), we have established a workplace pensions scheme available for all our employees in the UK, which is equivalent to a defined contribution plan. In accordance with the Pensions Act, all eligible employees are automatically enrolled upon joining our company unless they advise they wish to opt out. As defined by the Pensions Act, current required contributions are 5% employee and 3% employer. We match employee contributions to a maximum of 6% of base salary. Contributions made by us vest immediately.

Employment and Change in Control Agreements

We have entered into an employment agreement with Mr. Jenks (the “Jenks Employment Agreement”) dated as of February 23, 2021 (the “Commencement Time”) setting forth the terms and conditions of his employment and his expectations as our Chief Executive Officer and President. The Jenks Employment Agreement provides, among other things, for: (i) a term of three years beginning from the Commencement Time, subject to automatic renewal for successive one year terms unless either party provides sixty (60) days prior written notice of its intent not to renew; (ii) an annual base salary of $300,000; (iii) eligibility for an annual bonus having a target of 30% of his then base salary; and (iv)  in the event that Mr. Jenks’ employment is terminated without “cause” or he resigns “for good reason” (each as defined in the Jenks Employment Agreement), or his employment is terminated at the end of the any term, as the result of our company providing notice of non-renewal, subject to execution and non-revocation of a release of claims in our favor, Mr. Jenks’ will be eligible for: (a) payments equal to six (6) months of Mr. Jenks’ base salary (at the rate in effect immediately prior to the date of termination), less applicable withholdings and authorized deductions, to be paid in equal installments in accordance with our customary payroll practices), (b) a pro-rata bonus for the year of termination and (c) in the event Mr. Jenks timely elects to continue his health insurance employee benefits pursuant to COBRA, monthly payments equal to the applicable COBRA costs for a period of six (6) months. Mr. Jenks is subject to non-compete and non-solicit provisions, which applies during the term of his employment and for a period of 12 months following termination of his employment for any reason. The Jenks Employment Agreement also contains customary confidentiality and assignment of inventions provisions.

Mr. Bahns and SmartKem entered into a service agreement dated as of February 23, 2021 (the “Bahns Employment Agreement”). The Bahns Employment Agreement provides, among other things, for: (i) a three-month probationary period (the “Probationary Period”) whereby Mr. Bahns may be terminated at any time during such period upon one week’s notice or payment in lieu of notice; (ii) upon the completion of the Probationary Period by Mr. Bahns, the Bahns Employment Agreement will continue until terminated (a) by either party giving not less than six months’ prior notice in writing, (b) by SmartKem electing to make a “Payment in Lieu” whereby SmartKem pays to Mr. Bahns an amount equal to his salary which he would have been entitled to receive during the notice period referenced in clause (a), or (c) for “cause”; (iii) an annual base salary of $204,735; and (iv) Mr. Bahns’ participation in SmartKem’s pension program and death in service (life insurance) scheme.

B Brown Consultants Ltd, Dr. Brown’s consultancy company, and SmartKem entered into a consultancy agreement dated as of February 23, 2021 (the “Brown Consultancy Agreement”). The Brown Consultancy Agreement provides, amongst other things, for: (i) Dr. Brown (or, with the approval of SmartKem’s board a substitute) is to provide defined services to SmartKem; (ii) the Brown Consultancy Agreement will continue for a fixed term of three years unless terminated (a) by either party giving not less than 12 months’ prior notice in writing, or (b) by SmartKem for “cause”; and (iii) a monthly fee, payable monthly in arrears within 30 days of receipt of an invoice, by reference to daily rate of $1,119 plus applicable value added taxes and an hourly rate of $139.90 plus applicable value added taxes. SmartKem also agreed to reimburse certain expenses incurred in connection with the services to be provided under the Brown Consultancy Agreement.

Dr. Ogier and SmartKem entered into a service agreement dated as of February 23, 2021 (the “Ogier Employment Agreement”). The Ogier Employment Agreement provides, among other things, for: (i) a three-month Probationary Period whereby Dr. Ogier may be terminated at any time during such period upon one week’s notice or payment in lieu of notice; (ii) upon the completion of the Probationary Period by Dr. Ogier, the Ogier Employment Agreement will continue until terminated (a) by either party giving not less than six months’ prior notice in writing, (b) by SmartKem electing to make a “Payment in Lieu” whereby SmartKem pays to Dr. Ogier an amount equal to his salary which he would have been entitled to receive during the notice period referenced in clause (a), or (c) for “cause”; (iii) an annual base salary of $163,788; and (iv) Dr. Ogier’s participation in SmartKem’s pension program and death in service (life insurance) scheme.

Outstanding Equity Awards at December 31, 2020

The following table presents information regarding the outstanding options held by each of our named executive officers as of December 31, 2020. None of our named executive officers held any outstanding restricted stock unit or other equity awards as of that date.

		Option Awards
		Number of Securities Underlying Unexercised Options (#)		Option Exercise	Option Expiration
Name	Grant Date (1)	Exercisable	Unexercisable	Price ($)	Date (2)
Mr. Jenks	9/28/20	56,654,598		$0.0000136	9/28/30
Mr. Bahns	9/28/20	10,620,675		$0.0000136	9/28/30
Dr. Brown (3)	10/3/20	15,913,782		$0.0000136	10/3/30
Dr. Ogier	9/21/20	17,701,124		$0.0000136	9/21/30

(1)	Unless otherwise noted, each outstanding option is a SmartKem EMI Option.
(2)	The expiration date shown is the normal expiration date and the latest date that options may be exercised subject to certain extraordinary events.
(3)	Consists of SmartKem Unapproved Options held by Dr. Brown’s consultancy company.

All of the options listed in the table above, other than the options granted to Dr. Brown’s consultancy company, were accelerated and exercised in connection with the Exchange. Pursuant to the terms of the Exchange, the SmartKem Unapproved Options held by Dr. Brown’s consultancy company were waived and released in consideration of new options issued to Dr. Brown pursuant to the 2021 Plan covering an aggregate of 178,086 shares of our common stock at an exercise price of $0.001 per share.

Equity Incentive Plan

The 2021 Equity Incentive Plan which includes a UK Tax-Advantaged Sub-Plan for employees of SmartKem based in the United Kingdom (the “2021 Plan”) was approved by our board of directors and stockholders on February 23, 2021. Immediately following the closing of the Exchange, options to acquire 402,586 shares of our common stock were outstanding under the 2021 Plan, with options covering 336,557 shares of our common stock having an exercise price of $0.001 per share and the remaining options covering 66,029 shares of our common stock having an exercise price of $2.00 per share. The 2021 Plan provides for the grant of incentive stock options, within the meaning of Section 422 of the Code, to our employees and our parent and subsidiary corporations’ employees, and for the grant of nonstatutory stock options, stock appreciation rights, restricted stock, restricted stock units (“RSUs”), performance units, and performance shares to our employees, directors, and consultants and our parent and subsidiary corporations’ employees and consultants.

Authorized Shares

Subject to the adjustment provisions of the 2021 Plan, and the automatic increase described in the 2021 Plan, the maximum aggregate number of shares of our common stock that may be issued under the 2021 Plan is (i) 2,275,000 shares. Subject to the adjustment provisions of the 2021 Plan, the number of shares of our common stock available for issuance under the 2021 Plan will also include an annual increase on the first day of each fiscal year beginning with our 2022 fiscal year and ending on (and including) our 2031 fiscal year, in an amount equal to the least of:

•	2,275,000 shares of our common stock;

•	four percent (4%) of the outstanding shares of our common stock (or the outstanding shares of common stock of any successor) on the last day of the immediately preceding fiscal year; or

•	such number of shares of our common stock as the administrator may determine.

If an award granted under the 2021 Plan expires or becomes unexercisable without having been exercised in full, is surrendered pursuant to an exchange program or, with respect to restricted stock, RSUs, performance units, or performance shares, is forfeited to, or repurchased by, us due to failure to vest, then the unpurchased shares (or for awards other than stock options or stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). With respect to stock appreciation rights, only the net shares actually issued will cease to be available under the 2021 Plan and all remaining shares under stock appreciation rights will remain available for future grant or sale under the 2021 Plan (unless the 2021 Plan has terminated). Shares that actually have been issued under the 2021 Plan under any award will not be returned to the 2021 Plan; provided, however, that if shares issued pursuant to awards of restricted stock, RSUs, performance shares, or performance units are repurchased or forfeited to us due to failure to vest, such shares will become available for future grant under the 2021 Plan. Shares used to pay the exercise price of an award or to satisfy the tax withholding obligations related to an award will become available for future grant or sale under the 2021 Plan. To the extent an award is paid out in cash rather than shares, the cash payment will not result in a reduction in the number of shares available for issuance under the 2021 Plan.

Plan Administration

Our board of directors or one or more committees appointed by our board of directors will administer the 2021 Plan. In addition, if we determine it is desirable to qualify transactions under the 2021 Plan as exempt under Rule 16b-3, such transactions will be structured with the intent that they satisfy the requirements for exemption under Rule 16b-3. Subject to the provisions of the 2021 Plan, the administrator has the power to administer the 2021 Plan and make all determinations deemed necessary or advisable for administering the 2021 Plan, including the power to determine the fair market value of our common stock, select the service providers to whom awards may be granted, determine the number of shares of our common stock covered by each award, approve forms of award agreement for use under the 2021 Plan, determine the terms and conditions of awards (including the exercise price, the time or times when the awards may be exercised, any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any award or the shares relating thereto), construe and interpret the terms of the 2021 Plan and awards granted under it, prescribe, amend, and rescind rules and regulations relating to the 2021 Plan, including creating sub-plans, and modify or amend each award, including the discretionary authority to extend the post-termination exercisability period of awards (provided that no option or stock appreciation right will be extended past its original maximum term), temporarily suspend the exercisability of an award if the administrator deems such suspension to be necessary or appropriate for administrative purposes, and to allow a participant to defer the receipt of payment of cash or the delivery of shares that would otherwise be due to such participant under an award. The administrator may institute and determine the terms of an exchange program under which (i) outstanding awards are surrendered or cancelled in exchange for awards of the same type (which may have a higher or lower exercise price or different terms), awards of a different type and/or cash, (ii) participants would have the opportunity to transfer any outstanding awards to a financial institution or other person or entity selected by the administrator, and/or (iii) the exercise price of an outstanding award is increased or reduced. The administrator’s decisions, determinations, and interpretations are final and binding on all participants.

Stock Options

Stock options may be granted under the 2021 Plan in such amounts as the administrator will determine in accordance with the terms of the 2021 Plan. The exercise price of options granted under the 2021 Plan must at least be equal to the fair market value of our common stock on the date of grant unless the grant of an option would not violate applicable law, including applicable tax laws. The term of an option will be stated in the award agreement, and in the case of an incentive stock option, may not exceed 10 years. With respect to any participant who owns stock representing more than 10% of the voting power of all classes of our outstanding stock, the term of an incentive stock option granted to such participant must not exceed five years and the exercise price must equal at least 110% of the fair market value on the date of grant. The administrator will determine the methods of payment of the exercise price of an option, which may include cash, shares, or other property acceptable to the administrator, as well as other types of consideration permitted by applicable law. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her option for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if the cessation of service is due to death or disability, the option will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the option will remain exercisable for three months following the cessation of service. An option may not be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of options.

Stock Appreciation Rights

Stock appreciation rights may be granted under the 2021 Plan. Stock appreciation rights allow the recipient to receive the appreciation in the fair market value of our common stock between the exercise date and the date of grant. Stock appreciation rights will expire upon the date determined by the administrator and set forth in the award agreement. After a participant ceases to provide service as an employee, director, or consultant, he or she may exercise his or her stock appreciation right for the period of time stated in his or her award agreement. In the absence of a specified time in an award agreement, if cessation of service is due to death or disability, the stock appreciation rights will remain exercisable for 12 months. In all other cases, in the absence of a specified time in an award agreement, the stock appreciation rights will remain exercisable for three months following the cessation of service. However, in no event may a stock appreciation right be exercised later than the expiration of its term. Subject to the provisions of the 2021 Plan, the administrator determines the other terms of stock appreciation rights, including when such rights become exercisable and whether to pay any increased appreciation in cash, shares of our common stock, or a combination thereof, except that the per share exercise price for the shares to be issued pursuant to the exercise of a stock appreciation right will be no less than 100% of the fair market value per share on the date of grant.

Restricted and Unrestricted Stock

Restricted stock may be granted under the 2021 Plan. Restricted stock awards are grants of shares of our common stock that vest in accordance with terms and conditions established by the administrator (if any). The administrator will determine the number of shares of restricted stock granted to any employee, director, or consultant and, subject to the provisions of the 2021 Plan, will determine any terms and conditions of such awards. The administrator may impose whatever conditions to vesting it determines to be appropriate (for example, the administrator may set restrictions based on the achievement of specific performance goals or continued service to us); provided, however, that the administrator, in its sole discretion, may accelerate the time at which any restrictions will lapse or be removed. Recipients of restricted stock awards generally will have voting and dividend rights with respect to such shares upon grant without regard to vesting, unless the administrator provides otherwise. Shares of restricted stock that do not vest are subject to our right of repurchase or forfeiture. The administrator, in its sole discretion, may issue shares of our common stock under the 2021 Plan that are not subject to vesting or other conditions.

Restricted Stock Units

RSUs may be granted under the 2021 Plan. RSUs are bookkeeping entries representing an amount equal to the fair market value of one share of our common stock. Subject to the provisions of the 2021 Plan, the administrator determines the terms and conditions of RSUs, including the vesting criteria, and the form and timing of payment. The administrator may set vesting criteria based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. The administrator, in its sole discretion, may pay earned RSUs in the form of cash, in shares, or in some combination thereof. Notwithstanding the foregoing, the administrator, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout. The administrator, in its sole discretion, may grant a RSU with rights to cash dividend equivalents which may be paid during the applicable vesting period or accumulated and paid at the end of the applicable vesting period.

Performance Units and Performance Shares

Performance units and performance shares may be granted under the 2021 Plan. Performance units and performance shares are awards that will result in a payment to a participant only if performance goals established by the administrator are achieved or the awards otherwise vest. The administrator will establish performance objectives or other vesting provisions in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The administrator may set performance objectives based upon the achievement of company-wide, divisional, business unit, or individual goals (including continued employment or service), applicable federal or state securities laws, or any other basis determined by the administrator in its discretion. After the grant of a performance unit or performance share, the administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance units or performance shares. Performance units will have an initial dollar value established by the administrator on or prior to the date of grant. Performance shares will have an initial value equal to the fair market value of our common stock on the date of grant. The administrator, in its sole discretion, may pay earned performance units or performance shares in the form of cash, in shares, or in some combination thereof. The administrator, in its sole discretion, may grant a performance unit with rights to cash dividend equivalents which may be paid during the applicable performance and/or vesting period or accumulated and paid at the end of the applicable performance and/or vesting period.

Non-Employee Directors

The 2021 Plan provides that all outside (non-employee) directors will be eligible to receive all types of awards (except for incentive stock options) under the 2021 Plan. In order to provide a maximum limit on the awards that can be made to our non-employee directors, the 2021 Plan provides that in any given fiscal year, a non-employee director may not be paid, issued, or granted equity awards (including awards issued under the 2021 Plan) with an aggregate value (the value of which will be based on their grant date fair value determined in accordance with U.S. generally accepted accounting principles) and any other compensation (including without limitation any cash retainers or fees) that, in the aggregate, exceed $500,000 (excluding awards or other compensation paid or provided to him or her as a consultant or employee). The maximum limits do not reflect the intended size of any potential grants or a commitment to make grants to our outside directors under the 2021 Plan in the future.

Non-Transferability of Awards

Unless the administrator provides otherwise, the 2021 Plan generally does not allow for the transfer of awards and only the recipient of an award may exercise an award during his or her lifetime. If the administrator makes an award transferable, such award will contain such additional terms and conditions as the administrator deems appropriate.

Certain Adjustments

In the event of certain changes in our capitalization, to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the 2021 Plan, the administrator will adjust the number and class of shares that may be delivered under the 2021 Plan and/or the number, class, and price of shares covered by each outstanding award, and the numerical share limits set forth in the 2021 Plan.

Dissolution or Liquidation

In the event of our proposed dissolution or liquidation, the administrator will notify participants as soon as practicable prior to the effective date of such proposed transaction and all awards will terminate immediately prior to the consummation of such proposed transaction.

Exchange or Change in Control

The 2021 Plan provides that in the event of our merger with or into another corporation or entity or a change in control (as defined in the 2021 Plan), each outstanding award will be treated as the administrator determines, including, without limitation, that (i) awards will be assumed, or substantially equivalent awards will be substituted, by the acquiring or succeeding corporation (or an affiliate thereof) with appropriate adjustments as to the number and kind of shares and prices, (ii) upon written notice to a participant, that the participant’s awards will terminate upon or immediately prior to the consummation of such merger or change in control, (iii) outstanding awards will vest and become exercisable, realizable, or payable, or restrictions applicable to an award will lapse, in whole or in part, prior to or upon consummation of such merger or change in control and, to the extent the administrator determines, terminate upon or immediately prior to the effectiveness of such merger or change in control, (iv) (A) the termination of an award in exchange for an amount of cash and/or property, if any, equal to the amount that would have been attained upon the exercise of such award or realization of the participant’s rights as of the date of the occurrence of the transaction (and, for the avoidance of doubt, if as of the date of the occurrence of the transaction the administrator determines in good faith that no amount would have been attained upon the exercise of such award or realization of the participant’s rights, then such award may be terminated by us without payment), or (B) the replacement of such award with other rights or property selected by the administrator in its sole discretion, or (v) any combination of the foregoing. The administrator will not be obligated to treat similarly all awards, all awards a participant holds, all awards of the same type, or all portions of awards.

In the event that the successor corporation does not assume or substitute for the award (or portions thereof), the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciations rights (or portions thereof) that is not assumed or substituted for, all restrictions on restricted stock, RSUs, performance shares, and performance units (or portions thereof) not assumed or substituted for will lapse, and, with respect to such awards with performance-based vesting (or portions thereof) not assumed or substituted for, all performance goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary. Additionally, in the event an option or stock appreciation right (or portions thereof) is not assumed or substituted for in the event of a merger or change in control, the administrator will notify each participant in writing or electronically that the option or stock appreciation right (or its applicable portion), as applicable, will be exercisable for a period of time determined by the administrator in its sole discretion, and the option or stock appreciation right (or its applicable portion), as applicable, will terminate upon the expiration of such period.

With respect to awards granted to an outside director, in the event of a change in control, the outside director’s options and stock appreciation rights, if any, will vest fully and become immediately exercisable, all restrictions on his or her restricted stock and RSUs will lapse, and, with respect to awards with performance-based vesting, all performance goals or other vesting requirements for his or her performance shares and units will be deemed achieved at 100% of target levels and all other terms and conditions met, in all cases, unless specifically provided otherwise under the applicable award agreement or other written agreement between the participant and us or any parent or subsidiary.

Clawback

Awards will be subject to any Company clawback policy and the administrator also may specify in an award agreement that the participant’s rights, payments, and benefits with respect to an award will be subject to reduction, cancellation, forfeiture, recoupment, reimbursement, or reacquisition upon the occurrence of certain specified events. The administrator may require a participant to forfeit, return, or reimburse us all or a portion of the award and any amounts paid under the award pursuant to the terms of the clawback policy or applicable laws.

Amendment; Termination

Subject to stockholder approval if required by applicable law, the administrator has the authority to amend, alter, suspend, or terminate the 2021 Plan provided such action does not materially impair the existing rights of any participant. The 2021 Plan automatically will terminate in 2031, unless terminated sooner.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The following is a description of transactions since January 1, 2019 and each currently proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeded or will exceed the lesser of $120,000 or 1% of our total assets at year-end for our last two completed fiscal years; and

•	any of our directors, executive officers or beneficial owners of more than 5% of our capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest, other than compensation and other arrangements that are described in the section titled “Executive Compensation.”

Registration Rights Agreement

The description set forth above under the caption “The Exchange and Related Transactions—Registration Rights” is incorporated herein by reference. All of our directors, executive officers and holders of more than 5% of our capital stock are parties to the Registration Rights Agreement.

Octopus Share Purchase Agreement

In connection with the Offering, Octopus Titan VCT plc and certain related parties (the “Octopus Investors”), a holder of more than 5% of our common stock, has agreed to purchase $2.0 million of our common stock on the same economic terms as the shares of common stock sold in the Offering subject to the satisfaction of certain U.K related tax requirements (the “Octopus Share Purchase”). Under the terms of the agreement with the Octopus Investors (the “Octopus Letter Agreement”), the Octopus Share Purchase may not occur before July 1, 2021 or such date as is one year from the end of our last fiscal year. In the event that we do not change our fiscal year end from December 31, the Octopus Share Purchase could not occur until January 1, 2022, subject to the satisfaction of the other conditions set forth in the Octopus Letter Agreement. The Octopus Share Purchase is conditioned on, among other things, the requirement that our gross assets must be less than £15.0 million at the time of the purchase and less than £16.0 million after giving effect to the Octopus Share Purchase. In connection with the Octopus Share Purchase, we will enter into subscription documents (including a registration rights agreement) with the Octopus Investors containing substantially the same terms as the subscription documents entered into by investors in the Offering (subject to mutually agreed changes and certain provisions required by U.K. tax requirements). Consequently, no assurance can be given that the Octopus Share Purchase will be consummated or as to the timing thereof.

Related Party Transactions with Parasol Investments Corporation

On May 14, 2020, we issued (i) an aggregate of 4,750,000 shares of common stock to Mark Tompkins, a director of our company, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to our counsel in connection with the formation and organization of the Company and (ii) an aggregate of 250,000 shares of common stock to Ian Jacobs, an officer and director of our company, for an aggregate cash purchase price equal to $25, pursuant to the terms and conditions set forth in the Common Stock Purchase Agreement with each person.

On May 14, 2020, in connection with advances made in connection with costs incurred by us, we issued a promissory note to Mark Tompkins, a stockholder and director of our company, pursuant to which we agreed to repay Mr. Tompkins the sum of any and all amounts that Mr. Tompkins may advance to us on or before the date that we consummate a business combination with a private company or reverse takeover transaction or other transaction after which we would cease to be a shell company (as defined in Rule 12b-2 under the Exchange Act). We have used the proceeds from the note to cover our expenses. Although Mr. Tompkins had no obligation to advance funds to us under the terms of the note, we anticipated that he might do so as fees and expenses were incurred. As a result, we issued the note in anticipation of such advances. Interest did not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) occurred. In the event of an Event of Default, the entire note would automatically become due and payable (the “Default Date”), and starting from five (5) days after the Default Date, interest on the note would accrue at the rate of eighteen percent (18%) per annum. As of the Closing, 2021, the total amount due under the note was $47,500 which was paid in full at the Closing.

Prior to the Closing, we used the office space and equipment of our management at no cost.

Related Party Transactions with SmartKem Limited

In 2017, SmartKem entered into a services agreement with BASF Schweiz AG and BASF New Business Group (collectively, the “BASF Entities”) pursuant to which the BASF Entities assisted SmartKem in the development of a manufacturing process for its patented small molecule polymeric material. SmartKem incurred total expenses of $229,010 during the year ended December 31, 2019 under the services agreement. No further expenses were incurred during the year ended December 31, 2020. BASF Venture Capital GmBH, which was a holder of more than 5% of SmartKem’s ordinary shares prior to consummation of the Exchange and the initial closing of the Offering, is an affiliate of the BASF Entities.

Commencing in June 2019 and continuing through September 2019, SmartKem issued and sold an aggregate of $3.7 million of its convertible loan notes (the “Convertible Loan Notes”). The Convertible Loan Notes bore interest at a rate of 10% per annum and outstanding interest and principal thereon was convertible into SmartKem’s A ordinary shares at a conversion price of $0.017031 per A ordinary share. Certain of SmartKem’s directors, executive officers and beneficial owners of 5% or more of SmartKem’s capital stock purchased Convertible Loan Notes in that offering as shown in the table below.

Name	Principal Amount Purchased
Octopus Titan VCT plc	$2,537,000
Entrepreneurs Fund LP	$951,000

In January and February 2020 SmartKem issued a total of 209,862,051 of its A ordinary shares for $4.3 million. In connection therewith, $4.0 million of outstanding principal and interest on the Convertible Loan Notes was converted into an aggregate of 245,540,150 A ordinary shares. In addition, $8.8 million of outstanding principal and interest of outstanding convertible notes issued in 2018 was converted into 542,767,502 A ordinary shares. In connection with these transactions, in February 2020 SmartKem simplified its share capital by converting (i) 6,451,915 growth shares, held by founding shareholders and which benefited only from the increase in value of SmartKem above a specified level (the “Growth Shares”), into ordinary shares, (ii) 66,385,787 ordinary shares into deferred shares with no voting rights and an aggregate value of $1.40 (the “Deferred Shares”), (iii) 137,310,817 A ordinary shares into Deferred Shares, and (iv) 83,076,995 A ordinary shares into ordinary shares. In connection with these transactions, in April 2020 the share capital was further simplified by the conversion into Deferred Shares of an additional 91,540,545 A ordinary shares and 20,887,272 ordinary shares.

In July 2020, SmartKem issued an additional 16,025,641 A ordinary shares to Entrepreneurs Fund LP for $313,000. In connection with this transaction, in July 2020 91,540,545 Deferred Shares were converted back into A ordinary shares and 20,887,272 Deferred Shares were converted back into ordinary shares.

The following directors, executive officers and beneficial owners of more than 5% of SmartKem’s capital stock effected the following transactions as part of the transactions described above:

	Transaction	Consideration	Equity issue
Octopus Titan VCT	Loan conversion	$5,876,000	344,932,672 A ordinary shares
Octopus Titan VCT	Investment	$4,074,000	191,346,155 A ordinary shares
Entrepreneurs Fund LP	Loan conversion	$4,200,000	246,551,742 A ordinary shares
Entrepreneurs Fund LP	Investment	$682,000	32,051,282 A ordinary shares

In connection with SmartKem’s January 2020 funding raising round, SmartKem simplified its share capital initially by converting into ordinary shares on a one-for one basis 83,076,695 A ordinary shares and all 6,451,915 Growth Shares.

In February 2020, a further 137,310,817 A ordinary shares and 66,385,787 ordinary shares were converted into Deferred Shares.

In April 2020, 91,540,545 A ordinary shares and 20,887,272 ordinary shares were converted into Deferred Shares, then back again in July 2020.

On February 23, 2021, at the direction of the holders of such A ordinary shares provided in accordance with SmartKem’s articles of association 876,884,527 A ordinary shares were reclassified as ordinary shares.

On February 23, 2021, conditional on the consummation of the Exchange, the holders of EMI Options covering 124,497,910 ordinary shares exercised them for approximately $18,916, with options covering 123,087,910 shares exercised at a price of $0.000014 per share and the options covering the remaining 1,410,000 shares exercised at a price of $0.0122 per share.

Review, Approval and Ratification of Related Party Transactions

We did not have a formal review and approval policy for related party transactions at the time of any of the transactions described above. However, all of the transactions described above were entered into after presentation, consideration and approval by our board of directors. Our written related party transactions policy and the charter of our audit committee require that any transaction with a related person that must be reported under applicable rules of the SEC must be reviewed and approved or ratified by our audit committee. However, no member of the audit committee shall participate in any review, consideration or approval of any related person transaction with respect to which such member or any of his or her immediate family members is the related person.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON STOCK AND RELATED STOCKHOLDER MATTERS

Our common stock is not listed on a national securities exchange, an over-the-counter market or any other exchange. Therefore, there is no trading market, active or otherwise, for our common stock and our common stock may never be included for trading on any stock exchange, automated quotation system or any over-the-counter market.

As of the date of this Report, we had 25,437,000 shares of our common stock outstanding held by approximately 150 stockholders of record.

Dividend Policy

We have never paid any cash dividends on our capital stock and do not anticipate paying any cash dividends on our common stock in the foreseeable future. We intend to retain future earnings to fund ongoing operations and future capital requirements. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon financial condition, results of operations, capital requirements and such other factors as the board of directors deems relevant.

Shares Eligible for Future Sale

Prior to the Exchange, there has been no public market for our common stock. Future sales of our common stock, including shares of our common stock issued upon the exercise of options or warrants that we may issue, in the public market after the Exchange, or the perception that those sales may occur, could cause the prevailing price for our common stock to fall or impair our ability to raise equity capital in the future. As described below, no shares of our common stock will be available for sale in the public market for a period of at least a several months after consummation of the Exchange due to contractual and legal restrictions on resale described below. Future sales of our common stock in the public market either before (to the extent permitted) or after restrictions lapse, or the perception that those sales may occur, could adversely affect the prevailing price of our common stock at such time and our ability to raise equity capital at a time and price we deem appropriate.

No shares of our common stock held by our pre-Exchange stockholders or issued in connection with the Exchange or the Offering can be publicly sold under Rule 144 promulgated under the Securities Act until 12 months after the date of filing this Report.

Sale of Restricted Shares

As of the date of this Report, all outstanding shares of our common stock are “restricted securities” as such term is defined in Rule 144. These restricted securities were issued and sold by us, or will be issued and sold by us, in private transactions and are eligible for public sale only if registered under the Securities Act or if they qualify for an exemption from registration under the Securities Act, including the exemptions provided by Rule 144, Regulation S or Rule 701, which are summarized below.

Lock-Up Agreements

In connection with the Offering, each of our current executive officers and directors, certain former SmartKem stockholders and certain option holders agreed to by us and SmartKem (collectively, the “Restricted Holders”) holding in the aggregate approximately 94.7% of the shares of our common stock issuable in the Exchange, or a total of 12,054,459 shares of our common stock, entered into lock-up agreements (the “Lock-Up Agreements”) in substantially the form filed as an exhibit to this Report. Pursuant to the Lock-Up Agreements, the Restricted Holders are restricted for a period of one year (two years in the case of shares of our common stock acquired upon the acceleration and exercise of SmartKem EMI Options and upon the exercise of new options issued in consideration for the waiver and release of the SmartKem Unapproved Options) after the closing of the Offering (the “Restricted Period”) from selling or disposing of shares of our common stock held by (or issuable to) them, excluding any shares of our common stock purchased by them in the Offering, subject to customary exceptions.

Following the lock-up periods set forth in the agreements described above, and assuming that no parties are released from these agreements and that there is no extension of the lock-up period, shares of our common stock will be eligible for sale in the public market in compliance with Rule 144 under the Securities Act.

Rule 144

Pursuant to Rule 144 promulgated under the Securities Act, sales of the securities of a former shell company, such as us, under that rule are not permitted (i) until at least 12 months have elapsed from the date on which this Report, reflecting our status as a non-shell company, is filed with the SEC, and (ii) unless at the time of a proposed sale, we are subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act and have filed all reports and other materials required to be filed by Section 13 or 15(d) of the Exchange Act, as applicable, during the preceding 12 months, other than reports on Form 8-K. We intend to register such shares of our common stock for sale under the Securities Act, but are currently a “voluntary filer” and are not subject to the reporting requirements of Section 13 or Section 15(d) of the Exchange Act. As a result, unless we register such shares of our common stock for sale under the Securities Act, all of our stockholders will be forced to hold their shares of our common stock for at least that 12-month period before they are eligible to sell those shares of our common stock, and even after that 12-month period, sales may not be made under Rule 144 unless we and the selling stockholders are in compliance with other requirements of Rule 144.

In general, Rule 144 provides that (i) any of our non-affiliates that has held restricted securities for at least 12 months is thereafter entitled to sell such securities freely and without restriction, provided that we remain compliant and current with our SEC reporting obligations, and (ii) any of our affiliates, which includes our directors, executive officers and other persons in control of us, that has held restricted securities for at least 12 months is thereafter entitled to sell such securities subject to the following restrictions: (a) we are compliant and current with our SEC reporting obligations, (b) certain manner of sale provisions are satisfied, (c) a Form 144 is filed with the SEC, and (d) certain volume limitations are satisfied, which limit the sale of shares of our common stock within any three-month period to a number of shares of our common stock that does not exceed 1% of the total number of outstanding shares of our common stock or, if our common stock is then listed or quoted for trading on a national securities exchange, then the greater of 1% of the total number of outstanding shares of our common stock and the average weekly trading volume of our common stock during the four calendar weeks preceding the filing of the Form 144 with respect to the sale. A person who has ceased to be an affiliate at least three months immediately preceding the sale and who has owned such shares of our common stock for at least one year is entitled to sell the shares of our common stock under Rule 144 without regard to any of the limitations described above.

Regulation S

Regulation S under the Securities Act provides that shares owned by any person may be sold without registration in the U.S., provided that the sale is effected in an offshore transaction and no directed selling efforts are made in the U.S. (as these terms are defined in Regulation S), subject to certain other conditions. In general, this means that shares of our common stock may be sold in some other manner outside the United States without requiring registration in the United States.

Rule 701

In general, under Rule 701 as currently in effect, any of our employees, directors, officers, consultants or advisors who acquired common stock from us in connection with a written compensatory stock or option plan or other written agreement, in compliance with Rule 701 under the Securities Act, before the Closing of the Exchange (to the extent such common stock is not subject to a lock-up agreement) is entitled to rely on Rule 701 to resell such shares of our common stock beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act in reliance on Rule 144, but without compliance with the holding period requirements contained in Rule 144. Accordingly, subject to any applicable lock-up agreements, beginning 90 days after we become subject to the public company reporting requirements of the Exchange Act, under Rule 701 persons who are not our “affiliates,” as defined in Rule 144, may resell those shares without complying with the minimum holding period or public information requirements of Rule 144, and persons who are our “affiliates” may resell those shares without compliance with Rule 144’s minimum holding period requirements (subject to the terms of the lock-up agreements described above, if applicable).

Registration Rights

In connection with the Exchange and the Offering, we entered into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which we have agreed that, no later than 60 calendar days from the closing of the Offering, we will file, subject to customary exceptions, a registration statement with the SEC (the “Registration Statement”), covering (i) the shares of our common stock issued in the Offering (including shares of our common stock issuable upon the exercise of the pre-funded warrants sold in the Offering); (ii) the shares of our common stock issuable upon exercise of the Placement Agent Warrants; (iii) the shares of our common stock issued or issuable as a result of the Exchange; (iv) 1,000,000 shares of our common stock held by the stockholders of Parasol prior to the Exchange; and (v) 50,000 shares of our common stock issued to certain advisors in connection with the Exchange and the Offering ((i)-(v) collectively, the “Registrable Shares”). We will use our commercially reasonable efforts to cause such Registration Statement to be declared effective within 150 calendar days after the closing of the Offering. For additional information, see “The Exchange – Registration Rights Agreement.”

Stock Plans

We intend to file with the SEC a registration statement under the Securities Act covering the shares of common stock that are outstanding or reserved for issuance under the 2021 Plan. Such registration statement is expected to be filed and become effective as soon as practicable after the consummation of the Exchange and the registration of our shares of common stock with the SEC pursuant to a registration statement on Form S-8. Accordingly, shares of our common stock registered under such registration statement will be available for sale in the open market following its effective date, subject to Rule 144 volume limitations and the lock-up agreements described above, if applicable.

DESCRIPTION OF SECURITIES

We have authorized capital stock consisting of 300,000,000 shares of common stock and 10,000,000 shares of preferred stock. As of the date of this Report, we had 25,437,000 shares of common stock issued and outstanding, and no shares of preferred stock issued and outstanding. Unless stated otherwise, the following discussion summarizes the term and provisions of our amended and restated certificate of incorporation and our amended and restated bylaws. This description is summarized from, and qualified in its entirety by reference to, our amended and restated certificate of incorporation and our amended and restated bylaws, which are filed as exhibits to this Report.

Common Stock

Voting Rights

Each holder of common stock is entitled to one vote for each share on all matters submitted to a vote of the stockholders, including the election of directors. Our amended and restated certificate of incorporation and our amended and restated bylaws do not provide for cumulative voting rights. Because of this, the holders of a plurality of the shares of common stock entitled to vote in any election of directors can elect all of the directors standing for election, if they should so choose. With respect to matters other than the election of directors, at any meeting of the stockholders at which a quorum is present or represented, the affirmative vote of a majority of the voting power of the shares present in person or represented by proxy at such meeting and entitled to vote on the subject matter shall be the act of the stockholders, except as otherwise required by law. The holders of one-third of the stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Dividends

Subject to preferences that may be applicable to any then-outstanding convertible preferred stock, holders of our common stock are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

We have never paid cash dividends on our common stock. Moreover, we do not anticipate paying periodic cash dividends on our common stock for the foreseeable future. Any future determination about the payment of dividends will be made at the discretion of our board of directors and will depend upon our earnings, if any, capital requirements, operating and financial conditions, contractual restrictions, including any loan or debt financing agreements, and on such other factors as our board of directors deems relevant.

Liquidation

In the event of our liquidation, dissolution, or winding up, holders of our common stock will be entitled to share ratably in the net assets legally available for distribution to stockholders after the payment of all of our debts and other liabilities and the satisfaction of any liquidation preference granted to the holders of any then-outstanding shares of preferred stock.

Preferred Stock

The following description of our preferred stock and the description of the terms of any particular series of our preferred stock that we choose to issue hereunder are not complete. These descriptions are qualified in their entirety by reference to our amended and restated certificate of incorporation and the certificate of designation, if and when adopted by our board of directors, relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series.

We currently have no shares of preferred stock outstanding, and we have no present plan to issue any shares of preferred stock. Our board of directors has the authority, without further action by the stockholders, to issue up to 10,000,000 shares of preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof. These rights, preferences, and privileges could include dividend rights, conversion rights, voting rights, redemption rights, liquidation preferences, sinking fund terms, and the number of shares constituting any series or the designation of such series, any or all of which may be greater than the rights of common stock. The issuance of preferred stock could adversely affect the voting power of holders of common stock and the likelihood that such holders will receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing change in our control or other corporate action.

Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws

Certain provisions of Delaware law and certain provisions included in our amended and restated certificate of incorporation and in our amended and restated bylaws summarized below may be deemed to have an anti-takeover effect and may delay, deter, or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interests, including attempts that might result in a premium being paid over the market price for the shares held by stockholders.

Preferred Stock

Our amended and restated certificate of incorporation contains provisions that permit our board of directors to issue, without any further vote or action by the stockholders, shares of preferred stock in one or more series and, with respect to each such series, to fix the number of shares constituting the series and the designation of the series, the voting rights (if any) of the shares of the series and the powers, preferences, or relative, participation, optional, and other special rights, if any, and any qualifications, limitations, or restrictions, of the shares of such series.

Removal of Directors

Our amended and restated certificate of incorporation provides that stockholders may only remove a director for cause.

Director Vacancies

Our amended and restated certificate of incorporation authorizes only our board of directors to fill vacant directorships.

No Cumulative Voting

Our amended and restated certificate of incorporation does not provide stockholders with the right to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our amended and restated certificate of incorporation and amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only by the chairperson of our board of directors, the chief executive officer, or our board of directors.

Advance Notice Procedures for Director Nominations

Our bylaws provide that stockholders seeking to nominate candidates for election as directors at an annual or special meeting of stockholders must provide timely notice thereof in writing. To be timely, a stockholder’s notice generally will have to be delivered to and received at our principal executive offices before notice of the meeting is issued by our secretary, with such notice being served not less than 90 nor more than 120 days before the meeting. Although the amended and restated bylaws do not give the board of directors the power to approve or disapprove stockholder nominations of candidates to be elected at an annual meeting, the amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of our company.

Action by Written Consent

Our amended and restated certificate of incorporation and amended and restated bylaws provide that any action to be taken by the stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by written consent.

Amending our Certificate of Incorporation and Bylaws

Our amended and restated certificate of incorporation provides that the affirmative vote of at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class, is required to amend certain provisions of our amended and restated certificate of incorporation.

Our amended and restated bylaws may be adopted, amended, altered or repealed by stockholders only upon approval of at least 66 2/3% of the votes entitled to be cast by holders of all outstanding shares then entitled to vote, voting together as a single class. Additionally, our amended and restated certificate of incorporation provides that our bylaws may be amended, altered or repealed by the board of directors.

Authorized but Unissued Shares

Our authorized but unissued shares of common stock and preferred stock will be available for future issuances without stockholder approval, except as required by the listing standards of any exchange upon which our common stock may become listed, and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger, or otherwise.

Exclusive Jurisdiction

Our amended and restated certificate of incorporation provides that, unless we consent to the selection of an alternative forum, the Court of Chancery of the State of Delaware, or if the Court of Chancery does not have jurisdiction, the federal district court for the District of Delaware, is the exclusive forum for (i) any derivative action or proceeding brought on behalf of us, (ii) any action asserting a claim of breach of a fiduciary duty owed by any current or former director, officer, or other employee to the us or our stockholders, (iii) any action arising pursuant to any provision of the DGCL or our certificate of incorporation or bylaws (as either may be amended from time to time), or (iv) (A) any action asserting a claim governed by the internal affairs doctrine of the law of the State of Delaware shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have subject matter jurisdiction thereof, the federal district court of the State of Delaware and (B) the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended. Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder. As a result, the exclusive forum provision will not apply to actions arising under the Exchange Act or the rules and regulations thereunder. Although our amended and restated certificate of incorporation contains the exclusive forum provisions described above, it is possible that a court could find that such provision is inapplicable for a particular claim or action or that such provision is unenforceable, and our stockholders will not be deemed to have waived our compliance with the federal securities laws and the rules and regulations thereunder.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law, which prohibits a person deemed an “interested stockholder” from engaging in a “business combination” with a publicly held Delaware corporation for three years following the date such person becomes an interested stockholder unless the business combination is, or the transaction in which the person became an interested stockholder was, approved in a prescribed manner or another prescribed exception applies. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status did own, 15% or more of a corporation’s voting stock. Generally, a “business combination” includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, such as discouraging takeover attempts that might result in a premium over the price of our common stock.

Limitations of Liability and Indemnification Matters

For a discussion of liability and indemnification, see “Directors, Executive Officers, Promoters and Control Persons-Limitation of Liability and Indemnification” above.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is VStock Transfer, LLC. The transfer agent’s address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

LEGAL PROCEEDINGS

From time to time, we may become involved in various lawsuits and legal proceedings which arise in the ordinary course of business. However, litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm our business.

We are currently not aware of any pending legal proceedings to which we are a party or of which any of our property is subject, nor are we aware of any such proceedings that are contemplated by any governmental authority.

Item 3.02	Unregistered Sales of Equity Securities.

The Offering

The information regarding the Offering set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Exchange and Related Transactions—The Offering” and “—Description of Securities” is incorporated herein by reference.

On February 23, 2021, we sold 10,162,000 shares of our common stock and pre-funded warrants to purchase up to 2,168,000 shares of our common stock for aggregate gross proceeds of approximately $24.6 million pursuant to the Offering at a purchase price of $2.00 per share or $1.99 per pre-funded warrant, as applicable. Pursuant to the Offering, we offered to certain purchasers whose purchase of shares of our common stock in the offering would otherwise have resulted in the purchaser, together with its affiliates and certain related parties, beneficially owning more than 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock immediately following the closing of the Offering, the opportunity to purchase, if any such purchaser so chose, pre-funded warrants in lieu of shares of our common stock that would otherwise have resulted in such purchaser’s beneficial ownership exceeding 4.99% (or, at the election of the purchaser, 9.99%) of our outstanding common stock, at a purchase price of $1.99 per pre-funded warrant. Each pre-funded warrant is exercisable for one share of our common stock at an exercise price of $0.01 per share. These transactions were exempt from registration under Section 4(a)(2) of the Securities Act (or Rule 506(b) of Regulation D) as not involving any public offering.

Securities Issued in Connection with the Exchange

On February 21, 2021, pursuant to the terms of the Exchange Agreement, each SmartKem ordinary share issued and outstanding immediately prior to the Closing, except certain “deferred shares” which had no economic or voting rights (“Deferred Shares”) and which were purchased by Parasol for an aggregate purchase price of $1.40, was exchanged for 0.0111907 of a share of common stock and each SmartKem A ordinary share issued and outstanding immediate prior to the Closing was exchanged for 0.0676668 of a share of common stock, with the maximum number of shares of our common stock issuable to the former holders of SmartKem’s ordinary shares and A ordinary shares equal to 12,725,000. The issuance of these shares of our common stock was exempt from registration under Section 4(a)(2) of the Securities Act (or Rule 506(b) of Regulation D) as not involving any public offering and under Regulation S in the case of shares issued to certain non-U.S. persons.

Sales of Unregistered Securities of Parasol

On May 14, 2020, Parasol issued (i) an aggregate of 4,750,000 shares of common stock to Mark Tompkins, a director of our company, for an aggregate purchase price equal to $475 representing amounts advanced by Mr. Tompkins to our counsel in connection with the formation and organization of Parasol and (ii) an aggregate of 250,000 shares of common stock to Ian Jacobs, an officer and director of our company, for an aggregate cash purchase price equal to $25, pursuant to the terms and conditions set forth in the Common Stock Purchase Agreement with each person. The issuance of these shares of common stock was exempt from registration under Section 4(a)(2) of the Securities Act.

On May 14, 2020, in connection with advances made in connection with costs incurred by Parasol, we issued a promissory note to Mark Tompkins, a stockholder and director of our company, pursuant to which we agreed to repay Mr. Tompkins the sum of any and all amounts that Mr. Tompkins may advance to us on or before the date that we consummate a business combination with a private company or reverse takeover transaction or other transaction after which we would cease to be a shell company (as defined in Rule 12b-2 under the Exchange Act). We have used the proceeds from the note to cover our expenses. Although Mr. Tompkins had no obligation to advance funds to us under the terms of the note, we anticipated that he might do so as fees and expenses were incurred. As a result, we issued the note in anticipation of such advances. Interest did not accrue on the outstanding principal amount of the note except if an Event of Default (as defined in the note) occurred. In the event of an Event of Default, the entire note would automatically become due and payable (the “Default Date”), and starting from five (5) days after the Default Date, interest on the note would accrue at the rate of eighteen percent (18%) per annum. As of the Closing, 2021, the total amount due under the note was $47,500 which was paid in full at the Closing. The issuance of the note was exempt from registration under Section 4(a)(2) of the Securities Act.

On February 23, 2021, the board of directors of Parasol approved the issuance of an aggregate of 50,000 shares of Parasol common stock to a service provider to the Company in connection with the negotiation of the Exchange Agreement. This transaction was exempt from registration under Section 4(a)(2) of the Securities Act (or Rule 506 of Regulation D) as not involving any public offering.

Sales of Unregistered Securities of SmartKem

The following list sets forth information as to all securities sold by SmartKem from January 1, 2018 through immediately prior to the consummation of the Exchange, which were not registered under the Securities Act. The following description is historical and has not been adjusted to give effect to the Exchange or applicable conversion ratios pursuant to the Exchange Agreement.

None of the transactions described below involved any underwriters, underwriting discounts or commissions, or any public offering. Unless otherwise stated, the sales of the securities below were deemed to be exempt from registration under the Securities Act in reliance on Section 4(a)(2) of the Securities Act (and Regulation D or Regulation S promulgated thereunder) or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or pursuant to benefit plans and contracts relating to compensation as provided under Rule 701.

Sales of Securities

In April, 2018 and July 2018, SmartKem issued $2.9 million of Secured Convertible Loan Notes Due 2019 (the “2019 Notes”) to two institutional investors (BASF/EF Loan Notes).

In July 2018, SmartKem issued $1.3 million of Unsecured Convertible Loan Notes 2023 (the “2023 Notes”) to one institutional investor.

In July 2018, SmartKem’s previously outstanding Convertible Octopus 2022 Loan Notes and Secured Convertible Loan notes 2018 (together, the “2017 Notes”) converted into an aggregate of 32,822,368 SmartKem A ordinary shares at a conversion price of $0.1304 per share. In connection therewith, SmartKem sold an aggregate of 1,859,295 A ordinary shares to three private investors at an offering price of $0.1284 per share.

In December 2018, SmartKem issued an additional $2.6 million of 2019 Notes to two institutional investors and issued an additional $1.3 million of 2023 Notes to one institutional investor.

Commencing in June 2019 and continuing through September 2019, SmartKem issued and sold an aggregate of $3.7 million of its convertible loan notes (the “Convertible Loan Notes”) to seven investors, including two institutional investors.

In January and February 2020 SmartKem issued a total of 209,862,051 of its A ordinary shares for $4.3 million. In connection therewith, $4.0 million of outstanding principal and interest on the Convertible Loan Notes was converted into an aggregate of 245,540,150 A ordinary shares. In addition, $8.8 million of outstanding principal and interest of outstanding convertible notes issued in 2018 was converted into 542,767,502 A ordinary shares. In connection with these transactions, in February 2020 SmartKem simplified its share capital by converting (i) 6,451,915 growth shares held by founding shareholders and which benefited only from the increase in value of SmartKem above a specified level, into ordinary shares, (ii) 66,385,787 ordinary shares into Deferred Shares with no voting right and an aggregate value of $1.40, (iii) 137,310,817 A ordinary shares into Deferred Shares, and (iv) 83,076,995 A ordinary shares into ordinary shares. In connection with these transactions, in April 2020, an additional 91,540,545 A ordinary shares and 20,887,272 ordinary shares were reclassified as Deferred Shares.

In July 2020, SmartKem issued an additional 16,025,641 A ordinary shares to Entrepreneurs Fund LP for approximately $313 thousand. In connection with this transaction, in July 2020 91,540,545 Deferred Shares were converted back into A ordinary shares and 20,887,272 Deferred Shares were converted back into ordinary shares.

Option Grants

In February 2018 SmartKem Unapproved Options to purchase 1,532,131 ordinary shares were granted to one service provider with an exercise price of $0.0177 per share. Between September and October 2018, SmartKem EMI Options to purchase 2,449,493 ordinary shares were granted to two employees with an exercise price of $0.0115 per share. Between September and October 2018, SmartKem Unapproved Options to purchase 4,574,873 ordinary shares were granted to three employees with an exercise price of $0.0116 per share.

During September 2020 and October 2020, SmartKem EMI Options to purchase 128,988,285 ordinary shares were granted to 30 employees with an exercise price of $0.000013, SmartKem Unapproved Options to purchase 5,310,338 ordinary shares were granted to three employees with an exercise price of $0.000013 per share, SmartKem Unapproved Options to purchase 21,814,157 ordinary shares were granted two service providers with an exercise price of $0.000013 per share, and SmartKem Unapproved Option to purchase 5,900,375 ordinary shares were granted one service provider at an exercise price of $0.015 per share under the Unapproved Option Plan. In addition, 2,950,188 of EMI Options were converted to Unapproved Options during 2020.

See Item 1.01 of this report for a description of the treatment of outstanding SmartKem options in the Exchange.

Item 3.03	Material Modification to Rights of Security Holders.

The information contained in Item 5.03, “Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” is incorporated herein by reference.

Item 4.01	Changes in Registrant’s Certifying Accountant.

Dismissal of Independent Registered Public Accounting Firm

SmartKem, Inc.

Upon the Closing of the Exchange, Raich Ende Malter & Co. LLP was dismissed as the independent registered public accounting firm that audits the financial statements of our company.

Raich Ende Malter & Co. LLP’s audit report on our financial statements for the period from May 13, 2020 (inception) through December 31, 2020 did not contain an adverse opinion or a disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope or accounting principles, except that the report dated February 18, 2021 contained statements indicating there is substantial doubt about our company’s ability to continue as a going-concern.

During the period from May 13, 2020 (date of inception) through December 31, 2020 and the subsequent interim period through the date of Raich Ende Malter & Co. LLP’s dismissal, there were no disagreements with Raich Ende Malter & Co. LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Raich Ende Malter & Co. LLP would have caused it to make reference to the subject matter thereof in connection with its report, and there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided Raich Ende Malter & Co. LLP with a copy of the disclosures we are making in this Report prior to the filing hereof and requested that Raich Ende Malter & Co. LLP furnish to us a letter addressed to the SEC stating whether Raich Ende Malter & Co. LLP agrees with the statements made by us in this Report. A copy of Raich Ende Malter & Co. LLP’s letter is filed as Exhibit 16.1 to this Report.

SmartKem Limited

At the general meeting of the shareholders of SmartKem held on November 27, 2019, Mercer & Hole was approved to replace Grant Thornton UK LLP as chartered accountants and statutory auditor in the United Kingdom to SmartKem for the fiscal 2019 reporting year. The appointment of Mercer & Hole was the result of SmartKem’s Board’s discussions completed on December 24, 2019 and the recommendation of Mercer & Hole by the Board of Directors of SmartKem. Grant Thornton UK LLP resigned as our statutory auditor in the United Kingdom on December 24, 2019.

Grant Thornton UK LLP performed the statutory audit of SmartKem’s financial statements, prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” and the requirements of the United Kingdom Companies Act 2006 (together “FRS 102”), for the fiscal year ending December 31, 2018, in accordance with International Standards on Auditing (U.K.) and applicable U.K. Law. Neither Grant Thornton UK LLP’s report relating to the statutory audit, nor the historic financial statements, prepared under FRS 102, are included or incorporated by reference in this Form 8-K. Grant Thornton UK LLP’s statutory audit report did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles, although Grant Thornton UK LLP stated in their statutory audit report that:

“This report is made solely to the Company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the Company’s members those matters we are required to state to them in an Auditor’s Report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the Company and the Company’s members as a body, for our audit work, for this report, or for the opinions we have formed.”

During the year ended December 31, 2018 and the subsequent interim period through December 24, 2019, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between SmartKem and Grant Thornton UK LLP over any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to Grant Thornton UK LLP’s satisfaction would have caused Grant Thornton UK LLP to make reference to the subject matter of the disagreement in connection with its report; and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided Grant Thornton UK LLP with a copy of this Form 8-K prior to its filing with the SEC and requested that it furnish us with a letter addressed to the SEC stating whether or not they agree with the above disclosure. A copy of that letter is filed as Exhibit 16.2 to this Report.

Furthermore, in the year ended December 31, 2018, and the subsequent interim period through December 24, 2019, SmartKem did not consult with Mercer & Hole, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to SmartKem’s consolidated financial statements and neither a written report nor oral advice was provided to the Company that Mercer & Hole concluded was an important factor considered by SmartKem in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (ii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

At the general meeting of the shareholders of SmartKem held on December 18, 2020, BDO LLP was approved to replace Mercer & Hole as chartered accountants and statutory auditor in the United Kingdom to SmartKem for the fiscal 2020 reporting year. BDO LLP was also approved as SmartKem’s independent registered public accounting firm for the fiscal years’ 2020 and 2019. The appointment of BDO LLP was the result of SmartKem’s Board’s discussions completed on December 5, 2020, 2020 and the recommendation of BDO LLP by the Board of Directors of SmartKem. Mercer & Hole resigned as our statutory auditor in the United Kingdom on December 18, 2020.

Mercer & Hole performed the statutory audit of SmartKem’s financial statements, prepared in accordance with FRS 102 “The Financial Reporting Standard applicable in the UK and Republic of Ireland” and the requirements of the United Kingdom Companies Act 2006 as applicable to companies subject to the small companies regime (together “FRS 102”), for the fiscal year ending December 31, 2019, in accordance with International Standards on Auditing (U.K.) and applicable U.K. Law. Neither Mercer & Hole’s report relating to the statutory audit, nor the historic financial statements, prepared under FRS 102, are included or incorporated by reference in this Form 8-K. Mercer & Hole’s statutory audit report did not contain an adverse opinion or a disclaimer of opinion, and they were not qualified or modified as to uncertainty, audit scope or accounting principles, although Mercer & Hole stated in their statutory audit report that:

“This report is made solely to the company’s members, as a body, in accordance with Chapter 3 of Part 16 of the Companies Act 2006. Our audit work has been undertaken so that we might state to the company’s members those matters we are required to state to them in an auditor’s report and for no other purpose. To the fullest extent permitted by law, we do not accept or assume responsibility to anyone other than the company and the company’s members as a body, for our audit work, for this report, or for the opinions we have formed.”

During the year ended December 31, 2019 and the subsequent interim period through December 18, 2020, (i) there were no disagreements (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) between SmartKem and Mercer & Hole over any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which disagreements if not resolved to Mercer & Hole’s satisfaction would have caused Mercer & Hole to make reference to the subject matter of the disagreement in connection with its report; and (ii) there were no reportable events (as defined in Item 304(a)(1)(v) of Regulation S-K).

We have provided Mercer & Hole with a copy of this Form 8-K prior to its filing with the SEC and requested that it furnish us with a letter addressed to the SEC stating whether or not they agree with the above disclosure. A copy of that letter is filed as Exhibit 16.3 to this Report.

Furthermore, in the two years ended December 31, 2019, and the subsequent interim period through December 18, 2020, SmartKem did not consult with BDO LLP, regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to SmartKem’s consolidated financial statements and neither a written report nor oral advice was provided to SmartKem that BDO LLP concluded was an important factor considered by SmartKem in reaching a decision as to any accounting, auditing, or financial reporting issue; or (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K and the related instructions; or (ii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

Engagement of Independent Registered Public Accounting Firm

Effective as of the Closing of the Exchange, our board of directors engaged BDO LLP, as the independent registered public accounting firm to audit our financial statements for the fiscal year ended December 31, 2021.

During the period from May 13, 2020 (date of inception) through December 31, 2020 and the subsequent interim period through the date of the BDO LLP appointment, neither we nor anyone acting on our behalf consulted BDO LLP regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that BDO LLP concluded was an important factor considered by us in reaching a decision as to any accounting, auditing, or financial reporting issue, or (ii) any matter that was either the subject of a disagreement (as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K) or a reportable event (as defined in Item 304(a)(1)(v) of Regulation S-K).

Item 5.01	Changes in Control of Registrant.

The information regarding a change of control of Parasol in connection with the Exchange set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Exchange and Related Transactions” is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

The information regarding departure and election of our directors and departure and appointment of our principal officers in connection with the Exchange set forth in Item 2.01, “Completion of Acquisition or Disposition of Assets—The Exchange and Related Transactions” is incorporated herein by reference.

For information regarding the terms of employment of our newly appointed executive officers, see Item 2.01, “Completion of Acquisition or Disposition of Assets—Executive Compensation,” which description is incorporated herein by reference. For certain biographical, related party and other information regarding our newly appointed executive officers, see Item 2.01, “Completion of Acquisition or Disposition of Assets—Directors, Executive Officers, Promoters and Control Persons” and “Completion of Acquisition or Disposition of Assets—Certain Relationships and Related Transactions,” which disclosures are incorporated herein by reference.

For information about compensation to our directors, see Item 2.01, “Completion of Acquisition or Disposition of Assets—Directors, Executive Officers, Promoters and Control Persons— Non Employee Director Compensation,” which description is incorporated herein by reference. For certain biographical, related party and other information regarding our newly appointed directors, see Item 2.01 “Completion of Acquisition or Disposition of Assets—Directors, Executive Officers, Promoters and Control Persons” and “Completion of Acquisition or Disposition of Assets—Certain Relationships and Related Transactions,” which disclosures are incorporated herein by reference.

Reference is made to the description of the 2021 Plan set forth under Item 2.01, “Completion of Acquisition or Disposition of Assets—Executive Compensation—Equity Incentive Plan,” which description is incorporated herein by reference. The description of the 2021 Plan contained in this Report does not purport to be complete, and is qualified in its entirety by reference to the full text of the 2021 Plan, which is filed as an exhibit to this Report and incorporated herein by reference.

Item 5.03	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Amendments to Certificate of Incorporation

Prior to the Exchange, our board of directors approved the amendment and restatement of our certificate of incorporation on February 23, 2021, and as described under Item 5.07, “Submission to Matters to a Vote of Security Holders”, stockholders holding 100% of the then-outstanding shares of our common stock approved the amendment and restatement to our certificate of incorporation on February 23, 2021. See the description of the amended and restated certificate of incorporation in Item 2.01, “Completion of Acquisition or Disposition of Assets—Description of Securities—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws,” which description is incorporated herein by reference. Our amended and restated certificate of incorporation is filed as an exhibit to this Report and incorporated herein by reference.

Amendments to Bylaws

Prior to the Exchange, on February 23, 2021, we amended and restated our bylaws in their entirety. See the description of the amended and restated bylaws in Item 2.01, “Completion of Acquisition or Disposition of Assets—Description of Securities—Anti-Takeover Effects of Certain Provisions of Delaware Law, Our Amended and Restated Certificate of Incorporation and Our Amended and Restated Bylaws,” which description is incorporated herein by reference. Our amended and restated bylaws are filed as an exhibit to this Report and incorporated herein by reference.

Item 5.06	Change in Shell Company Status.

Prior to the Exchange, we were a “shell company” (as such term is defined in Rule 12b-2 under the Exchange Act). As a result of the Exchange described in Item 2.01 of this Report, we have ceased to be a shell company. The information contained in this Report constitutes the current “Form 10 information” necessary to satisfy the conditions contained in Rule 144(i)(2) under the Securities Act.

Item 5.07	Submission of Matters to a Vote of Security Holders.

On February 23, 2021, stockholders holding 100% of the then outstanding shares of our common stock executed a written consent in lieu of a meeting to approve (1) the adoption of the 2021 Plan; (2) the amended and restated certificate of incorporation; (3) the amended and restated bylaws; (4) the Pre-Exchange Indemnity Agreement; and (5) the form of director and officer indemnification agreement.

The information regarding submission of matters to a vote of security holders set forth in Item 5.03, “Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year” is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	As a result of its acquisition of SmartKem as described in Item 2.01, the registrant is filing herewith SmartKem’s audited financial statements as of and for the fiscal years ended December 31, 2020 and 2019, as Exhibit 99.1 to this Report.

(b)	Unaudited pro forma combined financial information for the fiscal year ended December 31, 2020 is attached as Exhibit 99.2 to this Report.

(c)	Shell Company Transactions. Reference is made to Items 9.01(a) and 9.01(b) and the exhibits referred to therein, which are incorporated herein by reference.

(d)	Exhibits.

Exhibit Index

Exhibit Number	Exhibit Description
2.1 *	Share Exchange Agreement, dated as of February 23, 2021, among the Registrant, SmartKem Limited and the shareholders of SmartKem Limited
3.3	Amended and Restated Certificate of Incorporation of the Registrant
3.4	Amended and Restated Bylaws of the Registrant, as currently in effect
4.1 *	Form of Registration Rights Agreement
4.2	Form of Pre-Funded Warrant
4.3	Form of Placement Agent Warrant
10.1 *	Engagement Letter, dated December 15, 2020, by and between GP Nurmenkari Inc. and SmartKem Limited
10.2 #	2021 Equity Incentive Plan
10.3 #	U.K. Tax Advantaged Sub-Plan
10.4	Form of Lock-Up Agreement
10.5 *	Form of Subscription Agreement
10.6 #	Employment Agreement, dated as of February 23, 2021, by and between the Registrant and Ian Jenks
10.7 #	Employment Agreement, dated as of February 23, 2021, by and between SmartKem Limited and Robert Bahns
10.8 #	Employment Agreement, dated as of February 23, 2021, by and between SmartKem Limited and Simon Ogier
10.9 #	Consultancy Agreement, dated as of February 23, 2021, by and between SmartKem Limited and B Brown Consultants Ltd.
10.10 †	Licence of Office Space, dated September 16, 2020, by and between SmartKem Limited and CPI Innovation Services Limited
10.11 †	Licence of Office Space, dated April 21, 2020, by and between SmartKem Limited and CPI Innovation Services Limited
10.12*†	Lease of The Whole of the 8th Floor, Hexagon Tower, Manchester, M9 8GP, dated April 16, 2019, between AG Hexagon BV and SmartKem Limited.
10.13 †	Framework Services Agreement, dated February 23, 2021, by and between SmartKem Limited and CPI Innovation Services Limited
10.14	Facility Agreement, dated January 26, 2021, by and between SmartKem Limited and FRCF 2 Limited
10.15	Debenture Agreement, dated January 26, 2021, by and between SmartKem Limited and FRCF 2 Limited

10.16	Form of Director and Officer Indemnification Agreement
10.17	Form of Pre-Exchange Indemnity Agreement
10.18	Letter Agreement, dated as of February 23, 2021, among the Registrant and Octopus Titan VCT plc and certain related parties
16.1	Letter from Raich Ende Malter & Co. LLP as to the change in certifying accountant, dated as of February 23, 2021
16.2	Letter from Grant Thornton LLP as to the change in certifying accountant, dated as of February 23, 2021
16.3	Letter from Mercer & Hole as to the change in certifying accountant, dated as of February 23, 2021
99.1	Consolidated financial statements as of and for the years ended December 31, 2020 and 2019
99.2	Pro forma financial information as of December 31, 2020 and for the year ended December 31, 2020

* Annexes, schedules and/or exhibits have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

# Indicates management contract or compensatory plan.

† Portions of the exhibit, marked by brackets, have been omitted because the omitted information (i) is not material and (ii) would likely cause competitive harm if publicly disclosed. The Registrant hereby undertakes to furnish supplementally a copy of any of the omitted schedules and exhibits to the SEC on a confidential basis upon request.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SMARTKEM, INC.

Dated: February 24, 2021	By:	/s/ Ian Jenks
Ian Jenks
Chief Executive Officer